   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PROVANT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            8742                           04-3395167
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                       67 BATTERYMARCH STREET, SUITE 500
                                BOSTON, MA 02110
                                 (617) 261-1600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                PAUL M. VERROCHI
                                 PROVANT, INC.
                       67 BATTERYMARCH STREET, SUITE 500
                                BOSTON, MA 02110
                                 (617) 261-1600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

          CONSTANTINE ALEXANDER, ESQUIRE                        KEITH F. HIGGINS, ESQUIRE
             JAMES E. DAWSON, ESQUIRE                                 ROPES & GRAY
           NUTTER MCCLENNEN & FISH, LLP                          ONE INTERNATIONAL PLACE
              ONE INTERNATIONAL PLACE                               BOSTON, MA 02110
                 BOSTON, MA 02110                               TELEPHONE: (617) 951-7000
             TELEPHONE: (617) 439-2000                          FACSIMILE: (617) 951-7050
             FACSIMILE: (617) 973-9748

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                         OFFERING PRICE       AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE           PER            OFFERING          AMOUNT OF
          TO BE REGISTERED              REGISTERED(1)       SHARE(2)          PRICE(2)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock (par value $.01 per
  share).............................     2,990,000          $13.00          $38,870,000         $11,467
=============================================================================================================

(1) Includes 390,000 shares that the Underwriters have the option to purchase to cover over-allotments.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1998

                                2,600,000 SHARES

                                 PROVANT, INC.

                                  COMMON STOCK

     All of the 2,600,000 shares of Common Stock offered hereby are being sold by Provant, Inc.

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application will be made to list the Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "POV."

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.

================================================================================================
                                        Price to           Underwriting         Proceeds to
                                         Public            Discount (1)         Company (2)
------------------------------------------------------------------------------------------------
Per Share.........................       $                   $                    $
Total (3).........................       $                   $                    $
================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $2,750,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 390,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $          , the Underwriting Discount will
    total $          and the Proceeds to Company will total $          . See
    "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of NationsBanc Montgomery Securities LLC on or about
  , 1998.

                            ------------------------

NationsBanc Montgomery Securities LLC

                            Salomon Smith Barney
                                                   Piper Jaffray Inc.

                                             , 1998

                                  [MAP/PHOTO]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     Simultaneous with and as a condition to the consummation of the Offering made by this Prospectus, Provant, Inc. will acquire in separate combination transactions (collectively, the "Combination") seven providers of training and development services and products (each, a "Founding Company," and collectively, the "Founding Companies"). See "Combination." Unless otherwise indicated, all references to the "Company" herein mean Provant, Inc. and the Founding Companies, and references to "Provant" mean Provant, Inc. and its wholly-owned subsidiaries prior to the consummation of the Combination. Investors should carefully consider the information set forth under the heading "Risk Factors."

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all share, per share and financial information in this
Prospectus: (a) has been adjusted to give effect to the Combination (excluding the issuance of up to 1,325,000 shares of Common Stock as Additional Consideration (as defined herein) for six of the Founding Companies and the payment in Common Stock and cash of the Star Contingent Consideration (as defined herein) for the seventh Founding Company), (b) assumes an initial public offering price of $12.00 per share, (c) gives effect to a stock dividend (assumed to be 871.5263-for-1) that will be declared by Provant prior to the consummation of the Offering and (d) assumes no exercise of the Underwriters' over-allotment option; and (ii) unless otherwise noted, all references to fiscal years mean the Company's or a Founding Company's fiscal year ending on June 30 in the same calendar year (e.g., "fiscal 1997" means the fiscal year ended June 30, 1997).

                                  THE COMPANY

     The Company provides a broad range of training and development services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. The Company's services and products are designed to increase the productivity of organizations by improving employee selection, recruitment and retention; enhancing employee work skills; developing employee management and leadership skills; and facilitating organizational assessment, direction and change. The Company offers both customized and "off-the-shelf" services and products that are designed to provide measurable improvements in employee performance and productivity. The Company delivers its services and products through multiple delivery methods, including instructor-led classroom training and seminars, certification of client employees as instructors ("train-the-trainer"), interactive multimedia software (such as CD-ROM) and distance-based media (such as video conferencing, intranets and the Internet). The seven Founding Companies are recognized leaders in their respective fields and have developed a wide range of services and products, a substantial knowledge base created from years of research and development, and a well-established client base. The Company's objective is to become a leading single source provider of high-quality training and development services and products that are distributed through multiple delivery methods.

     The Company provided training and development services and products to more than 1,700 companies and 75 government entities in fiscal 1997, including Abbott Laboratories, Bank of America, Conoco, Inc., Eli Lilly and Company, Federal Express, Federated Department Stores, Inc., Hewlett-Packard Company, J.P. Morgan & Co., Incorporated, Metropolitan Life Insurance Company, Mobil Corporation, the Department of Defense, the Immigration and Naturalization Service and the Internal Revenue Service. During this period, the Company generated revenues of more than $100,000 from each of 75 different corporate clients and from over 15 different federal government entities. For fiscal 1997, the Company had pro forma revenue of $68.8 million and pro forma income from operations of $8.0 million. From fiscal 1995 through fiscal 1997, the combined revenue of the Founding Companies grew at a compound annual rate of 21.8%.

     The corporate and government training and development market is large and growing. According to Training Magazine, domestic corporations with over 100 employees budgeted approximately $58.6 billion on training in 1997, compared to approximately $45.0 billion in 1992, representing a compound annual growth rate of approximately 5.4%. The size of and growth in the federal government market can be seen in the Department of Defense's training and development budget, which for its 1997 fiscal year was approximately $23.9 billion, compared to approximately $18.0 billion in its 1992 fiscal year, representing a compound annual growth rate of approximately 5.8%. The portion of the market devoted to external training is increasing, as corporations and government agencies focus on their core competencies, shift fixed training costs to variable costs, and obtain training and development services, products, technology and expertise that may not be available internally. The Company believes that corporations and government entities seek external providers that can meet their overall training and development needs by: (i) providing a broad range of high-quality services and products in both customized and off-the-shelf formats; (ii) delivering training through multiple delivery methods capable of reaching large and geographically dispersed work forces; and (iii) utilizing the most current technology available.

     The Company intends to capitalize on these industry trends and enhance its position as a leading provider of training and development services and products by pursuing a multi-faceted growth strategy. The Company intends to seek internal growth by: (i) capitalizing on cross-selling opportunities among the Founding Companies; (ii) implementing an aggressive sales and marketing strategy; (iii) expanding its service and product offerings; and (iv) leveraging investments in technology and deploying leading technologies. In addition, the Company intends to pursue strategic acquisitions of providers of training and development services and products in order to expand its service and product offerings, delivery methods and client base. The Company believes that its senior management team, particularly Paul M. Verrochi, its Chairman and Chief Executive Officer and co-founder and former Chairman of American Medical Response, Inc., and John H. Zenger, its President and former Chairman of Times Mirror Training Group, the nation's largest group of training companies, will provide the Company with a competitive advantage in implementing its growth strategy.

     Provant is a Delaware corporation. Its principal executive offices are located at 67 Batterymarch Street, Suite 500, Boston, Massachusetts 02110. Its telephone number is (617) 261-1600.

                                  THE OFFERING

Common Stock offered by the Company.........    2,600,000 shares

Common Stock to be outstanding after the
Offering....................................    9,405,605 shares (1)

Use of proceeds.............................    To pay the cash portion of the
                                                purchase price for the Founding
                                                Companies and to repay certain
                                                indebtedness. See "Use of
                                                Proceeds."

Proposed NYSE Symbol........................    POV
---------------
(1) Includes 3,826,815 shares of Common Stock to be issued to the stockholders of the Founding Companies in connection with the Combination. Excludes: (i) up to an aggregate of 1,325,000 shares of Common Stock that may be issued as Additional Consideration to the stockholders of six of the Founding Companies (assuming an initial public offering price of $12.00 per share) as well as shares of Common Stock that may be issued as Star Contingent Consideration; (ii) 1,100,000 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan (of which options to purchase 833,464 shares will be outstanding upon the consummation of the Offering at an exercise price per share equal to the initial public offering price);
    (iii) 100,000 shares of Common Stock reserved for issuance under the Company's Stock Plan for Non-Employee Directors (of which no options will be outstanding upon the consummation of the Offering); (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan; (v) 10,000 shares of Common Stock reserved for issuance upon the exercise of an outstanding option having an exercise price of $5.00 per share; and (vi) an aggregate of 793,656 shares of Common Stock reserved for issuance upon the exercise of warrants granted to two of the Company's executive officers, as more fully described under "Certain
    Transactions -- Other Transactions; American Business Partners LLC."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Provant has conducted operations to date only in connection with the Combination and the Offering, and will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Provant has been designated as the accounting acquiror. The following table presents summary pro forma combined financial data of the Company, as adjusted for: (i) the consummation of the Combination; (ii) certain pro forma adjustments to the historical financial statements of the Founding Companies; and (iii) the consummation of the Offering and the application of the net proceeds. See the Company's Unaudited Pro Forma Combined Financial Statements, each of the Founding Companies' financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                     PRO FORMA COMBINED (1)
                                                               -----------------------------------
                                                                YEAR ENDED
                                                                 JUNE 30,       THREE MONTHS ENDED
                                                                   1997         SEPTEMBER 30, 1997
                                                               ------------     ------------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................   $   68,846          $   17,738
  Cost of revenue............................................       30,967               8,056
                                                                   -------             -------
  Gross profit...............................................       37,879               9,682
  Selling, general and administrative expenses (2)...........       28,663               8,319
  Goodwill amortization (3)..................................        1,226                 307
                                                                   -------             -------
  Income from operations.....................................        7,990               1,056
  Interest and other income (expense), net...................          (73)                 23
                                                                   -------             -------
  Income before income taxes.................................        7,917               1,079
  Provision for income taxes (4).............................        3,703                 558
                                                                   -------             -------
  Net income.................................................   $    4,214          $      521
                                                                   =======             =======
  Net income per share.......................................   $     0.45          $     0.06
                                                                   =======             =======
  Shares used in computing net income per share (5)..........    9,405,605           9,405,605

                                                                       SEPTEMBER 30, 1997
                                                               -----------------------------------
                                                                PRO FORMA
                                                               COMBINED (6)      AS ADJUSTED (7)
                                                               ------------     ------------------
BALANCE SHEET DATA:
  Working capital (8)........................................    $(14,357)           $ 11,209
  Total assets...............................................      75,095              74,738
  Long-term debt, net of current maturities..................       1,481               1,481
  Stockholders' equity.......................................      36,523              62,089

---------------
(1) The pro forma combined statement of operations data assumes that the Combination and the Offering were consummated on July 1, 1996, and is not necessarily indicative of the results the Company would have obtained if these events actually then occurred or of the Company's future results. The pro forma combined statement of operations data is based on preliminary estimates, available information and assumptions that management deems appropriate, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) Reflects pro forma adjustments to salary, bonuses and benefits paid to certain of the owners of the Founding Companies to which they have agreed prospectively (the "Compensation Differential"). For the year ended June 30, 1997 and the three months ended September 30, 1997, the Compensation Differential was approximately $4.8 million and $1.3 million, respectively.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Assumes that all income is subject to an effective corporate income tax rate of 40%, and all goodwill from the Combination is non-deductible.

(5) Assumes an initial public offering price of $12.00 per share. Consists of:
    (i) 3,826,815 shares to be issued to the stockholders of the Founding Companies (without giving effect to the issuance of Additional Consideration or the Star Contingent Consideration); (ii) 2,978,790 shares held by the management and founders of Provant; and (iii) 2,600,000 shares to be sold in the Offering.

(6) The pro forma combined balance sheet data assumes that the Combination was consummated on September 30, 1997. The pro forma combined balance sheet data is based upon preliminary estimates, available information and assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(7) Adjusted for the sale of 2,600,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds."

(8) The pro forma combined data gives effect to $22.5 million representing the cash portion of the consideration for the Combination to be paid from a portion of the net proceeds of the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies on a historical (and, with respect to Star, consolidated) basis for the periods indicated. (See "Combination" for the complete name of each Founding Company.) Three of the Founding Companies, J. Howard, LSS and Star, historically operated with fiscal years ending on dates other than June 30. For purposes of the table below, their operating results have been recast to reflect a June 30 fiscal year end, although they have been derived from financial statements prepared on the same basis as the audited financial statements. As a result of this presentation, the operating results for these three companies do not conform with their audited financial statements contained elsewhere in this Prospectus.

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                        YEARS ENDED JUNE 30,        SEPTEMBER 30,
                                                     ---------------------------   ---------------
                                                      1995      1996      1997      1996     1997
                                                     -------   -------   -------   ------   ------
BTI:
  Revenue..........................................  $ 3,803   $ 5,685   $ 7,096   $1,712   $1,977
  Gross profit.....................................    2,754     4,190     5,608    1,325    1,592
  Income from operations...........................      439       142       497      356      286
  Pro forma income from operations (1).............      350       705     1,439      356      623
DECKER:
  Revenue..........................................  $ 8,550   $ 8,620   $ 8,410   $1,930   $2,585
  Gross profit.....................................    6,131     5,965     6,135    1,381    1,925
  Income from operations...........................      461       249       514      120      262
  Pro forma income from operations (1).............      653       441       854      180      372
J. HOWARD:
  Revenue..........................................  $ 5,444   $ 7,388   $ 7,317   $1,861   $1,917
  Gross profit.....................................    3,646     5,084     5,157    1,275    1,256
  Income from operations...........................      519       720       602      459       57
  Pro forma income from operations (1).............      701     1,265     1,548      518      242
LSS (2):
  Revenue..........................................  $ 2,983   $ 4,233   $ 5,599   $1,136   $1,050
  Gross profit.....................................    1,903     2,549     3,671      755      541
  Income (loss) from operations....................      209       381       610      168      (48)
  Pro forma income from operations (1).............      573       940     1,928      381       75
MOHR:
  Revenue..........................................  $ 1,459   $ 2,171   $ 3,015   $  554   $  556
  Gross profit.....................................    1,288     1,494     2,190      367      352
  Income (loss) from operations....................      (26)      343       445      (16)    (210)
  Pro forma income (loss) from operations (1)......       47       487       779       44     (105)
NOVATIONS:
  Revenue..........................................  $ 7,175   $ 9,039   $ 9,018   $2,167   $2,464
  Gross profit.....................................    3,290     4,306     4,179    1,050    1,267
  Income from operations...........................      123       212       864      227      179
  Pro forma income from operations (1).............    1,331     1,683     1,525      401      554
STAR:
  Revenue..........................................  $11,875   $14,361   $20,790   $4,931   $5,770
  Gross profit.....................................    4,507     5,704     8,188    2,431    2,386
  Income from operations...........................    1,286       292     1,127      711      496
  Pro forma income from operations (1).............    1,116       696     1,368      787      541

---------
(1) Reflects adjustments to the compensation of certain executives of the Founding Company to reflect the portion of the Compensation Differential attributable to such company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes 1995 data for LSS for the 12 months ended August 31, 1995.

                                  RISK FACTORS

     The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and other factors discussed elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     Provant has conducted no operations and generated no revenues to date. Provant has entered into definitive agreements to acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. To date, the Founding Companies have operated independently of one another. Currently, the Company has no centralized financial reporting system and initially will rely on the existing reporting systems of the Founding Companies. The Company's senior management group has been assembled only recently, and there can be no assurance that this group will be successful in managing the combined operations of the Founding Companies or in implementing the Company's business and growth strategies. Any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     The Founding Companies offer different services and products, use different capabilities and technologies, target different clients and have different management styles. Although the Company believes that there are substantial opportunities to cross-market and integrate the Founding Companies' businesses, these differences increase the risk inherent in integration. There can be no assurance that the Company will be able to integrate successfully the operations of the Founding Companies or institute the necessary Company-wide systems and procedures to manage successfully the combined enterprise on a profitable basis. The Company intends to operate the Founding Companies and subsequently acquired businesses on a decentralized basis. If proper overall business incentives and controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices and the Company's overall profitability could be adversely affected. The failure of the Company to integrate successfully the operations of the Founding Companies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Business Strategy."

RISKS RELATED TO INTERNAL GROWTH STRATEGY

     The central objective of the Company's growth strategy is to increase the revenues and profitability of the Founding Companies. One of the key components of this strategy is to cross-sell the services and products of each Founding Company to other clients of the Company. There can be no assurance that the Company will be able to expand its sales of services and products to its existing clients and those of any subsequently acquired businesses. The Company's growth strategy of broadening its service and product offerings, implementing an aggressive marketing plan, pursuing strategic acquisitions and deploying leading technologies has inherent risks and uncertainties. There can be no assurance that the Company's growth strategy will be successful or that the Company will be able to generate cash flow sufficient to fund its operations and to support internal growth. The Company's inability to achieve internal earnings growth or otherwise execute its growth strategy could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company intends to increase its revenues and its service and product offerings in part through the acquisition of additional providers of training and development services and products. There can be no assurance that the Company will be able to identify and acquire additional businesses or integrate and manage any acquired businesses without substantial costs, delays or other operational or financial problems. Certain risks inherent in an acquisition strategy, such as potentially increasing leverage and debt service requirements, difficulties associated with combining disparate business systems and cultures, and the failure to retain key personnel, could adversely affect the Company's operating results. The process of integrating acquired companies may involve unforeseen difficulties and require a disproportionate amount of management's attention and financial and other resources. Moreover, increased competition for acquisition candidates may develop, in which event fewer acquisition opportunities may be available to the Company and acquisition costs may increase. There can be no assurance that any business acquired in the future will achieve anticipated revenues and earnings. In addition, the size, timing and integration of acquisitions may cause substantial fluctuations in the Company's operating results from quarter to quarter. The inability of the Company to acquire, integrate and manage successfully providers of training and development services and products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. The Company expects to spend significant time and effort in expanding its existing business and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management can be identified and retained by the Company. The inability of the Company to manage its growth or recruit and retain additional qualified management could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy" and "Management."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations will depend on the continuing efforts of its executive officers and the senior management of the Founding Companies. In particular, the Company will depend on: Paul M. Verrochi, Chairman and Chief Executive Officer; John H. Zenger, President; and Dominic J. Puopolo, Executive Vice President and Chief Financial Officer. In addition, the Company relies on many of the executives of the Founding Companies, whose reputations and client relationships have contributed in large part to those companies' success. While the Company will enter into employment agreements with most of these individuals, there can be no assurance that the Company will be able to retain the services of any of them. A loss of the services of any of these individuals following the Offering, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL

     A significant portion of the Company's revenue is derived from services and products that are delivered by instructors and consultants. The Company's success depends upon its ability to continue to attract and retain instructors and consultants who possess the skills and experience required to meet the staffing needs of its clients. In order to initiate and develop client relationships and execute its growth strategy, the Company must maintain and continue to hire qualified salespeople. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers, and any failure to attract or retain qualified instructors, consultants and salespeople in sufficient numbers could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH CHANGING ECONOMIC CONDITIONS

     The Company's revenues and profitability are related to general levels of economic activity and employment in the United States. As a result, any significant economic downturn or recession in the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

     The Founding Companies have experienced and expect to continue to experience fluctuations in quarterly operating results. Results for any quarter therefore are not necessarily indicative of the results that the Company may achieve for any subsequent quarter or a full fiscal year. Quarterly results may vary materially as a result of, among other factors, the level of training and development services and products sold, the gain or loss of material client relationships, the timing, structure and magnitude of acquisitions, or the utilization rates of the Company's salaried trainers, consultants and certain other employees. The timing or completion of client engagements or custom services and products also could result in fluctuations in the Company's results of operations for particular quarterly periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON FEDERAL GOVERNMENT CONTRACTING

     Approximately 31% of the Company's pro forma revenue in fiscal 1997 was generated from services and products provided to over 75 federal government entities. A general reduction in expenditures by the federal government for training and development, a Congressional budget impasse, a reduction or elimination of the use of third party contractors by the federal government, or an inability of the Company to maintain its relationship with these government entities could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the government typically shares equally in the ownership of courseware and materials that the Company develops with government funds, and may share such courseware or materials with other entities including the Company's competitors. Risks unique to contracts with federal government entities including potential government audits and retroactive downward repricing of sales could, if realized, have a material adverse effect on the Company's business, financial condition and results of operations.

     Some of the Company's contracts require a security clearance from the federal government. Foreign beneficial ownership of Common Stock following the Offering in excess of 5% of outstanding amounts may require the Company to place restrictions on foreign ownership, control, or influence over these contracts. If the government deems such controls to be inadequate to prevent foreign control or influence and terminates the classified contracts, there could be a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY

     The Company regards many of its training and development services and products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark, service mark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Notwithstanding the foregoing, a third party or parties could copy or otherwise obtain and use the Company's products in an unauthorized manner or use these products to develop training and development processes that are substantially similar to those of the Company. The Company's products generally do not include any mechanisms to prohibit or prevent unauthorized use by third parties. If substantial unauthorized use of the Company's products were to occur, there could be a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar training products and delivery methods. Additionally, there can be no assurance that third parties will not claim that the Company's current or future products or services infringe on the proprietary rights of others. The Company expects that it will be increasingly subject to such claims as the number of products and competitors increases in the future. Any such claim could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

TECHNOLOGICAL RISK

     Traditionally, most of the Company's training and development services and products have been delivered through instructors, written materials or video. The Company intends to deliver many of its training and development services and products, including certain services and products previously delivered in "traditional" formats, via interactive multimedia software (such as CD-ROM) and distance-based media (such as video conferencing, intranets and the Internet). There can be no assurance that the Company will be successful in marketing its services and products in multimedia software and distance-based media formats, nor can there be assurance that services and products delivered in the newer formats will provide comparable training results. In addition, there can be no assurance that any successful expansion of the methods of distribution of the Company's services and products will not be rendered moot by subsequent technological advances. Finally, adding new distribution channels for its services and products may entail significant costs. The inability of the Company to develop new distribution channels due to capital, personnel, technological or other constraints could result in a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

RISKS RELATED TO ACQUISITION FINANCING

     The Company may choose to finance future acquisitions by issuing shares of Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates otherwise are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company might not be able to utilize Common Stock as consideration for acquisitions and would be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it could obtain additional capital through debt or equity financings. The inability of the Company to use its Common Stock as consideration for future acquisitions or to obtain additional financing for acquisitions could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that future issuances of Common Stock in connection with acquisitions will not be dilutive to the Company's stockholders.

INDEPENDENT CONTRACTOR STATUS

     The Company uses many contract instructors who are not employees of the Company. As a result, the Company does not pay federal employment taxes or withhold income taxes on behalf of such individuals, or include them in its employee benefit plans. If state or federal taxing authorities were to require the Company to treat some or all of its contract instructors as employees, the Company would become responsible for the taxes required to be paid or withheld and could incur additional costs associated with employee benefits and other employee costs on both a current and retroactive basis. The aggregate impact of such costs could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Independent Contractors."

COMPETITION

     The training and development industry is highly fragmented and competitive, with low barriers to entry and no single competitor accounting for a significant market share. The Company's competitors include several large publicly traded and privately held companies, and thousands of small privately held training providers and individuals. In addition, many of the Company's clients maintain internal training departments. Some of the Company's competitors offer services and products that are similar to those of the Company at lower prices, and some competitors have significantly greater financial, managerial, technical, marketing and other resources than the Company. Moreover, the Company expects that it will face additional competition from new entrants into the training and development market due, in part, to the evolving nature of the market and the relatively low barriers to entry. There can be no assurance that the Company will be successful against such competition. See "Business -- Competition."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     Upon completion of the Offering, the Company's directors and executive officers, together with their affiliates, will beneficially own approximately 47.3% of the Company's outstanding shares of Common Stock (approximately 45.4% if the Underwriters exercise their over-allotment option in full). As a result, these stockholders, if they were to act together, would have the ability as a practical matter to determine the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of substantially all of the Company's assets, regardless of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders."

POSSIBLE FUTURE SALES OF SHARES

     Sales of substantial amounts of Common Stock in the public market after the Offering under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to effect acquisitions using shares of its Common Stock. The shares of Common Stock outstanding prior to the Offering and the shares to be issued in the Combination will be "restricted securities" within the meaning of Rule 144. Unless the resale of the shares is registered under the Securities Act, these shares may not be sold in the open market until after the first anniversary of the transaction in which they were acquired, and then only in compliance with the applicable requirements of Rule 144. See "Shares Eligible for Future Sale." Notwithstanding their right under the Securities Act to sell shares pursuant to Rule 144, the stockholders of the Founding Companies and the holders of Provant's Common Stock prior to the Combination and the Offering have agreed with the Company to certain transfer restrictions for a two-year period following the Offering on the Common Stock held by them as of the closing of the Offering and on the Common Stock that may be purchased by them under options and warrants outstanding as of the closing of the Offering. See "Certain Transactions -- Organization of the Company" and "-- Other Transactions Involving Officers and Directors."

     The Company, the holders of all shares outstanding prior to the Offering and all stockholders of the Founding Companies have agreed with the Representatives of the Underwriters not to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the written consent of the Representatives, except for: (i) in the case of the Company, the grant of options under the Company's benefit plans or in connection with acquisitions and (ii) in the case of all such holders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. See "Shares Eligible for Future Sale" and "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by the Chairman of the Board or President of the Company or by the Board of Directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences and issue up to 5,000,000 shares of Preferred Stock. These provisions and other provisions of the Certificate of Incorporation and By-laws may have the effect of deterring unsolicited acquisition proposals or hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium over the then current market price for their shares of Common Stock. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. The Company also is subject to
Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or the training and development industry in particular, or unfavorable publicity affecting the Company or the industry. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. Any such fluctuations following completion of the Offering may adversely affect the prevailing market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $10.61 per share, and may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

ABSENCE OF DIVIDENDS

     Provant has never paid dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future. Declarations of dividends on the Common Stock will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions. The Company anticipates that any future credit facility that it may obtain will prohibit dividend payments. See "Dividend Policy."

                                  COMBINATION

     Provant's objective is to become a leading provider of training and development services and products. Although Provant has conducted no operations to date, it has entered into agreements to acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. For a description of the transactions pursuant to which the Founding Companies will be acquired by Provant, see "Certain Transactions -- Organization of the Company."

THE FOUNDING COMPANIES

     The seven Founding Companies are recognized leaders in their respective fields and have developed a broad array of services and products, a substantial knowledge base created from years of research and development, and a well-established client base. Set forth below is a brief description of each of the Founding Companies.

     Behavioral Technology, Inc.: Behavioral Technology, Inc. ("BTI") was founded by Paul C. Green, Ph.D. in 1978. BTI helps clients improve employee selection and provides managers with a methodology for assessing strengths and weaknesses of current employees. BTI trains clients to use candidates' and employees' past actions both as indicators of future performance and as a basis for discussion regarding improvement in performance. BTI's training services are delivered through instructor-led training and train-the-trainer programs. The company's lead product, Behavioral Interviewing(R), accounted for approximately 90% of the company's revenue in fiscal 1997. Dr. Green is credited with developing the concepts behind behavioral-based interviewing and is widely acknowledged as a leader in the field. BTI's clients include Hewlett-Packard Company, Federal Express and Royal Bank of Canada. BTI is headquartered in Memphis, Tennessee. In its most recent fiscal year, BTI generated revenue of approximately $7.1 million.

     Decker Communications, Inc.: Decker Communications, Inc. ("Decker") was founded by Bert Decker in 1979. Decker provides training to improve employees' business communication skills and communications between management and employees. Decker's services range from helping senior management to communicate corporate change to working with employees to improve the effectiveness of their communication skills. Decker's training services are delivered primarily through instructor-led workshops, some of which are tailored to meet specific client objectives. Decker's flagship program, Effective Communicating(TM), and its custom versions of the same product, accounted for approximately 84% of the company's revenue in fiscal 1997. Decker's clients include Bank of America, Coopers & Lybrand L.L.P. and Hewlett-Packard Company. Decker is located in San Francisco, California and has regional offices in New York, Los Angeles and Chicago. In its most recent fiscal year, Decker generated revenue of approximately $8.4 million.

     J. Howard & Associates, Inc.: J. Howard & Associates, Inc. ("J. Howard") was founded by Jeffrey P. Howard, Ph.D. in 1977. Marc S. Wallace joined the company in 1986, and became its President in 1991. J. Howard assists clients in identifying and addressing potential obstacles to improving workplace productivity, including race and gender issues, sexual harassment and failure of employees to take measured risks. J. Howard's training services are delivered primarily through instructor-led seminars that incorporate small and large group discussions and self-assessment and skills-building exercises. The company's lead product, Managing Inclusion, which accounted for approximately 57% of the company's revenue in its fiscal year ended December 31, 1996, is a two-day program designed to help individual managers and client companies understand the ways in which diversity in the work force contributes to the productivity of an organization. Other related programs include Risk Taking for Professional Development, Efficacy for Professionals of Color, Efficacy for Women and Exploring Diversity. J. Howard's clients include Bank of America, J.P. Morgan & Co. Incorporated and Northwest Airlines, Inc. J. Howard is located in Lexington, Massachusetts. In its fiscal year ended December 31, 1996, J. Howard generated revenue of approximately $7.1 million.

     Learning Systems Sciences: Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences ("LSS"), was founded in 1979 by Robert A. Steinmetz, Ph.D. In 1990 John F. King joined the company as President and a 50% stockholder. LSS designs custom training products primarily for retailers using multimedia, computer-based formats. LSS's products are designed to facilitate faster learning of customer interface devices and higher productivity of retail associates. LSS's training products are delivered primarily through interactive multimedia software and distance-based media. LSS's clients include Federated Department Stores, Inc., J.C. Penney Company, Inc. and The Kroger Co. LSS is located in North Hollywood, California. In its fiscal year ended December 31, 1996, LSS generated revenue of approximately $5.1 million.

     MOHR Retail Learning Systems, Inc.: MOHR Retail Learning Systems, Inc. ("MOHR") was the retail training division of MOHR Development, Inc. from 1981 to 1991, when the division was purchased by Michael Patrick and one of the division's founders, Herb Cohen. MOHR's services and products are designed to help clients in the retail industry improve productivity by fostering a customer-oriented focus at the sales management and sales associate levels. MOHR offers its services and products through train-the-trainer seminars and by licensing its text-based and video-based materials to its clients. MOHR's Retail Management Series III and Creating Loyal Customers programs, which together accounted for more than 60% of the company's revenue in fiscal 1997, utilize well-established learning designs, instructional systems and feedback mechanisms to train clients' employees to provide superior customer service. In addition, the company's Bottom-Line Buying Plus program provides negotiation skills training for buyers at retail organizations. MOHR's clients include Eckerd Corporation, Victoria's Secret Stores and The Sports Authority, Inc. MOHR is headquartered in Ridgewood, New Jersey. In its most recent fiscal year, MOHR generated revenue of approximately $3.0 million.

     Novations Group, Inc.: Novations Group, Inc. ("Novations") was founded in 1986 by Norman Smallwood, Jonathan Younger, Joe Folkman and Randy Stott. Joe Hanson joined the company as a Managing Director in 1989. Novations assists clients in, among other things, clarifying and communicating their business strategies and re-designing their organizations and business processes. Novations also provides its clients with a variety of organizational assessment tools that are designed to gather and analyze feedback on either an organizational or individual basis and to initiate change in response to such feedback. In its most recent fiscal year, approximately 60% of Novations' revenue was derived from strategic consulting services provided to organizations in industries such as the petrochemical, financial services, consumer products, transportation and telecommunications industries. The balance of the company's revenue resulted from sales to clients of organizational assessment tools including the Organizational Analysis Survey, the Strategic Alignment Survey, Total Quality Survey, Customer Service Survey and Leadership and Managerial Profiles. Novations' clients include Eli Lilly and Company, Motorola, Inc. and Yellow Corporation. Novations is headquartered in Provo, Utah, and has offices in New York and Dallas. In its most recent fiscal year, Novations generated revenue of approximately $9.0 million.

     Star Mountain, Inc.: Star Mountain, Inc. (together with its subsidiaries, "Star") was founded by A. Carl von Sternberg in 1987. Star's core business consists of providing customized training services and products to individuals within federal, state and local government entities and corporations. In addition, Star provides a limited amount of computer network design, sales, installation and support, and computer network security research and development. Star delivers its training courseware to clients in a variety of formats (including written materials and interactive multimedia software), but typically does not directly train its clients. Approximately 32% of Star's revenue in its fiscal year ended December 31, 1996 was derived from the United States Department of Defense, 43% from other federal entities, 1% from state and local government entities, and the remainder from corporations. In addition to the Department of Defense, Star's largest government clients include the Internal Revenue Service and the Immigration and Naturalization Service. Star is headquartered in Alexandria, Virginia and has 17 branch offices located throughout the United States. In its fiscal year ended December 31, 1996, Star generated revenue of approximately $16.3 million. In addition, Star acquired three businesses since September 1996 that, had they been acquired on January 1, 1996, would have contributed an additional $8.5 million to Star's revenue in the 1996 calendar year.

MERGER CONSIDERATION

     The aggregate consideration to be paid by Provant at the closing of the Combination is $68.4 million, consisting of $22.5 million in cash (representing approximately 85.5% of the net proceeds of the Offering) and 3,826,815 shares of Common Stock (assuming an initial public offering price of $12.00 per share). If the initial public offering price is other than $12.00 per share, the number of shares issued to the former stockholders of the Founding Companies will be increased or decreased so that such stockholders receive an aggregate of $45.9 million of Common Stock valued at the initial public offering price. However, the total number of shares of Common Stock outstanding following the Combination will not vary as a result of an initial public offering price of other than $12.00 per share because the size of the stock dividend that will be declared by Provant prior to the consummation of the Combination will increase as the initial offering price increases and decrease as the initial offering price decreases. As a result, upon the consummation of the Combination (but without giving effect to the Offering), there will be outstanding a total of 6,805,605 shares of Common Stock.

     In addition to the consideration described above, the former stockholders of six of the Founding Companies will be eligible to receive up to an aggregate of 1,325,000 additional shares of Common Stock (assuming an initial public offering price of $12.00 per share) (the "Additional Consideration") if specified levels of earnings before interest and taxes ("EBIT") are reached by their respective companies. In the case of the seventh Founding Company, Star, Provant has agreed to make a future payment in cash or shares of Common Stock based on Star's EBIT for fiscal 1999 (the "Star Contingent Consideration"). In connection with the Combination, the Company will repay approximately $2.9 million of indebtedness of the Founding Companies from the net proceeds of the Offering. The consideration to be paid by Provant for each Founding Company was determined by arm's length negotiations between Provant and representatives of each Founding Company and was based primarily on the pro forma EBIT of each Founding Company. Additional Consideration paid for a Founding Company and the Star Contingent Consideration represent, in effect, an upward adjustment in purchase price. For a more detailed description of these transactions, see "Certain Transactions -- Organization of the Company."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,600,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share), after deducting the estimated underwriting discount and estimated Offering expenses, are estimated to be approximately $26.3 million ($30.6 million if the Underwriters' over-allotment option is exercised in full). Of the net proceeds, approximately $22.5 million will be used to pay the cash portion of the purchase price for the Founding Companies. In addition, the Company currently intends to use approximately $2.9 million of the net proceeds to repay certain indebtedness of the Founding Companies assumed in connection with the Combination (which indebtedness bears interest at a weighted average interest rate of 9.0% and matures at various dates through February 2001). The Company also intends to use $750,000 to pay a fee due upon the closing of the Offering to a third party for information provided to Provant relating to the training and development industry.

     The Company intends to use approximately $193,000 to repay in part a note payable of the Company to Paul M. Verrochi and Dominic J. Puopolo. See "Certain Transactions -- Other Transactions; American Business Partners LLC." Of this amount, approximately $50,000 is attributable to expenses relating to the Offering. Pending the use of the net proceeds of the Offering for the purposes described above, the Company will invest such proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's future earnings, if any, the operating and financial condition of the Company, its capital requirements, general business conditions and any other factors the Board of Directors of the Company may consider. In addition, in the event that the Company is successful in obtaining a credit facility at any point in the future, it is likely that any such facility will include restrictions on the Company's ability to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the short-term debt, including the current maturities of long-term debt, and capitalization of the Company at September 30, 1997: (i) on a pro forma combined basis to give effect to the Combination, the increase in the Company's authorized shares of Common Stock, the authorization of a class of preferred stock and the declaration of a stock dividend; and (ii) as further adjusted to give effect to the issuance of the 2,600,000 shares of Common Stock offered hereby and the application of the estimated net proceeds. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                           SEPTEMBER 30, 1997
                                                                        -------------------------
                                                                         PRO FORMA
                                                                         COMBINED
                                                                            (1)       AS ADJUSTED
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)
Short-term debt, including current maturities of long-term debt (2)...    $ 2,980       $    80
                                                                           ======        ======
Long-term debt, less current maturities (2)...........................    $ 1,481       $ 1,481
Stockholders' Equity:
  Preferred Stock, $0.01 par value; 5,000,000 shares authorized, none
     issued or outstanding, pro forma and as adjusted.................         --            --
  Common Stock, $0.01 par value; 40,000,000 shares authorized,
     6,805,605 shares issued and outstanding, pro forma; and 9,405,605
     shares issued and outstanding, as adjusted (3)...................         38            64
  Additional paid-in capital..........................................     36,699        62,989
  Retained earnings...................................................       (214)         (964)
                                                                           ------        ------
     Total stockholders' equity.......................................     36,523        62,089
                                                                           ------        ------
          Total capitalization........................................    $38,004       $63,570
                                                                           ======        ======

---------------
(1) Combines the respective accounts of Provant and the Founding Companies at September 30, 1997 and gives effect to the reclassification of the Founding Companies' common stock as additional paid-in capital.

(2) For a description of the Company's debt, see the notes to the financial statements of each of the Founding Companies.

(3) Excludes: (i) up to an aggregate of 1,325,000 shares of Common Stock (assuming an initial public offering price of $12.00 per share) that may be issued as Additional Consideration to the former stockholders of six of the Founding Companies as well as shares of Common Stock that may be issued as Star Contingent Consideration; (ii) 1,100,000 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan (of which options to purchase 833,464 shares will be outstanding upon the consummation of the Offering at an exercise price per share equal to the Offering price); (iii) 100,000 shares of Common Stock reserved for issuance under the Company's Stock Plan for Non-Employee Directors (of which no options will be outstanding upon the consummation of the Offering); (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan; (v) 10,000 shares of Common Stock reserved for issuance upon the exercise of an outstanding option having an exercise price of $5.00 per share; and (vi) an aggregate of 793,656 shares of Common Stock reserved for issuance upon the exercise of warrants granted to certain of the Company's executive officers, as more fully described under "Certain Transactions -- Other Transactions; American Business Partners LLC."

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1997 was approximately $(12.5) million, or $(1.84) per share. Net tangible book value per share represents the book value of the Company's pro forma net tangible assets less total liabilities divided by the number of shares of Common Stock outstanding (after giving effect to the Combination). After giving effect to the sale by the Company of 2,600,000 shares of Common Stock in the Offering (after deducting the estimated underwriting discount and estimated Offering expenses) and the application of the net proceeds therefrom, the pro forma net tangible book value at September 30, 1997 would have been approximately $13.0 million, or $1.39 per share. This represents an immediate increase in pro forma net tangible book value per share of $3.23 to stockholders as of September 30, 1997, and an immediate dilution in pro forma net tangible book value per share of $10.61 to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:

    Assumed initial public offering price................................           $12.00
                                                                                    ------
      Pro forma net tangible book value per share before Offering........  $(1.84)
      Increase in pro forma net tangible book value per share
      attributable to new investors......................................    3.23
                                                                           ------
      Pro forma net tangible book value per share after Offering.........             1.39
                                                                                    ------
      Dilution per share to new investors................................           $10.61
                                                                                    ======

     The following table sets forth, on a pro forma basis to give effect to the Combination, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing stockholders and by investors purchasing shares of Common Stock offered hereby:

                                         SHARES PURCHASED                               AVERAGE
                                      ----------------------           TOTAL             PRICE
                                        NUMBER       PERCENT     CONSIDERATION (1)     PER SHARE
                                      ----------     -------     -----------------     ---------
        Existing stockholders.......   6,805,605       72.4%       $ (12,527,000)       $ (1.84)
        New investors...............   2,600,000       27.6           31,200,000          12.00
                                      ----------      -----         ------------
                  Total.............   9,405,605      100.0%       $  18,673,000
                                      ==========      =====         ============

---------------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before the Offering, adjusted to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Combination; and (ii) the payment of distributions estimated at approximately $1.4 million which certain of the Founding Companies are expected to make to their stockholders prior to the closing of the Combination. See "Use of Proceeds" and "Capitalization."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Provant will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial reporting purposes, Provant has been designated as the accounting acquiror. To date, Provant has conducted operations only in connection with the Combination and the Offering. As a result, Provant has generated no revenue. The following selected unaudited pro forma combined financial data present data for the Company, adjusted for:
(i) the consummation of the Combination; (ii) certain pro forma adjustments to the historical financial statements of the Founding Companies; and (iii) the consummation of the Offering and the application of the net proceeds. See the Company's Unaudited Pro Forma Combined Financial Statements, each of the Founding Companies' financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                      PRO FORMA COMBINED (1)
                                                              --------------------------------------
                                                               YEAR ENDED        THREE MONTHS ENDED
                                                              JUNE 30, 1997      SEPTEMBER 30, 1997
                                                              -------------     --------------------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................   $    68,846           $   17,738
Cost of revenue.............................................        30,967                8,056
                                                                   -------              -------
Gross profit................................................        37,879                9,682
Selling, general and administrative expenses (2)............        28,663                8,319
Goodwill amortization (3)...................................         1,226                  307
                                                                   -------              -------
Income from operations......................................         7,990                1,056
Interest and other income (expense), net....................           (73)                  23
                                                                   -------              -------
Income before provision for income taxes....................         7,917                1,079
Provision for income taxes (4)..............................         3,703                  558
                                                                   -------              -------
Net income..................................................   $     4,214           $      521
                                                                   =======              =======
Net income per share........................................   $      0.45           $     0.06
                                                                   =======              =======
Shares used in computing net income per share (5)...........     9,405,605            9,405,605

                                                                          SEPTEMBER 30, 1997
                                                                   --------------------------------
                                                                    PRO FORMA
                                                                   COMBINED (6)     AS ADJUSTED (7)
                                                                   ------------     ---------------
BALANCE SHEET DATA:
  Working capital (8)............................................    $(14,357)          $11,209
  Total assets...................................................      75,095            74,738
  Long-term debt, net of current maturities......................       1,481             1,481
  Stockholders' equity...........................................      36,523            62,089

---------------
(1) The pro forma combined statement of operations data assumes that the Combination and the Offering were consummated on July 1, 1996, and is not necessarily indicative of the results the Company would have obtained if these events actually then occurred or of the Company's future results. The pro forma combined statement of operations data is based on preliminary estimates, available information and assumptions that management deems appropriate, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) Reflects pro forma adjustments to salary, bonuses and benefits paid to certain of the owners of the Founding Companies for the Compensation Differential, which for the year ended June 30, 1997 and the three months ended September 30, 1997 was approximately $4.8 million and $1.3 million, respectively.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Assumes that all income is subject to an effective corporate income tax rate of 40%, and all goodwill from the Combination is non-deductible.

(5) Assumes an initial public offering price of $12.00 per share. Consists of:
    (i) 3,826,815 shares to be issued to the stockholders of the Founding Companies (without giving effect to the issuance of Additional Consideration or the Star Contingent Consideration); (ii) 2,978,790 shares held by the management and founders of Provant; and (iii) 2,600,000 shares to be sold in the Offering.

(6) The pro forma combined balance sheet data assumes that the Combination was consummated on September 30, 1997. The pro forma combined balance sheet data is based upon preliminary estimates, available information and assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(7) Adjusted for the sale of 2,600,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds."

(8) The pro forma combined data gives effect to $22.5 million representing the cash portion of the consideration for the Combination to be paid from a portion of the net proceeds of the Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless otherwise indicated or the context otherwise requires in this section, each reference to a year is to the Company's or a Founding Company's fiscal year which (with the exception of J. Howard, LSS and Star) ends on June 30 of the same calendar year (e.g., "1997" means the fiscal year ended June 30, 1997). The following discussion should be read in conjunction with the Company's Unaudited Pro Forma Combined Financial Statements and the Founding Companies' Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company provides a broad range of training and development services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. The Company's services and products are designed to increase the productivity of organizations by improving employee selection, recruitment and retention; enhancing employee work skills; developing employee management and leadership skills; and facilitating organizational assessment, direction and change. The Company offers both customized and off-the-shelf services and products that are designed to provide measurable improvements in employee performance and productivity. The Company delivers its services and products through multiple delivery methods, including instructor-led and train-the-trainer seminars, interactive multimedia software (such as CD-ROM) and distance-based media (such as video conferencing, intranets and the Internet).

     The Company receives revenue from five main areas: (i) instructor-led and train-the-trainer seminars; (ii) license fees; (iii) custom services and products; (iv) consulting services; and (v) off-the-shelf products. The Company recognizes revenue from instructor-led training and train-the-trainer seminars, usually on a participant basis, when the training is delivered. From its train-the-trainer arrangements, the Company also recognizes license fees on a per-participant basis when a certified client trainer delivers the Company's courses and materials to other employees of the client. The Company recognizes revenue from a site license at the time the license is granted. The Company generally recognizes revenue from its custom services and products based on the percentage-of-completion method. The Company recognizes revenue from fees for its consulting services, for which it charges an hourly or per diem rate, when the consulting is provided. The Company also recognizes revenue for its off-the-shelf products, such as books or videotapes, when the products are delivered.

     Cost of revenue primarily consists of: (i) salaries and benefits for the Company's instructors, consultants and course designers and costs of independent contractors; and (ii) the cost of developing, designing and producing training courses and materials, including materials costs. As a result, the Company's gross margins are affected by the number of instructors, consultants and course designers and the utilization of such employees during any given period. Selling, general and administrative expenses consist primarily of salaries, benefits and bonuses for the Company's corporate, sales, marketing and administrative personnel, and marketing and advertising expenses for the Company's services and products. Selling, general and administrative expenses also include incentive and discretionary bonuses paid to owners and other key employees. Other selling, general and administrative expenses include travel expenses, rent, depreciation, telecommunication costs, postage and other operating costs.

     The Founding Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S corporations or C corporations) which have influenced the historical level of owners' compensation. The owners and key employees of the Founding Companies have agreed to certain adjustments in their annual historical salaries, bonuses and benefits in connection with the Combination. The difference (positive or negative) between the base salary of the owners and key employees of the Founding Companies immediately after the Combination and their salaries, bonuses and benefits during any comparable period is referred to as the "Compensation Differential". The aggregate Compensation Differentials for 1995, 1996 and 1997 and for the three months ended September 30, 1996 and 1997 were $1.8 million, $3.9 million, $4.8 million, $642,000, and $1.3 million, respectively, and have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined

Statements of Operations. The Unaudited Pro Forma Combined Statements of Operations include a provision for income tax as if the Company was taxed as a C corporation.

     Following the Combination, the Company expects to realize certain savings as a result of: (i) consolidation of certain expenses, such as travel and lodging, advertising, employee benefits, communications, insurance and other general and administrative expenses; and (ii) the Company's ability to borrow at lower interest rates than most of the Founding Companies. The Company cannot quantify these savings until the completion of the Combination. It is anticipated that these savings will be offset partially by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of the Company.

     In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 ("SAB 97"), relating to business combinations immediately prior to an initial public offering, which required that business combinations like the Combination be accounted for using the purchase method of acquisition accounting. Under the purchase method, Provant has been designated as the accounting acquiror. Approximately $49.1 million, representing the excess of the fair value of the consideration received in the Combination over the fair value of the net assets to be acquired, will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the Company's income statement over a 40-year period. The pro forma impact of this amortization expense is approximately $1.2 million per year. The amount amortized, however, will not be deductible for tax purposes. See "Certain Transactions -- Organization of the Company."

RESULTS OF OPERATIONS -- COMBINED

     The summary combined Founding Company statement of operations data for 1995, 1996 and 1997 and the three months ended September 30, 1996 and 1997 set forth in the table below do not purport to present the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the data of the individual Founding Companies on a historical basis and do not include the effects of pro forma adjustments. This data will not be comparable to and may not be indicative of the Company's post-Combination results of operations because (i) the Founding Companies historically were not under common control or management and had different tax structures during the periods presented; (ii) the Company used the purchase method of accounting to reflect the Combination, resulting in the recording of goodwill which will be amortized over 40 years; (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company; and (iv) the combined data does not reflect potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth certain unaudited combined statement of operations data of the Founding Companies on a historical basis and as a percentage of revenue and excludes the effects of pro forma adjustments for the periods indicated. Three of the Founding Companies, J. Howard, LSS and Star, historically operated with fiscal years ending on dates other than June 30. For purposes of the table below, their operating results have been recast to reflect a June 30 fiscal year end, although they have been derived from financial statements prepared on the same basis as the audited financial statements. As a result of this presentation, the operating results for these three companies do not conform with their audited financial statements contained elsewhere in this Prospectus.

                                   FISCAL YEARS ENDED JUNE 30,                    THREE MONTHS ENDED SEPTEMBER 30,
                     -------------------------------------------------------     -----------------------------------
                        1995 (1)              1996                1997                1996                1997
                     ---------------     ---------------     ---------------     ---------------     ---------------
                                                         (DOLLARS IN THOUSANDS)
Revenue............  $41,289   100.0%    $51,497   100.0%    $61,245   100.0%    $14,291   100.0%    $16,319   100.0%
Cost of revenue....   17,770    43.0      22,205    43.1      26,117    42.6       5,707    39.9       7,000    42.9
                     -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross profit.......  $23,519    57.0%    $29,292    56.9%    $35,128    57.4%    $ 8,584    60.1%    $ 9,319    57.1%
                     =======   =====     =======   =====     =======   =====     =======   =====     =======   =====

---------------
(1) Includes 1995 data for LSS for the 12 months ended August 31, 1995.

COMBINED RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1998 PERIOD") COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1997 PERIOD")

     Revenue. Revenue increased $2.0 million, or 14.2%, from $14.3 million in the 1997 Period to $16.3 million in the 1998 Period. This increase primarily was attributable to increased revenues of Star and Decker.

     Cost of Revenue. Cost of revenue increased $1.3 million, or 22.7%, from $5.7 million in the 1997 Period to $7.0 million in the 1998 Period. As a percentage of revenue, cost of revenue increased from 39.9% in the 1997 Period to 42.9% in the 1998 Period, primarily due to increased cost of revenue of Star and LSS.

COMBINED RESULTS FOR 1997 COMPARED TO 1996

     Revenue. Revenue increased $9.7 million, or 18.9%, from $51.5 million in 1996 to $61.2 million in 1997. This increase primarily was attributable to increased revenues of Star, BTI, LSS and MOHR.

     Cost of Revenue. Cost of revenue increased $3.9 million, or 17.6%, from $22.2 million in 1996 to $26.1 million in 1997. As a percentage of revenue, cost of revenue decreased from 43.1% in 1996 to 42.6% in 1997, primarily due to improved gross profit margins of BTI, Decker and LSS.

COMBINED RESULTS FOR 1996 COMPARED TO 1995

     Revenue. Revenue increased $10.2 million, or 24.7%, from $41.3 million in 1995 to $51.5 million in 1996. This increase primarily was attributable to increased revenues of Star, J. Howard, BTI and Novations.

     Cost of Revenue. Cost of revenue increased approximately $4.4 million, or 25.0%, from $17.8 million in 1995 to $22.2 million in 1996. As a percentage of revenue, cost of revenue increased slightly from 43.0% in 1995 to 43.1% in 1996, primarily due to increased cost of revenue of MOHR, Decker and LSS.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

     After the consummation of the Combination and the Offering, the Company will have approximately $2.7 million in cash and approximately $1.6 million of indebtedness outstanding. The Company anticipates that its cash flow from operations will provide cash sufficient to satisfy the Company's working capital needs, debt service requirements and planned capital expenditures for the next 12 months. The Company made capital expenditures of approximately $903,000 in 1997 and approximately $363,000 in the three months ended September 30, 1997 and currently intends to make capital expenditures of $1.0 million in fiscal 1998, principally for information systems, facilities, furnishings and equipment. After the Combination, the Company intends to study the feasibility of upgrading and integrating certain systems of the Founding Companies. Consequently, the Company has not yet established its capital needs for such integration and upgrades. The Company has assessed its various information and technology systems and does not believe that it will be required to incur significant costs to correct any Year 2000 deficiencies. To the extent that the Company is incorrect in this assessment and significant costs will be incurred, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company intends to pursue selected acquisition opportunities. The timing, size or success of any acquisition and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of cash flow from operations and borrowings, as well as issuances of additional equity. The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act after completion of the Offering for use as consideration for future acquisitions.

RESULTS OF OPERATIONS -- BTI

     BTI primarily provides train-the-trainer programs designed to help its clients improve employee selection and to provide managers with a methodology for assessing strengths and weaknesses of current employees. BTI's revenue is derived primarily from the licensing to clients of the right to use its training materials.

     The following table sets forth certain selected financial data for BTI on a historical basis and as a percentage of revenue for the periods indicated:

                                          YEAR ENDED JUNE 30,                      THREE MONTHS ENDED SEPTEMBER 30,
                          ----------------------------------------------------     ---------------------------------
                               1995               1996               1997               1996               1997
                          --------------     --------------     --------------     --------------     --------------
                                                            (DOLLARS IN THOUSANDS)
Revenue.................  $3,803   100.0%    $5,685   100.0%    $7,096   100.0%    $1,712   100.0%    $1,977   100.0%
Cost of revenue.........   1,049    27.6      1,495    26.3      1,488    21.0        387    22.6        385    19.5
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Gross profit............   2,754    72.4      4,190    73.7      5,608    79.0      1,325    77.4      1,592    80.5
Selling, general and
  administrative
  expenses..............   2,315    60.9      4,048    71.2      5,111    72.0        969    56.6      1,306    66.0
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Income from
  operations............  $  439    11.5%    $  142     2.5%    $  497     7.0%    $  356    20.8%    $  286    14.5%
                          ======   =====     ======   =====     ======   =====     ======   =====     ======   =====
Compensation
  Differential..........  $  (89)   (2.3)%   $  563     9.9%    $  942    13.3%    $    0       0%    $  337    17.0%

THREE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1998 PERIOD") COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1997 PERIOD") -- BTI

     Revenue. Revenue increased $265,000, or 15.5%, from $1.7 million in the 1997 Period to $2.0 million in the 1998 Period, primarily due to increased sales of existing products as a result of the expansion of the sales force and an increase in participant fees as a result of an increased base of certified trainers at the company's clients.

     Cost of Revenue. Cost of revenue remained relatively constant, decreasing from $387,000 in the 1997 Period to $385,000 in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 22.6% in the 1997 Period to 19.5% in the 1998 Period, primarily due to a decrease in the average unit cost of participant materials.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $337,000, or 34.8%, from approximately $969,000 in the 1997 Period to $1.3 million in the 1998 Period. Excluding the Compensation Differential of approximately $337,000 attributable to BTI in the 1998 Period (there being no Compensation Differential for the 1997 Period), selling, general and administrative expenses would have remained relatively constant at $1.0 million in the 1997 Period and the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 56.6% in the 1997 Period to 49.0% in the 1998 Period, primarily due to the company's larger revenue base.

RESULTS FOR 1997 COMPARED TO 1996 -- BTI

     Revenue. Revenue increased $1.4 million, or 24.8%, from $5.7 million in 1996 to $7.1 million in 1997, primarily due to increased sales of existing products as a result of the expansion of the sales force and an increase in participant fees as a result of an increased base of certified trainers at the company's clients.

     Cost of Revenue. Cost of revenue remained relatively constant at $1.5 million in 1996 and 1997. As a percentage of revenue, cost of revenue decreased from 26.3% in 1996 to 21.0% in 1997, primarily due to a decrease in the average unit cost of participant materials.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 26.3%, from $4.0 million in 1996 to $5.1 million in 1997. Excluding the Compensation Differential attributable to BTI of approximately $563,000 and approximately $942,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased approximately $684,000, or 19.6%, from $3.5 million in 1996 to $4.2 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 61.3% in 1996 to 58.8% in 1997. The decrease as a percentage of revenue on an adjusted basis primarily was due to the company's larger revenue base.

RESULTS FOR 1996 COMPARED TO 1995 -- BTI

     Revenue. Revenue increased $1.9 million, or 49.5%, from $3.8 million in 1995 to $5.7 million in 1996, primarily due to increased sales of existing products as a result of the expansion of the sales force and an increase in participant fees as a result of an increased base of certified trainers at the company's clients.

     Cost of Revenue. Cost of revenue increased approximately $446,000, or 42.5%, from $1.0 million in 1995 to $1.5 million in 1996. As a percentage of revenue, cost of revenue decreased slightly from 27.6% in 1995 to 26.3% in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million, or 74.9%, from $2.3 million in 1995 to $4.0 million in 1996. Excluding the Compensation Differential attributable to BTI of approximately $(89,000) and approximately $563,000 in 1995 and 1996, selling, general and administrative expenses would have increased $1.1 million, or 45.0%, from $2.4 million in 1995 to $3.5 million in 1996. As a percentage of revenue, selling, general and administrative expenses would have decreased slightly on an adjusted basis from 63.2% in 1995 to 61.3% in 1996.

LIQUIDITY AND CAPITAL RESOURCES -- BTI

     BTI generated net cash from operating activities of approximately $641,000 in 1997. In the 1998 Period, BTI used approximately $63,000 in operating activities, primarily due to an increase in accounts receivable. Net cash used in investing activities was approximately $33,000 in 1997 and approximately $3,000 in the 1998 Period for purchases of property and equipment. At September 30, 1997, BTI had working capital of $2.1 million.

RESULTS OF OPERATIONS -- DECKER

     Decker provides instructor-led training to businesses to improve employees' business communication skills and communications between management and employees. Decker's revenue is derived primarily from fees charged to participants in its instructor-led training programs.

     The following table sets forth certain selected financial data for Decker on a historical basis and as a percentage of revenue for the periods indicated:

                                          YEAR ENDED JUNE 30,                      THREE MONTHS ENDED SEPTEMBER 30,
                          ----------------------------------------------------     ---------------------------------
                               1995               1996               1997               1996               1997
                          --------------     --------------     --------------     --------------     --------------
                                                            (DOLLARS IN THOUSANDS)
Revenue.................  $8,550   100.0%    $8,620   100.0%    $8,410   100.0%    $1,930   100.0%    $2,585   100.0%
Cost of revenue.........   2,419    28.3      2,655    30.8      2,275    27.1        549    28.4        660    25.5
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Gross profit............   6,131    71.7      5,965    69.2      6,135    72.9      1,381    71.6      1,925    74.5
Selling, general and
  administrative
  expenses..............   5,670    66.3      5,716    66.3      5,621    66.8      1,261    65.4      1,663    64.4
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Income from
  operations............  $  461     5.4%    $  249     2.9%    $  514     6.1%    $  120     6.2%    $  262    10.1%
                          ======   =====     ======   =====     ======   =====     ======   =====     ======   =====
Compensation
  Differential..........  $  192     2.2%    $  192     2.2%    $  340     4.0%    $   60     3.1%    $  110     4.3%

THREE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1998 PERIOD") COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1997 PERIOD") -- DECKER

     Revenue. Revenue increased approximately $655,000, or 33.9%, from $1.9 million in the 1997 Period to $2.6 million in the 1998 Period, primarily due to an increase in the sales force and organizational initiatives undertaken in 1997 as described below, which resulted in an increase in the number of seminars delivered during the 1998 Period.

     Cost of Revenue. Cost of revenue increased approximately $111,000, or 20.2%, from approximately $549,000 in the 1997 Period to approximately $660,000 in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 28.4% in the 1997 Period to 25.5% in the 1998 Period, primarily due to the increased utilization of trainers for instructor-led programs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $402,000, or 31.9%, from $1.3 million in the 1997 Period to $1.7 million in the 1998 Period. Excluding the Compensation Differential of approximately $60,000 and approximately $110,000 attributable to Decker in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $352,000, or 29.3%, from $1.2 million in the 1997 Period to $1.6 million in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 62.2% in the 1997 Period to 60.1% in the 1998 Period, primarily due to the company's larger revenue base.

RESULTS FOR 1997 COMPARED TO 1996 -- DECKER

     Revenue. Revenue decreased approximately $210,000, or 2.4%, from $8.6 million in 1996 to $8.4 million in 1997, primarily due to a temporary shift in the focus of Decker's business. During the first six months of 1997, Decker increased its focus on providing consulting services rather than its traditional training. This shift in focus resulted in a decline in training revenue and a high degree of sales force turnover. During the second half of 1997, the company returned to a business model focused on instructor-led training, and launched several organizational initiatives, including the hiring of a new president and the implementation of a new salary structure for its sales force.

     Cost of Revenue. Cost of revenue decreased approximately $380,000, or 14.4%, from $2.7 million in 1996 to $2.3 million in 1997. As a percentage of revenue, cost of revenue decreased from 30.8% in 1996 to 27.1% in 1997, primarily due to a reduction in the number of trainers and increased utilization of trainers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately $95,000, or 1.7%, from $5.7 million in 1996 to $5.6 million in 1997. Excluding the Compensation Differential attributable to Decker of approximately $192,000 and approximately $340,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have decreased approximately $243,000, or 4.4%, from $5.5 million in 1996 to $5.3 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 64.1% in 1996 to 62.8% in 1997.

RESULTS FOR 1996 COMPARED TO 1995 -- DECKER

     Revenue. Revenue increased approximately $70,000, or 0.8%, from $8.5 million in 1995 to $8.6 million in 1996.

     Cost of Revenue. Cost of revenue increased approximately $236,000, or 9.8%, from $2.4 million in 1995 to $2.7 million in 1996. As a percentage of revenue, cost of revenue increased from 28.3% in 1995 to 30.8% in 1996, primarily due to higher salaries paid to the company's trainers in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained relatively constant at $5.7 million 1995 and 1996. Excluding the Compensation Differential attributable to Decker of approximately $192,000 in both 1995 and 1996, selling, general and administrative expenses would have remained relatively constant at $5.5 million in 1995 and 1996. As a percentage of revenue, selling, general and administrative expenses would have remained constant on an adjusted basis at 64.1% in 1995 and 1996.

LIQUIDITY AND CAPITAL RESOURCES -- DECKER

     Decker generated net cash from operating activities of approximately $446,000 in 1997 and $496,000 in the 1998 Period. Net cash used in investing activities was approximately $11,000 in 1997, primarily for purchases of property and equipment, and approximately $464,000 in the 1998 Period, primarily for the purchase of marketable securities. Net cash used in financing activities was approximately $241,000 in 1997, primarily for the payment of dividends, and approximately $14,000 in the 1998 Period for payments on notes payable. At September 30, 1997, Decker had working capital of $1.1 million and approximately $1.0 million of long-term debt.

RESULTS OF OPERATIONS -- J. HOWARD

     J. Howard provides instructor-led training to individual managers and client companies to identify and address potential obstacles to improving workplace productivity, including race and gender issues, sexual harassment and failure of employees to take measured risks. J. Howard's revenue is derived primarily from fees from instructor-led seminars and, to a lesser extent, from the rendering of consulting services. J. Howard also occasionally enters into license agreements and then delivers its programs in the train-the-trainer format; in these instances, revenue from the license agreements is recognized when the license is signed. Revenue from the trainer certifications is recognized on a per event basis when the training is delivered.

     The following table sets forth certain selected financial data for J. Howard on a historical basis and as a percentage of revenue for the periods indicated:

                                        YEAR ENDED DECEMBER 31,                     NINE MONTHS ENDED SEPTEMBER 30,
                          ----------------------------------------------------     ---------------------------------
                               1994               1995               1996               1996               1997
                          --------------     --------------     --------------     --------------     --------------
                                                            (DOLLARS IN THOUSANDS)
Revenue.................  $5,087   100.0%    $6,251   100.0%    $7,110   100.0%    $5,814   100.0%    $6,077   100.0%
Cost of revenue.........   1,713    33.7      1,964    31.4      2,166    30.5      1,782    30.7      1,851    30.5
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Gross profit............   3,374    66.3      4,287    68.6      4,944    69.5      4,032    69.3      4,226    69.5
Selling, general and
  administrative
  expenses..............   3,087    60.7      4,158    66.5      4,559    64.1      2,791    48.0      3,170    52.1
                          ------   -----     ------   -----     ------   -----     ------   -----     ------   -----
Income from
  operations............  $  287     5.6%    $  129     2.1%    $  385     5.4%    $1,241    21.3%    $1,056    17.4%
                          ======   =====     ======   =====     ======   =====     ======   =====     ======   =====
Compensation
  Differential..........  $  172     3.4%    $  522     8.4%    $  944    13.3%    $  177     3.0%    $  305     5.0%

NINE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1997 PERIOD") COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1996 PERIOD") -- J. HOWARD

     Revenue. Revenue increased approximately $263,000, or 4.5%, from $5.8 million in the 1996 Period to $6.1 million in the 1997 Period, primarily due to increased license revenue generated from one of the company's clients during the 1997 Period.

     Cost of Revenue. Cost of revenue increased approximately $69,000, or 3.9%, from $1.8 million in the 1996 Period to $1.9 million in the 1997 Period. As a percentage of revenue, cost of revenue decreased slightly from 30.7% in the 1996 Period to 30.5% in the 1997 Period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $379,000, or 13.6%, from $2.8 million in the 1996 Period to $3.2 million in the 1997 Period. Excluding the Compensation Differential of approximately $177,000 and approximately $305,000 attributable to J. Howard in the 1996 Period and 1997 Period, respectively, selling, general and administrative expenses would have increased approximately $251,000, or 9.6%, from $2.6 million in the 1996 Period to $2.9 million in the 1997 Period. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 45.0% in the 1996 Period to 47.1% in the 1997 Period, primarily due to compensation paid to additional salespeople hired during the 1997 calendar year who did not generate material revenue during the 1997 Period.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- J. HOWARD

     Revenue. Revenue increased approximately $859,000, or 13.7%, from $6.3 million in the year ended December 31, 1995 to $7.1 million in the year ended December 31, 1996, primarily due to a general increase in the number of client engagements.

     Cost of Revenue. Cost of revenue increased approximately $202,000, or 10.3%, from $2.0 million in the year ended December 31, 1995 to $2.2 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased slightly from 31.4% in the year ended December 31, 1995 to 30.5% in the year ended December 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $401,000, or 9.6%, from $4.2 million in the year ended December 31, 1995 to $4.6 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to J. Howard of approximately $522,000 and approximately $944,000 in the year ended December 31, 1995 and the year ended December 31, 1996, respectively, selling, general and administrative expenses would have remained relatively constant at $3.6 million. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 58.2% in the year ended December 31, 1995 to 50.8% in the year ended December 31, 1996.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994 -- J. HOWARD

     Revenue. Revenue increased $1.2 million, or 22.9%, from $5.1 million in the year ended December 31, 1994 to $6.3 million in the year ended December 31, 1995, primarily due to the expansion of two existing client relationships in the 1995 calendar year to include licensing and trainer certifications.

     Cost of Revenue. Cost of revenue increased approximately $251,000, or 14.7%, from $1.7 million in the year ended December 31, 1994 to $2.0 million in the year ended December 31, 1995. As a percentage of revenue, cost of revenue decreased from 33.7% in the year ended December 31, 1994 to 31.4% in the year ended December 31, 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 34.7%, from $3.1 million in the year ended December 31, 1994 to $4.2 million in the year ended December 31, 1995. Excluding the Compensation Differential attributable to J. Howard of approximately $172,000 and approximately $522,000 in the year ended December 31, 1994 and the year ended December 31, 1995, respectively, selling, general and administrative expenses would have increased approximately $721,000, or 24.7%, from $2.9 million in the year ended December 31, 1994 to $3.6 million in the year ended December 31, 1995. As a percentage of revenue, selling, general and administrative expenses would have increased slightly on an adjusted basis from 57.3% in the year ended December 31, 1994 to 58.2% in the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES -- J. HOWARD

     J. Howard generated net cash from operating activities of approximately $464,000 in the year ended December 31, 1996 and approximately $715,000 in the 1997 Period. Net cash used in investing activities was approximately $248,000 in the year ended December 31, 1996 and approximately $105,000 in the 1997 Period, primarily for purchases of property and equipment. Net cash used in financing activities was approximately $481,000 in the year ended December 31, 1996 for distributions to stockholders. At September 30, 1997, J. Howard had working capital of $1.8 million.

RESULTS OF OPERATIONS -- LSS

     LSS creates customized training products that generally are designed to facilitate faster learning of customer interface devices and higher productivity of retail associates. LSS's training products are delivered to clients primarily through interactive multimedia software and, to a lesser extent, distance-based media. LSS derives revenue from the design, development and delivery of its products.

     The following table sets forth certain selected financial data for LSS on a historical basis and as a percentage of revenue for the periods indicated:

                                     YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------     ---------------------------------
                                     1995               1996               1996               1997
                                --------------     --------------     --------------     --------------
                                                        (DOLLARS IN THOUSANDS)
Revenue.......................  $3,332   100.0%    $5,123   100.0%    $3,570   100.0%    $3,960   100.0%
Cost of revenue...............   1,390    41.7      1,696    33.1      1,230    34.5      1,590    40.2
                                ------   -----     ------   -----     ------   -----     ------   -----
Gross profit..................   1,942    58.3      3,427    66.9      2,340    65.5      2,370    59.8
Selling, general and
  administrative expenses.....   1,767    53.0      3,079    60.1      1,713    47.9      1,697    42.8
                                ------   -----     ------   -----     ------   -----     ------   -----
Income from operations........  $  175     5.3%    $  348     6.8%    $  627    17.6%    $  673    17.0%
                                ======   =====     ======   =====     ======   =====     ======   =====
Compensation Differential.....  $  415    12.5%    $1,379    26.9%    $  484    13.6%    $  333     8.4%

NINE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1997 PERIOD") COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1996 PERIOD") -- LSS

     Revenue. Revenue increased approximately $390,000, or 10.9%, from $3.6 million in the 1996 Period to $4.0 million in the 1997 Period, primarily due to the expansion of the sales force.

     Cost of Revenue. Cost of revenue increased approximately $360,000, or 29.3%, from $1.2 million in the 1996 Period to $1.6 million in the 1997 Period. As a percentage of revenue, cost of revenue increased from 34.5% in the 1996 Period to 40.2% in the 1997 Period, primarily due to increased video production costs associated with certain of the company's products during the 1997 Period, which generally result in lower gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained relatively constant at $1.7 million in the 1996 Period and the 1997 Period. Excluding the Compensation Differential of approximately $484,000 and approximately $333,000 attributable to LSS in the 1996 Period and 1997 Period, respectively, selling, general and administrative expenses would have increased approximately $135,000, or 11.0%, from $1.2 million in the 1996 Period to $1.4 million in the 1997 Period. As a percentage of revenue, selling, general and administrative expenses would have remained constant on an adjusted basis at approximately 34.4% in the 1996 Period and the 1997 Period.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- LSS

     Revenue. Revenue increased $1.8 million, or 53.8%, from $3.3 million in the year ended December 31, 1995 to $5.1 million in the year ended December 31, 1996, primarily due to the increased productivity from the company's expanded sales force.

     Cost of Revenue. Cost of revenue increased approximately $306,000, or 22.0%, from $1.4 million in the year ended December 31, 1995 to $1.7 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased from 41.7% in the year ended December 31, 1995 to 33.1% in the year ended December 31, 1996, primarily due to several follow-on client engagements which generally result in lower production costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.3 million, or 74.3%, from $1.8 million in the year ended December 31, 1995 to $3.1 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to LSS of approximately $415,000 and $1.4 million in the year ended December 31, 1995 and the year ended December 31, 1996, respectively, selling, general and administrative expenses would have increased approximately $348,000, or 25.7%, from $1.4 million in the year ended December 31, 1995 to $1.7 million in the year ended December 31, 1996. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 40.6% in the year ended December 31, 1995 to 33.2% in the year ended December 31, 1996, primarily due to the company's larger revenue base.

LIQUIDITY AND CAPITAL RESOURCES -- LSS

     LSS generated net cash from operating activities of approximately $315,000 in the year ended December 31, 1996 and approximately $295,000 in the 1997 Period. Net cash used in investing activities was approximately $85,000 in the year ended December 31, 1996 and approximately $61,000 in the 1997 Period for purchases of property and equipment. At September 30, 1997, LSS had working capital of approximately $887,000.

RESULTS OF OPERATIONS -- MOHR

     MOHR offers train-the-trainer seminars to help clients in the retail industry primarily to improve productivity by fostering a customer-oriented focus at the sales management and sales associate levels. In some of its programs, MOHR trains employees directly through instructor-led seminars. MOHR's revenue is derived primarily from the licensing to clients of the right to use its training programs on a participant or site basis.

     The following table sets forth certain selected financial data for MOHR on a historical basis and as a percentage of revenue for the periods indicated:

                                                                         THREE MONTHS ENDED SEPTEMBER
                                         YEAR ENDED JUNE 30,                         30,
                                  ---------------------------------     ------------------------------
                                       1996               1997              1996             1997
                                  --------------     --------------     ------------     -------------
                                                         (DOLLARS IN THOUSANDS)
Revenue.........................  $2,171   100.0%    $3,015   100.0%    $554   100.0%    $ 556   100.0%
Cost of revenue.................     677    31.2        825    27.4      187    33.8       204    36.7
                                  ------   -----     ------   -----     ----   -----     -----   -----
Gross profit....................   1,494    68.8      2,190    72.6      367    66.2       352    63.3
Selling, general and
  administrative expenses.......   1,151    53.0      1,745    57.9      383    69.1       562   101.1
                                  ------   -----     ------   -----     ----   -----     -----   -----
Income (loss) from operations...  $  343    15.8%    $  445    14.7%    $(16)   (2.9)%   $(210)  (37.8)%
                                  ======   =====     ======   =====     ====   =====     =====   =====
Compensation Differential.......  $  144     6.6%    $  334    11.1%    $ 60    10.8%    $ 105    18.9%

THREE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1998 PERIOD") COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1997 PERIOD") -- MOHR

     Revenue. Revenue increased slightly, from approximately $554,000 in the 1997 Period to approximately $556,000 in the 1998 Period.

     Cost of Revenue. Cost of revenue increased approximately $17,000, or 9.1%, from approximately $187,000 in the 1997 Period to approximately $204,000 in the 1998 Period. As a percentage of revenue, cost of revenue increased from 33.8% in the 1997 Period to 36.7% in the 1998 Period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $179,000, or 46.7%, from approximately $383,000 in the 1997 Period to approximately $562,000 in the 1998 Period. Excluding the Compensation Differential of approximately $60,000 and approximately $105,000 attributable to MOHR in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased approximately $134,000, or 41.5%, from approximately $323,000 in the 1997 Period to approximately $457,000 in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 58.3% in the 1997 Period to 82.2% in the 1998 Period, primarily due to compensation paid to additional salespeople hired during 1997 who did not generate material revenue during the 1998 Period and development costs incurred to update certain of the company's products.

RESULTS FOR 1997 COMPARED TO 1996 -- MOHR

     Revenue. Revenue increased approximately $844,000, or 38.9%, from $2.2 million in 1996 to $3.0 million in 1997, primarily due to the hiring of two additional salespeople and the increase in license fees during 1997.

     Cost of Revenue. Cost of revenue increased approximately $148,000, or 21.9%, from approximately $677,000 in 1996 to approximately $825,000 in 1997. As a percentage of revenue, cost of revenue decreased from 31.2% in 1996 to 27.4% in 1997, primarily due to the increase in license fees, which result in higher margins than train-the-trainer seminars.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $594,000, or 51.6%, from $1.2 million in 1996 to $1.8 million in 1997. Excluding the Compensation Differential attributable to MOHR of approximately $144,000 and approximately $334,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased approximately $404,000, or 40.1%, from $1.0 million in 1996 to $1.4 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have increased slightly from 46.4% in 1996 to 46.8% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- MOHR

     MOHR generated net cash from operating activities of approximately $80,000 in 1997. In the 1998 Period, MOHR used approximately $43,000 in operating activities. Net cash used in investing activities was approximately $41,000 in 1997 and approximately $6,000 in the 1998 Period for purchases of property and equipment. At September 30, 1997, MOHR had working capital of approximately $249,000.

RESULTS OF OPERATIONS -- NOVATIONS

     Novations assists clients in, among other things, clarifying and communicating their business strategies and re-designing their organizations and work systems. Novations also provides its clients with a variety of organizational assessment tools that are designed to gather and analyze feedback on either an organizational or individual basis and to initiate change within the client's organization in response to such feedback. Novations' revenue is derived primarily from fees from professional services and, to a lesser extent, from the sale of services and products to support human resource management.

     The following table sets forth certain selected financial data for Novations on a historical basis and as a percentage of revenue for the periods indicated:

                                                                                   THREE MONTHS ENDED SEPTEMBER
                                             YEAR ENDED JUNE 30,                               30,
                               -----------------------------------------------    ------------------------------
                                   1995             1996             1997             1996             1997
                               -------------    -------------    -------------    -------------    -------------
                                                            (DOLLARS IN THOUSANDS)
    Revenue..................  $7,175  100.0%   $9,039  100.0%   $9,018  100.0%   $2,167  100.0%   $2,464  100.0%
    Cost of revenue..........   3,885   54.1     4,733   52.4     4,839   53.7     1,117   51.5     1,197   48.6
                               ------  -----    ------  -----    ------  -----    ------  -----    ------  -----
    Gross profit.............   3,290   45.9     4,306   47.6     4,179   46.3     1,050   48.5     1,267   51.4
    Selling, general and
      administrative
      expenses...............   3,167   44.2     4,094   45.3     3,315   36.7       823   38.0     1,088   44.1
                               ------  -----    ------  -----    ------  -----    ------  -----    ------  -----
    Income from operations...  $  123    1.7%   $  212    2.3%   $  864    9.6%   $  227   10.5%   $  179    7.3%
                               ======  =====    ======  =====    ======  =====    ======  =====    ======  =====
    Compensation
      Differential...........  $1,208   16.8%   $1,471   16.3%   $  661    7.3%   $  174    8.0%   $  375   15.2%

THREE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1998 PERIOD") COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1997 PERIOD") -- NOVATIONS

     Revenue. Revenue increased approximately $297,000, or 13.7%, from $2.2 million in the 1997 Period to $2.5 million in the 1998 Period, primarily due to an increase in organizational assessment revenues of $213,000 in the 1998 Period.

     Cost of Revenue. Cost of revenue increased approximately $80,000, or 7.2% from $1.1 million in the 1997 Period to $1.2 million in the 1998 Period. As a percentage of revenue, cost of revenue decreased from 51.5% in the 1997 Period to 48.6% in the 1998 Period, primarily due to the increased utilization of the company's consultants.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $265,000, or 32.2%, from approximately $823,000 in the 1997 Period to $1.1 million in the 1998 Period. Excluding the Compensation Differential attributable to Novations of approximately $174,000 and approximately $375,000 in the 1997 Period and 1998 Period, respectively, selling, general and administrative expenses would have increased $64,000, or 9.9%, from approximately $649,000 in the 1997 Period to approximately $713,000 in the 1998 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 29.9% in the 1997 Period to 28.9% in the 1998 Period.

RESULTS FOR 1997 COMPARED TO 1996 -- NOVATIONS

     Revenue. Revenue remained relatively constant at $9.0 million in 1996 and 1997.

     Cost of Revenue. Cost of revenue increased approximately $106,000, or 2.2%, from $4.7 million in 1996 to $4.8 million in 1997. As a percentage of revenue, cost of revenue increased from 52.4% in 1996 to 53.7% in 1997, primarily due to an increase in the size of the consulting staff.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $779,000 or 19.0%, from $4.1 million in 1996 to $3.3 million in 1997. Excluding the Compensation Differential attributable to Novations of $1.5 million and approximately $661,000 in 1996 and 1997, respectively, selling, general and administrative expenses would have increased approximately $31,000, or 1.2%, from $2.6 million in 1996 to $2.7 million in 1997. As a percentage of revenue, selling, general and administrative expenses would have increased slightly on an adjusted basis from 29.0% in 1996 to 29.4% in 1997.

RESULTS FOR 1996 COMPARED TO 1995 -- NOVATIONS

     Revenue. Revenue increased $1.9 million, or 26.0%, from $7.2 million in 1995 to $9.0 million in 1996, primarily due to the introduction and marketing of new services and the hiring of additional consultants.

     Cost of Revenue. Cost of revenue increased approximately $848,000, or 21.8%, from $3.9 million in 1995 to $4.7 million in 1996. As a percentage of revenue, cost of revenue decreased slightly from 54.1% in 1995 to 52.4% in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $927,000, or 29.3% from $3.2 million in 1995 to $4.1 million in 1996. Excluding the Compensation Differential attributable to Novations of $1.2 million and $1.5 million in 1995 and 1996, respectively, selling, general and administrative expenses would have increased approximately $664,000, or 33.9%, from $2.0 million in 1995 to $2.6 million in 1996. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 27.3% in 1995 to 29.0%, primarily due to an expansion of the company's infrastructure to support revenue growth.

LIQUIDITY AND CAPITAL RESOURCES -- NOVATIONS

     Novations generated net cash from operating activities of approximately $153,000 in 1997 and $587,000 in the 1998 Period. Net cash used in investing activities was approximately $137,000 and $9,000 in 1997 and the 1998 Period, respectively, for purchases of property and equipment. Net cash provided by financing activities was approximately $55,000 in 1997, from net proceeds of long-term debt partially offset by distributions to stockholders. Net cash used in financing activities was approximately $220,000 in the 1998 Period, for the repayment of notes payable. At September 30, 1997, Novations had working capital of approximately $544,000 and approximately $361,000 of long term debt.

RESULTS OF OPERATIONS -- STAR

     Star provides customized training and development services and products to train individuals primarily within agencies of federal, state and local government. Star delivers its courseware to clients in a variety of formats (including written materials and interactive multimedia software), but typically does not directly train its clients. Star's revenue is derived primarily from fees received from the provision of training services as a contractor or subcontractor under government contracts.

     The following table sets forth certain selected financial data for Star on a historical basis and as a percentage of revenue for the periods indicated:

                                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                        YEAR ENDED DECEMBER 31,
                           -------------------------------------------------    --------------------------------
                               1994              1995              1996              1996              1997
                           -------------    --------------    --------------    --------------    --------------
                                                          (DOLLARS IN THOUSANDS)
    Revenue..............  $9,731  100.0%   $14,306  100.0%   $16,313  100.0%   $11,785  100.0%   $17,101  100.0%
    Cost of revenue......   6,350   65.3      8,668   60.6      9,457   58.0      6,559   55.7     10,588   61.9
                           ------  -----    -------  -----    -------  -----    -------  -----    -------  -----
    Gross profit.........   3,381   34.7      5,638   39.4      6,856   42.0      5,226   44.3      6,513   38.1
    Selling, general and
      administrative
      expenses...........    3106   31.9      4,611   32.2      5,815   35.6      4,222   35.8      5,638   33.0
                           ------  -----    -------  -----    -------  -----    -------  -----    -------  -----
    Income from
      operations.........  $  275    2.8%   $ 1,027    7.2%   $ 1,041    6.4%   $ 1,004    8.5%   $   875    5.1%
                           ======  =====    =======  =====    =======  =====    =======  =====    =======  =====
    Compensation
      Differential.......  $   36    0.4%   $    64    0.4%   $   304    1.9%   $   228    1.9%   $   135    0.8%

NINE MONTHS ENDED SEPTEMBER 30, 1997 (THE "1997 PERIOD") COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996 (THE "1996 PERIOD") -- STAR

     Revenue. Revenue increased $5.3 million, or 45.1%, from $11.8 million in the 1996 Period to $17.1 million in the 1997 Period, primarily due to an increase in the number of federal government contracts undertaken, as well as revenue of $3.4 million contributed by businesses acquired during the third calendar quarter of 1996 and the first calendar quarter of 1997. Revenue was significantly lower during the first half of the 1996 calendar year as a result of a decline in new client engagements due to prolonged Congressional budget negotiations.

     Cost of Revenue. Cost of revenue increased approximately $4.0 million, or 61.4%, from $6.6 million in the 1996 Period to $10.6 million in the 1997 Period. As a percentage of revenue, cost of revenue increased from 55.7% in the 1996 Period to 61.9% in the 1997 Period, primarily due to the increased use of subcontractors during the 1997 Period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million, or 33.5%, from $4.2 million in the 1996 Period to $5.6 million in the 1997 Period. Excluding the Compensation Differential of approximately $228,000 and approximately $135,000 attributable to Star in the 1996 Period and 1997 Period, respectively, selling, general and administrative expenses would have increased $1.5 million, or 37.8%, from $4.0 million in the 1996 Period to $5.5 million in the 1997 Period. As a percentage of revenue, selling, general and administrative expenses would have decreased on an adjusted basis from 33.9% in the 1996 Period to 32.2% in the 1997 Period, primarily due to the company's larger revenue base.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- STAR

     Revenue. Revenue increased $2.0 million, or 14.0%, from $14.3 million in the year ended December 31, 1995 to $16.3 million in the year ended December 31, 1996, due to revenue of $3.6 million contributed by businesses acquired by Star in the third calendar quarters of 1995 and 1996. The revenue from the acquired businesses was offset partially by the decline in business generated from federal government entities as a result of the Congressional budget negotiations described above.

     Cost of Revenue. Cost of revenue increased approximately $789,000, or 9.1%, from $8.7 million in the year ended December 31, 1995 to $9.5 million in the year ended December 31, 1996. As a percentage of revenue, cost of revenue decreased from 60.6% in the year ended December 31, 1995 to 58.0% in the year ended December 31, 1996, primarily due to the acquisition in the third calendar quarter of 1996 of a business with higher gross profit margins than Star's core business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 26.1%, from $4.6 million in the year ended December 31, 1995 to $5.8 million in the year ended December 31, 1996. Excluding the Compensation Differential attributable to Star of approximately $64,000 and approximately $304,000 in the years ended December 31, 1995 and 1996, respectively, selling, general and administrative expenses would have increased approximately $964,000, or 21.2%, from $4.5 million in the year ended December 31, 1995 to $5.5 million in the year ended December 31, 1996. As a percentage of revenue, selling, general and administrative expenses would have increased on an adjusted basis from 31.8% in the year ended December 31, 1995 to 33.7% in the year ended December 31, 1996.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994 -- STAR

     Revenue. Revenue increased $4.6 million, or 47.0%, from $9.7 million in the year ended December 31, 1994 to $14.3 million in the year ended December 31, 1995, primarily due to an increase in the number of projects undertaken during the 1995 calendar year, and revenue of $1.0 million contributed by a business acquired by Star in the third calendar quarter of 1995.

     Cost of Revenue. Cost of revenue increased $2.3 million, or 36.5%, from $6.4 million in the year ended December 31, 1994 to $8.7 million in the year ended December 31, 1995. As a percentage of revenue, cost of revenue decreased from 65.3% in the year ended December 31, 1994 to 60.6% in the year ended December 31, 1995, primarily as a result of the acquisition of a business with higher gross margin percentages than Star and the improvement in operating results for Star's core business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.5 million, or 48.5%, from $3.1 million in the year ended December 31, 1994 to $4.6 million in the year ended December 31, 1995. Excluding the Compensation Differential of approximately $36,000 and approximately $64,000 attributable to Star in the years ended December 31, 1994 and 1995, respectively, selling, general and administrative expenses would have increased $1.5 million, or 48.1%, from $3.1 million in the year ended December 31, 1994 to $4.5 million in the year ended December 31, 1995. As a percentage of revenue, selling, general and administrative expenses would have increased slightly on an adjusted basis from 31.5% in the year ended December 31, 1994 to 31.8% in the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES -- STAR

     Star generated net cash from operating activities of $1.1 million in the year ended December 31, 1996 and approximately $999,000 in the 1997 Period. Net cash used in investing activities was approximately $565,000 in the year ended December 31, 1996 and $1.1 million in the 1997 Period, primarily for acquisitions. Net cash used in financing activities was approximately $478,000 in the year ended December 31, 1996, primarily for purchases of treasury stock. Net cash provided by financing activities was approximately $360,000 in the 1997 Period, primarily from borrowings on the company's line of credit. At September 30, 1997, Star had working capital of approximately $287,000, and long-term debt of approximately $379,000.

                                    BUSINESS

COMPANY OVERVIEW

     The Company provides a broad range of training and development services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. The Company's services and products are designed to increase the productivity of organizations by improving employee selection, recruitment and retention; enhancing employee work skills; developing employee management and leadership skills; and facilitating organizational assessment, direction and change. The Company offers both customized and off-the-shelf services and products that are designed to provide measurable improvements in employee performance and productivity. The Company delivers its services and products through multiple delivery methods, including instructor-led classroom training and seminars, certification of client employees as instructors ("train-the-trainer"), interactive multimedia software (such as CD-ROM) and distance-based media (such as video conferencing, intranets and the Internet). The seven Founding Companies are recognized leaders in their respective fields and have developed a wide range of services and products, a substantial knowledge base created from years of research and development, and a well-established client base. The Company's objective is to become a leading single source provider of high-quality training and development services and products that are distributed through multiple delivery methods.

     The Company provided training and development services and products to more than 1,700 companies and 75 government entities in fiscal 1997, including Abbott Laboratories, Bank of America, Conoco, Inc., Eli Lilly and Company, Federal Express, Federated Department Stores, Inc., Hewlett-Packard Company, J.P. Morgan & Co., Incorporated, Metropolitan Life Insurance Company, Mobil Corporation, the Department of Defense, the Immigration and Naturalization Service and the Internal Revenue Service. During this period, the Company generated revenues of more than $100,000 from each of 75 different corporate clients and from over 15 different federal government entities. For fiscal 1997, the Company had pro forma revenue of $68.8 million and pro forma income from operations of $8.0 million. From fiscal 1995 through fiscal 1997, the combined revenue of the Founding Companies grew at a compound annual rate of 21.8%.

MARKET OVERVIEW

     The corporate and government training and development market is large and growing. According to Training Magazine, domestic corporations with over 100 employees budgeted approximately $58.6 billion on training in 1997, compared to approximately $45.0 billion in 1992, representing a compound annual growth rate of approximately 5.4%. The size of and growth in the federal government market can be seen in the Department of Defense's training and development budget, which for its 1997 fiscal year was approximately $23.9 billion, compared to approximately $18.0 billion in its 1992 fiscal year, representing a compound annual growth rate of approximately 5.8%. Provant believes that this growth has been and will continue to be driven by: (i) the evolution from a manufacturing-based to a service-based economy; (ii) the increasing recognition by businesses that education, training and effective human resource management are competitive necessities rather than optional expenses; and (iii) the expanding use of technology throughout all levels of organizations, which has increased the overall amount of training required and the number of employees participating in such training.

     Corporations and government entities increasingly are utilizing external providers to meet their training and development needs. Expenditures on external training and development by domestic corporations with over 100 employees have increased from approximately $8.8 billion in 1992 to a budgeted $13.6 billion in 1997, representing a compound annual growth rate of 9.1%, and have increased as a percentage of the total training budgets of such corporations from approximately 19.6% in 1992 to 23.2% in 1997. The Company believes that federal government expenditures on external training and development have increased from approximately $600 million in the federal government's 1992 fiscal year to a budgeted $3.8 billion in its 1997 fiscal year, representing a compound annual growth rate of 44.7%. The Company believes that the growth in the external training and development market has been driven by the desire of organizations to: (i) focus on their core competencies; (ii) shift fixed training costs to variable costs; and (iii) obtain training and development services, products, technology and expertise that may not be available internally.

     As a result of significant advances in computer and communications technology, the training and development industry is experiencing rapid change in the delivery of services and products. Historically, training and development organizations delivered services and products primarily through instructor-led seminars. Technological advances, however, now permit organizations to provide training at distant and multiple locations as well as self-paced training, allowing a far greater number of participants to learn conveniently and efficiently. Interactive multimedia software (such as CD-ROM) and distance-based learning media (such as video conferencing, intranets and the Internet) overcome many of the cost and space constraints of traditional instructor-led training. The Company believes that corporations increasingly are using technology-driven alternatives due to their ability to: (i) increase learning and retention; (ii) minimize the opportunity costs of time spent away from the job by employees;
(iii) provide access to training and development services and products "on demand"; (iv) lower overall training and development costs, including travel expenses of employees; and (v) measure and track employees' progress. Although instructor-led training currently is the primary means of delivery of training and development services and products, the Company believes that technology-based delivery increasingly will be used to both supplement and, in some cases, replace instructor-led training.

     The training and development industry is highly fragmented, with no company having more than a one percent share of the external training market. Many companies in the industry provide a narrow range of services and products through limited delivery methods. The Company believes that these companies generally have made limited investments in content development, marketing and the technology necessary to develop or utilize alternative delivery methods. As corporations and government entities increasingly use external training providers, the Company believes that they will seek providers that can meet their overall training and development needs by: (i) providing a broad range of high-quality services and products in both customized and off-the-shelf formats;
(ii) delivering training through multiple delivery methods capable of reaching large and geographically dispersed work forces; and (iii) utilizing the most current technology available. As a result, the Company believes that significant opportunities are available for well-capitalized companies capable of meeting these needs on a national and international basis.

BUSINESS STRATEGY

     The Company's objective is to meet a significant portion of the training and development needs of Fortune 1000 companies, other large and medium-sized corporations and government entities. To achieve this objective, the Company intends to pursue a business strategy with the following key elements:

     OFFER VALUE-ADDED, HIGH-QUALITY TRAINING. The Company is committed to providing value-added training and development services and products that result in measurable improvement in the workplace performance of employees. The Company's services and products are based upon well-researched methodologies, processes and content, and typically have been developed, refined and used successfully over many years. Most of the Founding Companies' executives have advanced degrees and are regarded as leaders in their respective areas. The Company strives to offer high-quality training by continually updating its content to reflect changing industry trends and client preferences.

     PROVIDE A BROAD RANGE OF SERVICES AND PRODUCTS. The Company seeks to provide its clients with a broad range of high-quality training and development services and products in both customized and off-the-shelf formats. These services and products cover: employee selection, recruitment and retention; employee work skills enhancement; employee management and leadership skills; and organizational assessment, direction and change. Specifically, the Company assists organizations and their employees in, among other things, determining and implementing hiring criteria, increasing workplace diversity awareness, improving communication skills, increasing point-of-sale efficiencies, working in a team environment and soliciting and analyzing employee feedback. In addition, the Company provides strategic consulting services to its clients, which are enhanced by the Company's ability to offer complementary training and development services and products.

     UTILIZE MULTIPLE DELIVERY METHODS. The Company offers multiple delivery methods for its services and products, including instructor-led seminars, train-the-trainer, interactive multimedia software (such as CD-ROM) and distance-based media (such as video conferencing, intranets and the Internet). Two of the

Founding Companies, LSS and Star, have substantial expertise in delivery technology which the Company intends to apply to many of the services and products of the other Founding Companies. By offering multiple delivery methods, the Company believes that it can better serve the needs, resource constraints and cost requirements of its clients.

     DEVELOP LONG-TERM CLIENT RELATIONSHIPS. The Company seeks to develop long-term relationships with clients to whom it can provide a full complement of services and products on a recurring basis. Many of the Company's long-term clients purchase its services and products on an on-going basis after the initial delivery of services and products. For example, after a train-the-trainer seminar where the Company certifies a client's instructors, the Company continues to receive a fee on a participant or site basis as the certified instructors continue to train the client's employees. The Company also offers updated, related or new services and products to its clients in order to generate recurring revenue.

     EMPLOY A DECENTRALIZED MANAGEMENT STRUCTURE. The Company believes that the experienced management teams of the Founding Companies have a valuable understanding of their respective training and development markets and have established strong client relationships. The Company intends to operate with a decentralized management structure under which management at each of the Founding Companies will make most of the day-to-day operating decisions and will have primary responsibility for the profitability and growth of their business. The Company intends to utilize stock ownership as well as appropriate incentive compensation to ensure that management's objectives at each of the Founding Companies are aligned with those of the Company.

     IMPLEMENT BEST PRACTICES AND ACHIEVE OPERATING EFFICIENCIES. The Company intends to evaluate the operating policies and procedures of the Founding Companies in order to identify and implement Company-wide best practices in areas such as marketing, sales, product development, human resource policies and recruiting. In addition, the Company believes that it can achieve operating efficiencies and cost savings by more efficiently utilizing the Company's facilities and gaining greater purchasing power in areas such as travel, employee benefits and communications.

GROWTH STRATEGY

     The Company's objective is to become the leading single source provider of high-quality training and development services and products to Fortune 1000 companies, other large and medium-sized corporations and government entities. Key elements of the Company's growth strategy include:

     CAPITALIZE ON CROSS-SELLING OPPORTUNITIES. The Company believes that significant opportunities exist for each Founding Company to cross-sell its services and products to clients of the other Founding Companies. Each of the Founding Companies has established strong relationships with its clients but historically has offered its clients only a limited selection of training and development services and products. The Company provided training and development services to more than 1,700 companies and more than 75 government entities in fiscal 1997, and during that period generated revenue of more than $100,000 from each of 75 different companies and over 15 different federal government agencies. The Company intends to capitalize on the services and products of each of the Founding Companies by emphasizing and aggressively cross-selling its broad range of training and development services and products to its collective client base.

     IMPLEMENT AGGRESSIVE SALES AND MARKETING STRATEGY. The Company intends to pursue an aggressive sales and marketing strategy designed to establish new client relationships and expand existing relationships. Specifically, the Company intends to: (i) hire additional salespeople to supplement the existing sales efforts of the Founding Companies; (ii) establish a nationwide telemarketing program focusing primarily on medium-sized corporations; and (iii) participate in a greater number of conferences and trade shows. The Company intends to direct its centralized marketing campaign to both new clients and additional contacts within existing clients (e.g., targeting upper levels of management if previous services provided by a Founding Company were marketed to middle management). In addition, the Company intends to pursue relationships with regional colleges and vocational/technical schools in order to market its services and products to small and medium-sized companies and their employees. The Company also intends to establish a national brand identification under the Provant name, while preserving the value of the established names, trademarks and client relationships of the Founding Companies.

     EXPAND SERVICE AND PRODUCT OFFERINGS. The Company intends to broaden its offerings of training and development services and products by developing or acquiring new or complementary services and products. For example, the Company currently is introducing a new employee recruitment product, based upon its Behavioral Interviewing(R) process, that teaches clients how to recruit in a tight labor market. In addition, the Company intends to capitalize on its expertise in certain industries, such as the retail industry, by customizing services and products for other similar industries, such as the hospitality, transportation and healthcare industries.

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to pursue strategic acquisitions in order to: (i) offer services or products complementary to those it currently offers; (ii) gain expertise in new areas of training and development; (iii) access new technology to expand the scope and quality of delivery methods; and (iv) establish or enhance client relationships. The Company seeks to acquire companies with strong management, profitable operating results and leading positions within their respective markets. The Company believes that acquisitions of this nature will improve its ability to be a single source provider of high-quality training and development services and products.

     LEVERAGE INVESTMENTS IN TECHNOLOGY AND DEPLOY LEADING TECHNOLOGIES. A key element of the Company's strategy is to capitalize on the technology investments of the Founding Companies in order to deliver training and development services and products to its clients in the most effective manner. For example, the Company intends to apply the technical expertise of LSS and Star, which provide training through interactive multimedia software, to convert certain products of other Founding Companies to interactive multimedia software formats, such as CD-ROM. The Company expects to deploy leading technologies in the delivery of many of its services and products, including delivery through distance-based media, such as video conferencing, intranets and the Internet, that can provide interactive training to employees at multiple locations.

TRAINING AND DEVELOPMENT SERVICES AND PRODUCTS

     The Company's training and development services and products assist organizations in four principal areas: (i) employee recruitment, selection and retention; (ii) employee work skills; (iii) employee management and leadership skills; and (iv) organizational assessment, direction and change. Through these services and products, the Company's clients can improve the quality of employees entering the organization, the performance of employees within the organization, and the ability of the organization as a whole to undergo change. The Company offers services and products which are off-the-shelf as well as customized to meet the specialized needs of particular clients. The following table illustrates the principal training and development areas covered by the Company's services and products:

                                                                                     ORGANIZATIONAL
 EMPLOYEE RECRUITMENT,                                  EMPLOYEE MANAGEMENT            ASSESSMENT,
SELECTION AND RETENTION     EMPLOYEE WORK SKILLS       AND LEADERSHIP SKILLS      DIRECTION AND CHANGE
-----------------------    -----------------------    -----------------------    -----------------------
Interviewing candidates    Customer service           Analyzing employee         Strategic consulting
Identifying specific       training                   feedback                   Understanding employee
job   competencies         Public speaking            Presentation skills        perceptions
Retaining employees        Spoken communication       training                   Assessing
Addressing sexual          training                   Coaching peers and         organizational
  harassment               Buyer negotiating          colleagues                 abilities and direction
Facilitating diversity     Point-of-sale training     Managing retail stores     Measuring customer
                           General retail sales       Communicating with         satisfaction
                           training                   subordinates               Designing quality
                           Specialized government     Understanding diversity    control
                           job training               issues                     processes
                           Industrial skills                                     Changing corporate
                           training                                              culture

     EMPLOYEE RECRUITMENT, SELECTION AND RETENTION. The Company offers services and products designed to assist clients in hiring and retaining effective employees. In particular, the Company helps clients understand the skills required of their employees, implement more effective recruitment, selection and retention processes to maximize employee productivity, and reduce turnover rates. Through one of the Company's products, Behavioral Interviewing(R), managers learn how to identify specific job competencies required for success, interview prospective candidates and evaluate their skills. For example, when the Behavioral Interviewing(R) process was implemented at a large accounting firm seeking to refine its employee selection process, the Company worked with the firm to determine critical skills and competencies required of candidates and to develop interview forms designed to elicit information pertaining to those skills and competencies. Client recruiting directors were certified, and those certified instructors then taught the Behavioral Interviewing(R) process to the client's interviewers nationwide. In the year following the implementation of Behavioral Interviewing(R), the number of candidates invited for office visits who received offers of employment increased by 10%, reflecting an increase in the effectiveness and efficiency of the screening and evaluation process. SkilMatch(R), a related product, is an interactive software program designed to streamline the process of developing structured interviews and ensure a consistent selection process. Complementing these products are the Company's outplacement services, which it provides to several federal government agencies to assist in work force restructuring, and its diversity enhancement services, which facilitate employee retention and development.

     EMPLOYEE WORK SKILLS. The Company offers services and products designed to provide or improve the skills necessary to perform a particular task or job. These skills include public speaking/presentation, negotiation, general retail sales, point-of-sale device operation, direct store delivery (receiving) and customer service. Several of the Company's products, including The POS Simulator, Direct Store Delivery Simulator, Cashier Ready and Produce Identification Trainer, are designed to increase employee productivity in the retail workplace by simulating important retail situations and environments in interactive multimedia formats. Many of these products allow clients to measure the effectiveness of the training. For example, a large grocery chain that used The POS Simulator to improve the efficiency of its cashier training program reduced the average number of hours required to train cashiers in certain key competencies from 16 hours of traditional classroom training to six hours with The POS Simulator. Another Company product, Effective Communicating(TM), is a two-day workshop designed to enable clients' key staff members to become more effective in public speaking, sales and other types of oral communication. The Company also offers specialized industrial skills training for government and corporate clients.

     The Company provides customized work skills training to numerous federal government entities and various state and local government entities. Most of the services and products offered in this area involve the training of employees to perform tasks that are unique to certain government jobs. For instance, the Company has prepared courses for the Department of Defense covering topics from technology applications for military aircrews to basic medical care and medical management information systems for Army and Navy healthcare personnel. Courses prepared for other federal agencies include Reengineering and Process Mapping for the Department of Education, Principles of Purchasing for the Postal Service, Introductory Correctional Training for the Bureau of Prisons, and Training in the Use of Traffic Records for Problem Identification for the National Highway Traffic Safety Administration. Typically, these training courses and course materials are custom-designed by experts from the Company working closely with members of the respective government entities.

     EMPLOYEE MANAGEMENT AND LEADERSHIP SKILLS. The Company offers services and products that are designed to improve employees' operational management, supervisory and leadership skills. In particular, the Company helps managers to create constructive feedback processes, operate retail stores, monitor, motivate and communicate with subordinates and understand diversity issues. Managing Individual and Team Effectiveness (MITE(R)), one of the Company's products, is designed to provide managers in complex work environments with "360-degree" feedback on their management skills. Another product, Retail Management Series III (RMSIII), is a multi-component and highly adaptable program designed to enhance their retail communication and coaching skills in order to improve the productivity and profitability of managers' salespeople. For example, RMSIII was used by a national specialty retailer seeking to increase the productivity of its sales associates by focusing on its sales managers. The Company tailored RMSIII to cover the sales management skills important to the retailer's business, including sales management standards, commitment to goals and coaching skills. The Company trained and certified district managers of the client to teach RMSIII, and those certified instructors trained sales managers and assistant managers in over 200 of the client's stores. Three months following the introduction of the Company's RMSIII product, stores using RMSIII reported an average increase in sales of 27%, as compared to 14% in stores not using RMSIII. A third product, Managing Inclusion, is a multi-day session designed to help individual managers and client companies enhance understanding of workplace diversity, build morale and satisfaction in the work force, and increase productivity through more effective team relationships.

     ORGANIZATIONAL ASSESSMENT, DIRECTION AND CHANGE. The Company provides services and products designed to help organizations assess their strategic direction and implement and manage change. The Company provides strategic consulting services that help improve overall workplace performance by assisting clients in, among other things, clarifying and communicating their business strategies and redesigning their organizations and business processes. For example, the Company assisted a large trucking company in developing alternative organization designs and cost reduction initiatives. By using the Company's recommendations to clarify its operating strategy and determine the core work of its business, the trucking company was able to undertake significant structural changes and implement cost-cutting measures that were responsible for significantly increasing overall efficiency. The Company also provides its clients with a variety of survey tools by which feedback can be gathered and analyzed on either an organizational or individual basis. The Company develops the survey forms and methodologies, conducts the surveys, and collects and analyzes the data for its corporate clients.

DELIVERY METHODS

     The Company offers multiple delivery methods for its training services and products. By doing so, the Company believes that it can better serve the particular needs, resource constraints, cost requirements and cultures of its clients. Most of the Company's services and products currently are delivered through instructor-led and train-the-trainer seminars; however, the Company also delivers certain of its products on interactive multimedia software or through distance-based methods. The Company's primary delivery methods are described below.

     INSTRUCTOR-LED TRAINING AND SEMINARS. The Company delivers its programs to clients' employees primarily through the use of either dedicated Company instructors or certified contract instructors. Most of the Company's instructor-led training is delivered at clients' facilities, although the Company also delivers certain programs at its own training facilities. In some cases, the Company's programs are delivered in a public seminar format to a small group of individuals from multiple client companies. The Company provides textual materials and, in some cases, video tapes as a part of its instructor-led programs. In addition, the Company sells related published materials in connection with these programs. The Company also develops custom courseware that ultimately is delivered by instructors (often client employees) who are not certified by or otherwise affiliated with the Company. The Company's courses and programs generally range in length from a few hours to several days and include from one to hundreds of participants.

     TRAIN-THE-TRAINER. For several of its services and products, the Company's instructors train and certify qualified employees of clients in an instructor-led program. The certified client employees then are licensed to use the Company's methodologies and materials to train other employees of the client in instructor-led classes at client sites. The Company supplies training materials for these classes and on-going training for the certified trainers. The Company receives fees for the employee-led classes on either a participant or site basis.

     INTERACTIVE MULTIMEDIA SOFTWARE. The Company delivers several of its products on interactive multimedia software, such as CD-ROMs. Because of the demonstrated higher rates of learning and retention achieved through interactive multimedia training, the Company plans to convert to CD-ROM and other interactive multimedia software several of its products that to date have been offered only in the instructor-led or train-the-trainer formats.

     DISTANCE-BASED MEDIA. The Company currently delivers a limited number of its products through distance-based media, such as satellite or other video conferencing, intranets and the Internet. The Company intends to seek new technologies that will allow it to deliver its product offerings to clients more effectively. In particular, the Company believes that more of its products will be offered through the Internet and more clients will seek Internet-delivered training as the bandwidth of Internet access increases.

OTHER SERVICES AND PRODUCTS

     In addition to the Company's training and development services and products, one of the Founding Companies, Star, also provides certain other services and products including computer network security research and development (primarily for federal government entities) and computer network design, sales, installation and support (primarily for corporations). These services and products contributed 7.3% of pro forma revenue and (4.6)% of pro forma income from operations for fiscal 1997. The Company does not anticipate that sales of these services and products will have a material impact on its future operating results.

CLIENTS

     The Company seeks to establish long-term relationships with Fortune 1000 companies, other large and medium-sized corporations and government entities with substantial training and development needs. The Company has developed a broad client base of over 1,700 corporations, with no corporate client accounting for more than 5% of the Company's pro forma revenue during fiscal 1997 or the three months ended September 30, 1997. The Company generated revenue of more than $100,000 from each of 75 different corporate clients during fiscal 1997. The top corporate clients of the Founding Companies by revenue generated during fiscal 1997 include those presented below.

Abbott Laboratories             Federal Express                 Metropolitan Life Insurance
Ameritech Corporation           Federated Department Stores,    Company
Amoco Corporation               Inc.                            Mobil Corporation
Bank of America                 Flexsys                         Motorola, Inc.
BOC Gases                       Fujitsu Business                Northwest Airlines, Inc.
Canadian-Hunter Exploration     Communication Systems,          Norwest Mortgage Inc.
  Ltd.                          Inc.                            PepsiCo., Inc.
Canadian Imperial Bank of       Hewlett-Packard Company         Royal Bank of Canada
  Commerce                      J.C. Penney Company, Inc.       Siemens Business
Conoco, Inc.                    J.P. Morgan & Co.               Communication Systems,
Consolidated Rail               Incorporated                    Inc.
  Corporation                   The Kroger Co.                  U.S. West, Inc.
Coopers & Lybrand L.L.P.        Lukens Steel Company            Venture Stores, Inc.
Dayton Hudson Corporation       McDonnell-Douglas               Victoria's Secret Stores
Deloitte & Touche LLP           Corporation                     Wakefern Food Corporation
Eli Lilly and Company                                           Yellow Corporation
Exxon Corporation

     Star derives a substantial majority of its revenues from customized training and development services and products delivered to entities affiliated with the federal government. During fiscal 1997 and the three months ended September 30, 1997, Star's training and development work for federal government clients generated approximately 31.1% and 30.6%, respectively, of the Company's pro forma combined revenue. Star also provides services and products to state and local government entities. The Company's top federal government clients by revenue generated during fiscal 1997 include the following:

        Defense Commissary Agency                Food Safety and Inspection
        Defense Logistics Agency                 General Accounting Office
        Department of Army                       General Services Office
        Department of Energy                     Immigration and Naturalization
        Department of Navy                       Service
        Drug Enforcement Administration          Indian Health Service
        Federal Aviation Administration          Internal Revenue Service
        Federal Highway Administration           Pension Benefit Guarantee
        Federal Law Enforcement Training         Corporation
          Center                                 United States Marshals Service
                                                 United States Postal Service

SALES AND MARKETING

     Historically, the Founding Companies have used a variety of sales strategies. The majority of the Founding Companies maintain dedicated salespersons who seek to identify leads, qualify prospects and close sales related to their specific training services and products. In some instances, the salespersons also serve as the instructors or consultants for such services and products. Generally, each of the Founding Companies targets its prospects primarily through direct sales, public seminars, client referrals and a variety of media, including direct mailings, the Founding Companies' web sites and trade publications. In addition, several of the Founding Companies are able to obtain clients as a result of the visibility of their principals, who have published articles and books, appeared on television news shows or otherwise created a strong reputation in their various fields of training. The Company currently markets its services and products to its clients mainly through their human resources personnel, business unit managers or regional managers and, to a lesser extent, through senior executives. However, the Company intends to focus increasingly on marketing to senior executives of both existing and targeted clients through initial contacts made by members of the Company's Board of Directors and senior management, as well as by the principals of the Founding Companies.

     The Company generates significant revenues through sales of services and products to government entities. Typically, these sales occur through a competitive bidding process started by a government entity's issuance of a request for proposal ("RFP") for a contemplated project. The Company may submit a proposal on its own behalf or as a subcontractor to another company. Many services and products delivered to federal government agencies are provided through orders placed under a General Services Administration ("GSA") Supply Schedule contract and under Office of Personnel Management/Training Management Assistance ("OPM"). The Company is one of only a few training providers authorized under both funding mechanisms. The Company (through Star) benefits from its status as a preferred provider under certain funding mechanisms (including the GSA and OPM vehicles) which allow it to negotiate contracts without an RFP.

     Following the consummation of the Offering, the Company expects to capitalize on cross-selling opportunities among the clients of the Founding Companies. The Company intends to hire additional salespeople to supplement the existing sales efforts of the Founding Companies and establish a nationwide telemarketing program focusing on medium-sized corporations. In addition, the Company is developing a marketing and advertising program to establish a national brand identification under the Provant name, while preserving the value of the established names, trademarks and customer relationships of the Founding Companies.

COMPETITION

     The training and development industry is highly fragmented and competitive, and the Company expects this competition to increase. The Company believes the principal competitive factors in the industry are the strength of client relationships, quality, price and breadth of service and product offerings, quality and number of delivery methods, reputation, and the ability to provide customized services and products. Some of the Company's competitors have significantly greater financial, managerial, technical, marketing and other resources than the Company. Moreover, the Company expects that it will face additional competition from new entrants into the training and development market due, in part, to the evolving nature of the market and the relatively low barriers to entry.

     The Company competes with thousands of privately-held training companies, most of which provide a limited range of services and products. In addition to these small competitors, a number of larger companies are engaged in the business of providing training and development services and products, including Times Mirror Training Group (a subsidiary of the Times Mirror Company), The Forum Corporation, Development Dimensions International, Wilson Learning Corporation and several large publishers of professional reference materials who recently have entered the industry. The Company also competes with large professional service companies such as Andersen Consulting, Ernst & Young LLP, Towers Perrin and others that generally offer training services in conjunction with strategic consulting and other client assignments of larger scope. In addition, many of the Company's clients and potential clients have internal training departments. See "Business -- Market Overview."

     The Company's competitors for government contracts include service companies such as Booz Allen, as well as contract suppliers of equipment to the government such as Raytheon Company, McDonnell-Douglas Corporation and Lockheed Martin Corporation.

INTELLECTUAL PROPERTY

     The Company regards many of its training and development services and products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark, service mark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Notwithstanding this, a third party or parties could copy or otherwise obtain and use the Company's products in an unauthorized manner or use these products to develop training and development processes that are substantially similar to those of the Company. The Company's products generally do not include any mechanisms to prohibit or prevent unauthorized use by third parties. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar training products and delivery methods. Additionally, there can be no assurance that third parties will not claim that the Company's current or future products and/or services infringe on the proprietary rights of others. See "Risk Factors -- Risks Associated with Intellectual Property."

EMPLOYEES

     The Company currently employs approximately 600 full-time and part-time employees and believes that its relationships with its employees are good.

INDEPENDENT CONTRACTORS

     The Company provides certain of its services and products through approximately 200 independent contractors. The Company does not pay federal employment taxes or withhold income taxes with respect to these independent contractors or include them in the Company's employee benefit plans. See "Risk Factors -- Independent Contractor Status."

FACILITIES

     The Company leases its principal executive office located in Boston, Massachusetts, and maintains 23 additional leased office locations in 12 states and one in Canada. The remaining terms of the Company's leases are less than eight years. The Company believes that these facilities are adequate to serve its current level of operations. If additional facilities are required, the Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Company is from time to time a party to litigation arising in the ordinary course of business. Management believes that no pending legal proceeding will have a material adverse effect on the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers, and those persons who will become directors and executive officers upon the consummation of the Offering.

               NAME                  AGE                  POST-OFFERING POSITION
-----------------------------------  ---   ----------------------------------------------------
Paul M. Verrochi...................  49    Chairman and Chief Executive Officer
John H. Zenger.....................  66    President and Director
Dominic J. Puopolo.................  54    Executive Vice President, Chief Financial Officer
                                           and Director
Rajiv Bhatt........................  40    Senior Vice President, Treasurer and Chief
                                           Accounting Officer
Philip Gardner.....................  34    Vice President
Herbert A. Cohen...................  61    President - MOHR, Director
Bert Decker........................  57    President - Decker, Director
Paul C. Green......................  56    President - BTI, Director
Joe Hanson.........................  40    Managing Director - Novations, Director
John F. King.......................  43    President - LSS, Director
A. Carl von Sternberg..............  69    President - Star, Director
Marc S. Wallace....................  50    President - J. Howard, Director
Michael J. Davies..................  53    Director

     Paul M. Verrochi will become Chairman of the Board and Chief Executive Officer of the Company upon the consummation of the Offering. Prior to the Offering, Mr. Verrochi has been President and a director of Provant. Mr. Verrochi also is Chairman, co-founder and a principal of American Business Partners LLC ("ABP"). In 1992, Mr. Verrochi co-founded American Medical Response, Inc. ("AMR"), which prior to its acquisition by Laidlaw Inc. in January 1997 was the largest provider of ambulance services in the United States. From August 1992 to January 1996, Mr. Verrochi served as AMR's President and Chief Executive Officer, and until January 1997 he also served as the Chairman of the Board of Directors. Mr. Verrochi was selected as the 1995 National Entrepreneur of the Year for Emerging Growth Companies by Inc. Magazine. Mr. Verrochi serves as an advisory board member to numerous charitable foundations, including the New England Aquarium and the Boston Symphony Orchestra. Mr. Verrochi is Chairman of BridgeStreet Accommodations, Inc. and a director of Coach USA, Inc. Mr. Verrochi received his Bachelor of Science degree from the United States Merchant Marine Academy at Kings Point, New York.

     John H. Zenger will become President and a director of the Company upon the consummation of the Offering. Prior to the Offering, since May 1997, Mr. Zenger has been a consultant to Provant. From April 1992 to November 1996, Mr. Zenger was employed in various capacities, including Vice President and Chairman, by the Times Mirror Training Group, the nation's largest group of training companies, consisting of Kaset, Learning International and Zenger Miller, the company that he founded in 1977. Mr. Zenger has taught at the University of Southern California School of Business and the Stanford Graduate School of Business. Mr. Zenger received his Doctorate degree in Business Administration from the University of Southern California, his Masters in Business Administration from the University of California, Los Angeles and his Bachelor of Science degree from Brigham Young University.

     Dominic J. Puopolo will become Executive Vice President and Chief Financial Officer of the Company upon the consummation of the Offering. Prior to the Offering, Mr. Puopolo has been Treasurer and a director of Provant. Mr. Puopolo is a co-founder and principal of ABP. In 1992, Mr. Puopolo co-founded AMR. From August 1992 to January 1996, Mr. Puopolo served as Executive Vice President, Chief Financial Officer, Treasurer and a member of the Board of Directors of AMR. Mr. Puopolo serves as a member of the Board of Trustees of Emerson College of Communications and is Chairman of its Resource Development Committee. Mr. Puopolo also serves on the Executive Committee of the Boston University School of Medicine and is a member of the Board of Trustees of Northeastern University. Mr. Puopolo, a Certified Public Accountant, is a member of the Massachusetts Society of Certified Public Accountants, The American Institute of Certified Public Accountants and the National Association of Accountants. Mr. Puopolo received his Masters in Business Administration degree from Suffolk University and his Bachelor of Science degree in Business Administration from Northeastern University.

     Rajiv Bhatt will become Senior Vice President, Treasurer and Chief Accounting Officer of the Company upon the consummation of the Offering. Prior to the Offering, since August 1997, Mr. Bhatt has been a consultant to Provant. From September 1994 to August 1997, Mr. Bhatt was Executive Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc., a publicly-traded manufacturer of ophthalmic laser systems. From September 1988 to September 1994, Mr. Bhatt was Chief Financial Officer, Secretary and a member of the Board of Directors of Carlisle Plastics, Inc., a publicly-traded plastics manufacturer. Also from September 1988 to September 1994, Mr. Bhatt was Chief Financial Officer of Carlisle Capital Corporation, a privately held mergers and acquisitions company. Mr. Bhatt is a Certified Public Accountant. Mr. Bhatt received his Masters in Business Administration degree from the University of Michigan and his Bachelor of Commerce degree from the University of Bombay.

     Philip Gardner will become Vice President of the Company upon the consummation of the Offering. Prior to the Offering, since February 1997, Mr. Gardner has been a consultant to Provant. From August 1994 to December 1996, Mr. Gardner was a consultant for McKinsey & Company ("McKinsey"), a management consulting firm. Prior to joining McKinsey, from 1985 to 1992, Mr. Gardner was an officer and a highly decorated strike fighter pilot in the United States Navy. Mr. Gardner received his Masters in Business Administration degree from Harvard Graduate School of Business Administration and his Bachelor of Arts degree in Government from Harvard College.

     Herbert A. Cohen will become a director of the Company immediately following the consummation of the Offering. Mr. Cohen has been Chief Executive Officer of MOHR since February 1991. From September 1978 to January 1991, Mr. Cohen was a partner and one of the original principals of MOHR Development, Inc., a training and consulting company. Mr. Cohen has served as President and Director of the Instructional Systems Association, an association of over 150 training companies dedicated to improving performance through training. Mr. Cohen received his Bachelor of Science degree in Psychology from the University of Maine.

     Bert Decker will become a director of the Company immediately following the consummation of the Offering. Mr. Decker has been Chairman and Chief Executive Officer of Decker since October 1979. Mr. Decker is the author of the best-selling books You've Got to be Believed to be Heard and Creating Messages That Motivate. Mr. Decker also is the personal communications trainer for Charles Schwab and Olympic gold medalist Bonnie Blair. Mr. Decker has appeared on several national television programs, including The Today Show and 20/20. Mr. Decker received his Bachelor of Arts degree in Psychology from Yale University.

     Paul C. Green, Ph.D. will become a director of the Company immediately following the consummation of the Offering. Dr. Green has been Chief Executive Officer of BTI since May 1979. Dr. Green developed the Behavioral Interviewing(R) seminar, which has been attended by several hundred thousand managers worldwide. Dr. Green has also served as Assistant Professor in the Marketing Department at Memphis State University, where he taught courses in salesmanship, sales promotion, sales management and consumer behavior. Dr. Green received his Doctorate degree in Industrial-Organizational Psychology from Memphis State University, his Master of Science degree in Psychology from Memphis State University and his Bachelor of Arts degree from Lambuth College.

     Joe Hanson will become a director of the Company immediately following the consummation of the Offering. Mr. Hanson has been a Managing Director of Novations since August 1989. From September 1983 to June 1987 Mr. Hanson was a consultant for KPMG Peat Marwick LLP. Mr. Hanson is a Certified Public Accountant. Mr. Hanson received his Masters in Business Administration degree from Brigham Young University and his Bachelor of Science degree in Accounting from Brigham Young University.

     John F. King will become a director of the Company immediately following the consummation of the Offering. Mr. King has been Chief Executive Officer of LSS since December 1990. From October 1981 to November 1988, Mr. King was employed by Wilson Learning where he served in various capacities including Regional Sales Manager, Account Executive, and Performance Consultant. Mr. King previously served as Professor of Communications Studies at McKendree College. Mr. King received his Master of Arts degree in Communication Studies, Mass Communications from Purdue University and his Bachelor of Arts degree from California State University, Long Beach.

     A. Carl von Sternberg will become a director of the Company immediately following the consummation of the Offering. Mr. von Sternberg has been President of Star since September 1987. In 1975, Mr. von Sternberg founded Allen Corporation of America ("Allen") a firm specializing in training, human factors, engineering and logistics services. From October 1975 to May 1986, Mr. von Sternberg was President and Chairman of Allen, which was selected in 1982 by Inc. Magazine as one of America's 500 fastest growing private companies. Prior to founding Allen, Mr. von Sternberg served as Executive Vice President and Chief Operating Officer of Essex Corporation, a behavioral science research company, which he co-founded in 1969. Mr. von Sternberg received his Bachelor of Science degree in Industrial Administration from Yale University.

     Marc S. Wallace will become a director of the Company immediately following the consummation of the Offering. Mr. Wallace has been President of J. Howard since January 1991 and Treasurer since April 1986. Mr. Wallace serves on the Boards of Directors of Belmont Hill School and the Berklee School of Music, on the Board of Advisors of First Community Bank in Boston and as a member of the Northeastern University Corporation. Mr. Wallace also is a member of the Boston Chamber of Commerce. Mr. Wallace received his Masters in Business Administration degree with a concentration in Finance from Central Michigan University and his Bachelor of Arts degree from Adams State College.

     Michael J. Davies will become a director of the Company upon the consummation of the Offering. Mr. Davies has been a consultant to Provant since February 1997, and will continue to be a consultant following the Offering. From April 1994 to June 1997, Mr. Davies was a Managing Director of Legg Mason Wood Walker, Incorporated, specializing in media and communications. From September 1990 to March 1993, Mr. Davies was publisher of The Baltimore Sun. Mr. Davies is a member of the Board of Directors of Mecklermedia Corporation, a provider of Internet news, information and analysis through its magazines, trade shows and web site. Mr. Davies received his Master of Science degree in Journalism from the Medill School of Journalism at Northwestern University and his Bachelor of Science degree from Georgia State University.

MANAGEMENT OF THE COMPANY FOLLOWING THE COMBINATION

     Upon the consummation of the Offering, the Company intends to operate with a decentralized management structure. Messrs. Verrochi, Zenger, Puopolo, Bhatt and Gardner will manage the Company's operations and be responsible for areas including strategic planning, acquisitions, resource allocation, capital financing, financial reporting, marketing efforts and human resources. They will work closely with the Founding Companies to coordinate, integrate and expand their service and product offerings. Messrs. Cohen, Decker, Green, Hanson, King, von Sternberg and Wallace (together with the other key executives of the Founding Companies) will continue to make day-to-day operating decisions and be primarily responsible for the operations of their respective Founding Companies.

BOARD OF DIRECTORS

     After consummation of the Combination and the Offering, the Board of Directors will consist of 11 directors. In addition, following the Offering, the Board expects to elect three outside directors. The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders and when his or her successor is elected and qualified. Following the Offering, the Board of Directors will establish an Audit Committee, a Compensation Committee and such other committees as the Board may determine. The Audit Committee, a majority of which will be outside directors, will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans for and results of the Company's annual audit, approve professional services provided by and the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Compensation Committee, all of which will be outside directors, will establish a general compensation policy for the Company, approve increases in directors' fees and salaries paid to officers and senior employees of the Company, administer the Company's 1998 Equity Incentive Plan, Stock Plan for Non-Employee Directors and 1998 Employee Stock Purchase Plan, and determine, subject to the provisions of the Company's employee benefit plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

     Officers of the Company serve at the pleasure of the Board of Directors, subject to the terms of any employment agreements with the Company.

DIRECTOR COMPENSATION

     Members of the Board of Directors who also serve as officers of or full-time consultants to the Company or its subsidiaries do not receive compensation for serving on the Board. Each other member of the Board will receive a fee of $3,000 for each Board of Directors meeting attended and an additional fee of $500 for each committee meeting attended. All directors will receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties. Non-employee directors also are entitled to receive an option grant as described in "-- Stock Plan for Non-Employee Directors."

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

     The Company was incorporated in 1996 and has conducted no operations and paid no compensation to its officers in fiscal 1997. The Company has entered into employment agreements, the terms of which are effective upon the closing of the Offering, with its executive officers. The material terms of these agreements are summarized below.

     The Company's employment agreement with each of Messrs. Verrochi, Zenger, Puopolo, Bhatt and Gardner has a term of three years, and provides for an initial base salary (subject to upward adjustment in the sole discretion of the Company's Board of Directors) and participation in the Company's bonus and benefit plans. The initial base salaries for Messrs. Verrochi, Zenger, Puopolo, Bhatt and Gardner are $50,000, $150,000, $50,000, $200,000 and $125,000,
respectively. The salaries to be paid to Messrs. Verrochi and Puopolo after the first year of the term of their employment agreements will be determined by the Company's Board of Directors. Each of the five agreements may be terminated prior to the expiration of the three-year term either in the event of disability or for cause (as defined). If any of the individuals does not continue to be employed by the Company upon the expiration of the agreement, the individual is entitled to receive six months' severance at his base salary as in effect at the time of expiration. Each of Messrs. Verrochi, Zenger, Puopolo, Bhatt and Gardner has agreed not to compete with the Company for a period of five years from the closing date of the Offering. Under their employment agreements, Messrs. Verrochi and Puopolo are entitled to receive options to purchase 44,092 shares of Common Stock each. See "-- Equity Incentive Plan."

     The principals of the Founding Companies who will become directors of the Company immediately following the closing of the Combination will enter into a three-year employment agreement with the Company or a subsidiary of the Company, the material terms of which are described in "Certain Transactions -- Organization of the Company."

EQUITY INCENTIVE PLAN

     The Company has adopted the 1998 Equity Incentive Plan (the "Equity Incentive Plan"), which provides for the award of up to 1,100,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock or stock units (each, an "Award"). All directors and employees of, and all consultants and advisors to, the Company (including its subsidiaries) are eligible to participate in the Equity Incentive Plan.

     The Equity Incentive Plan will be administered by the Compensation Committee (the "Committee"), which determines who shall receive Awards from those individuals eligible to participate in the Equity Incentive Plan, the type of Award to be made, the number of shares of Common Stock that may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. Options that are ISOs may be exercisable for not more than 10 years after the date the option is awarded. The Committee may at any time accelerate the exercisability of all or any portion of an option.

     In the event of a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding shares of capital stock, or in the event of the sale or transfer of substantially all of the Company's assets, if the Committee so determines, all outstanding Awards will terminate, provided that on or before 20 days prior to the proposed effective date of any such transaction, the Committee either (i) makes all outstanding Awards exercisable prior to the consummation of the transaction or (ii) arranges for the surviving or acquiring corporation, if any, to assume the Awards or grant to participants replacement Awards.

     The Equity Incentive Plan may be amended from time to time or terminated in its entirety by the Board of Directors; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

     In connection with the Offering, the Company will grant Messrs. Verrochi, Zenger, Puopolo, Bhatt and Gardner options to purchase 44,092, 100,000, 44,092, 50,000 and 10,000 shares of Common Stock, respectively, each of which will have a per share exercise price equal to the initial offering price. The options granted to Messrs. Zenger, Bhatt and Gardner will become exercisable with respect to one-third of the underlying shares of Common Stock on each of the first three anniversaries of the date of grant, and the options granted to Messrs. Verrochi and Puopolo will become exercisable with respect to all of the underlying shares of Common Stock upon the closing of the Offering. Mr. Davies also will be granted an option to purchase 50,000 shares of Common Stock, the terms of which are described in "Certain Transactions."

     In addition to the options to be granted to Messrs. Verrochi, Zenger, Puopolo, Bhatt, Gardner and Davies, the Company will award to employees and consultants of the Founding Companies and Provant options under the Equity Incentive Plan to purchase an aggregate of 535,280 shares of Common Stock, with each such option having a per share exercise price equal to the initial public offering price.

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The Company's Board of Directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). Subject to adjustment for stock splits and similar events, a total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. Pursuant to the Directors' Plan, in connection with the Offering, each director and director nominee who is not an employee of or consultant to the Company or one of its subsidiaries (a "non-employee director") and is not a stockholder of the Company prior to the offering will receive an option to purchase 7,500 shares of Common Stock with a per share exercise price equal to the initial public offering price. Each non-employee director initially elected following the Offering will be granted upon such election an option to purchase 7,500 shares of Common Stock. The per share exercise price of options granted following the Offering will be the fair market value of the Common Stock on the date of grant. Each option will be non-transferable except upon death (unless otherwise approved by the Board), will expire 10 years after the date of grant and will become exercisable with respect to all of the shares of Common Stock issuable thereunder on the date that is six months following the date of grant if the individual is a director at such time. If the director dies or otherwise ceases to be a director prior to the expiration of an option, the option (if exercisable) will remain exercisable for a period of one year (following death) or three months (following other termination of the individual's status as a director), but in no event beyond the tenth anniversary of the date of grant. The Board of Directors may at any time or times amend the Directors' Plan for any purpose that at the time may be permitted by law.

     As of the date of the closing of the Offering, no options will have been granted under the Directors' Plan.

STOCK PURCHASE PLAN

     The 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") has been approved by the Board of Directors and stockholders of the Company. The Employee Stock Purchase Plan is designed to enable eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions. All employees with at least six months of continuous service, other than employees owning 5% or more of the combined voting power of all classes of stock of the Company, will be eligible to participate. Purchases will occur at the end of option periods, each of six months' duration. The first such option period will begin on July 1, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period. Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period.

     Subject to adjustment for stock splits and similar events, a total of 500,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan. None of these shares has been issued to date.

LIMITATION OF CERTAIN LIABILITY OF OFFICERS AND DIRECTORS

     As permitted by the DGCL, the Company's Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties. The directors, however, remain subject to equitable remedies and to liability for breach of their duty of loyalty to the Company or its stockholders. The Company's Certificate of Incorporation and By-laws also provide that the Company will indemnify its directors and officers. In addition, the Company maintains an indemnification insurance policy covering all directors and officers of the Company. In general, the Company's Certificate of Incorporation, By-laws and the indemnification insurance policy attempt to provide the maximum protection permitted by Delaware law with respect to indemnification and exculpation of directors and officers.

     Under the indemnification provisions of the Company's Certificate of Incorporation and By-laws and the indemnification insurance policy, the Company will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company. Such indemnifiable expenses include, to the maximum extent permitted by law, attomey's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, after giving effect to the Combination, by (i) each director and director nominee of the Company, (ii) certain executive officers of the Company, (iii) all directors, director nominees and executive officers as a group, and (iv) each person or entity known to the Company to own beneficially more than 5% of the outstanding Common Stock. The persons named in this table have an address c/o the Company's principal executive offices, and, except as indicated in the footnotes below, have sole investment and voting power with respect to the shares beneficially owned by them.

                                                                               PERCENTAGE OWNED (2)
                                                                               ---------------------
                                                                SHARES          BEFORE       AFTER
                  NAME OF BENEFICIAL OWNER                        (1)          OFFERING     OFFERING
-------------------------------------------------------------  ---------       --------     --------
Paul M. Verrochi (3)(4)......................................  1,090,591         15.5%        11.3%
John H. Zenger...............................................    262,678          3.9          2.8
Dominic J. Puopolo (3)(5)....................................  1,023,222         14.6         10.6
Rajiv Bhatt..................................................     88,634          1.3            *
Philip Gardner...............................................    302,506          4.4          3.2
Herbert A. Cohen (6).........................................    112,903          1.7          1.2
Bert Decker..................................................    203,047          3.0          2.2
Paul C. Green................................................    425,352          6.3          4.5
Joe Hanson...................................................     74,059          1.1            *
John F. King.................................................    316,627          4.7          3.4
A. Carl von Sternberg (7)....................................    548,710          8.1          5.8
Marc S. Wallace..............................................    152,701          2.2          1.6
Michael J. Davies (8)........................................    335,424          4.9          3.5
All directors, director nominees and executive officers as a
  group (13 persons) (9).....................................  4,936,454         67.7         49.9

---------------
 *  Less than 1%.

(1) Share information assumes an initial public offering price of $12.00 per share. The Founding Companies' merger agreements specify the aggregate dollar values, but not the share amounts, of the Common Stock to be received by their stockholders in the Combination. As a result, if the initial public offering price is less or greater than $12.00, the Founding Companies' stockholders (and in particular, Messrs. Cohen, Decker, Green, Hanson, King, von Sternberg and Wallace) will receive a larger or smaller number of shares of Common Stock, respectively. In addition, Provant will declare a stock dividend on all outstanding Common Stock prior to the closing of the Combination such that, without giving effect to the Offering (but giving effect to the Combination), there will be outstanding a total of 6,805,605 shares of Common Stock. The size of the stock dividend (and as a result, the number of shares of Common stock held by Messrs. Verrochi, Zenger, Puopolo, Bhatt, Gardner and Davies) will vary if the initial offering price is less or greater than $12.00, with the size of the dividend increasing if the initial public offering price increases and decreasing if the initial public offering price decreases.

(2) Percentages in the table are based upon 6,805,605 and 9,405,605 shares of Common Stock assumed to be outstanding as of the closing of the Combination and the Offering, respectively.

(3) Includes 176,368 shares (assuming that the individual does not exercise such warrant prior to the closing of the Offering) issuable pursuant to a warrant that currently is exercisable, and 44,092 shares issuable upon the exercise of an option that will become exercisable in full upon the closing of the Offering. Excludes 220,460 shares issuable upon the exercise of the Contingent Warrant described in "Certain Transactions."

(4) Includes 54,035 shares held by Mr. Verrochi's wife, and 125,500 shares held by a trust of which Mr. Verrochi is trustee and as to which Mr. Verrochi disclaims beneficial ownership.

(5) Includes 54,035 shares held by Mr. Puopolo's wife, and 125,500 shares held by a trust of which Mr. Puopolo is trustee and as to which Mr. Puopolo disclaims beneficial ownership.

(6) Includes 56,451 shares held by Mr. Cohen's wife.

(7) Includes 38,481 shares held by Mr. von Sternberg's wife.

(8) Includes 50,000 shares issuable upon the exercise of an option that will become exercisable in full upon the closing of the Offering.

(9) See notes 3, 4, 5, 6, 7 and 8 above.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Combination will be accomplished through separate mergers of each Founding Company with a separate, newly formed subsidiary of the Company. As a result, after the closing of the Combination and the Offering (the "Closing"), all of the assets, liabilities and business operations formerly held by each Founding Company will exist in a separate subsidiary of the Company.

     Each of the merger agreements provides for the Company to pay the stockholders of the Founding Company (i) a fixed amount of cash at the Closing (subject to certain adjustments which have a neutral economic effect, as discussed below), (ii) shares of Common Stock at the Closing having a fixed dollar value, with the final number of shares being determined by the Offering price, and (iii) with respect to six of the Founding Companies, shares of Common Stock (the "Additional Consideration") deliverable after the Closing having a value based on the initial public offering price up to a fixed dollar amount. The Additional Consideration will be paid in shares of Common Stock, with the number of those shares determined by a formula based on the relationship of the EBIT of that Founding Company (including its successor following the Closing) for the fiscal year ending June 30, 1998 to a specified EBIT target. For the seventh Founding Company, Star, the stockholders will be entitled to receive additional shares of Common Stock or cash in accordance with a formula based on the amount by which the EBIT of Star and its successor following the Closing for the fiscal year ending June 30, 1999 exceeds a specified EBIT target (the "Star Contingent Consideration").

     The aggregate consideration to be paid by the Company in the Combination shown below consists of approximately $22.5 million in cash (prior to any adjustments discussed in the following paragraph) and 3,826,815 shares of Common Stock at the Closing, and up to a maximum of 1,325,000 shares of Common Stock as Additional Consideration (assuming the achievement of certain EBIT targets) following the end of fiscal 1998.

                                               AT CLOSING
                               ------------------------------------------
                                                        SHARES                 ADDITIONAL CONSIDERATION
                                              ---------------------------     ---------------------------
      FOUNDING COMPANY          CASH (1)      DOLLAR VALUE     NUMBER (2)     DOLLAR VALUE     NUMBER (2)
-----------------------------  ----------     ------------     ----------     ------------     ----------
BTI..........................  $5,000,000      $ 5,848,656        487,388      $ 2,000,000        166,666
Decker.......................   1,550,000        4,533,333        377,778        3,000,000        250,000
J. Howard....................   1,700,000        4,072,043        339,337        3,300,000        275,000
LSS..........................   2,625,000        7,677,419        639,785        1,000,000         83,333
MOHR.........................   1,200,000        2,709,677        225,806        2,000,000        166,666
Novations....................   4,987,500        8,887,097        740,592        4,600,000        383,333
Star.........................   5,400,000       12,193,548      1,016,129          *               *

---------------
 *  Excludes the Star Contingent Consideration.

(1) Prior to the adjustments discussed below.

(2) Assuming an initial public offering price of $12.00 per share.

     Each of the mergers in the Combination is conditioned upon the applicable Founding Company meeting certain specified financial standards as of the Closing (which vary among the Founding Companies), including a specified minimum net worth. If a Founding Company's net worth as of the Closing exceeds the specified minimum, the cash portion of the purchase price set forth above will be increased by a dollar amount equal to that excess. Each Founding Company may make a cash dividend to its stockholders prior to the Closing so long as doing so will not prevent such Founding Company from satisfying the financial standards specified in its merger agreement.

     The consideration to be paid for the Founding Companies was determined through arm's length negotiations between Provant and representatives of each Founding Company. The factors considered by the parties in determining the consideration to be paid included, among others, the pro forma adjusted EBIT, net worth and future prospects of the Founding Companies.

     In connection with the Combination, the following principals of the Founding Companies who will become directors of the Company immediately following the Closing will receive the following: Mr. Cohen, $600,000 and 112,903 shares of Common Stock (including cash and shares issued to his wife); Mr. Decker, $833,092 and 203,047 shares of Common Stock; Dr. Green, $4,495,414 and 425,352 shares of Common Stock; Mr. Hanson, $498,750 and 74,059 shares of Common Stock; Mr. King, $968,100 and 316,627 shares of Common Stock; Mr. von Sternberg, $2,498,655 and 548,710 shares of Common Stock (including cash and shares issued to his wife); and Mr. Wallace, $765,000 and 152,701 shares of Common Stock.

     The consummation of the Combination is subject to completion of the Offering and customary conditions including, among others, the continuing accuracy at the Closing of the representations and warranties made by the Founding Companies and the Company in the merger agreements, receipt of all necessary consents and approvals, delivery of opinions of counsel, the performance of covenants included in the agreements relating to the Combination, and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company. The merger agreements provide that certain stockholders of the Founding Companies will indemnify Provant against certain liabilities, including breaches of such Founding Company's representations and warranties thereunder.

     Pursuant to the agreements entered into in connection with the Combination, the principal stockholders of the Founding Companies have agreed not to compete with the Company for five years, commencing as of the Closing. In addition, the principal stockholders and certain other employees of each of the Founding Companies will enter into three-year employment agreements with the Company. Each such agreement with a Founding Company's director nominee (i.e., Messrs. Cohen, Decker, Green, Hanson, King, von Sternberg and Wallace) will provide for an initial base salary of $175,000 (except for Mr. Decker's agreement which will provide for a base salary of $125,000), subject to upward adjustment in the sole discretion of the Company, and in most cases participation in the Company's bonus and benefit plans. Each agreement may be terminated prior to the expiration of the three-year term either in the event of disability or for cause (as defined). If the individual does not continue to be employed by the Company upon the expiration of the agreement, the individual shall be entitled to receive six months' severance at his base salary as in effect at the time of expiration.

     Certain of the indebtedness of the Founding Companies currently is personally guaranteed by their respective stockholders. The Company will repay such indebtedness at the Closing, and the guarantees will be released. In particular, the Company will repay amounts owed by Novations (which totalled approximately $1.0 million as of September 30, 1997) and Star (which totalled approximately $1.7 million as of September 30, 1997) which are personally guaranteed by Messrs. Hanson and von Sternberg, respectively. In addition, the Company will assume in the Combination indebtedness of the Founding Companies that had an aggregate outstanding balance of $1.5 million as of September 30, 1997.

     The former stockholders of the Founding Companies will agree that, for a period of two years following the Closing, they will not sell any shares of Common Stock received by them in connection with the Combination other than pursuant to an effective registration statement under the Securities Act. The Company has no obligation to provide such a registration statement but, in the event the Company decides to register any shares received by any stockholder in the Combination, or any shares of Common Stock issued or issuable pursuant to options and warrants granted by Provant prior to the Closing, it must give each of the Company's stockholders (giving effect to the Combination but not the Offering) the opportunity to register a pro rata amount thereunder. In addition, between the second and third anniversary of the Closing, these stockholders may only sell such shares through a broker or brokers designated by the Company.

OTHER TRANSACTIONS

  Organization of Provant

     In connection with the founding and organization of Provant, Messrs. Verrochi, Zenger, Puopolo, Gardner, Davies and Donald W. Glazer purchased shares of Common Stock for an aggregate purchase price of approximately $3,250. As a result of such purchases, these individuals beneficially own the following: Mr. Verrochi, 870,131 shares; Mr. Zenger, 262,678 shares; Mr. Puopolo, 802,762 shares; Mr. Gardner, 302,506 shares; Mr. Davies, 285,424 shares; and Mr. Glazer, 303,116 shares. Mr. Glazer will enter into a consulting agreement with the Company having a term of two years from the Closing, and providing for an annual consulting fee of $125,000.

  American Business Partners LLC

     During 1997, members of the management team and certain consultants were assembled by American Business Partners LLC ("ABP") to pursue the consolidation of companies in the training and development industry. Mr. Verrochi, Chairman of the Board and Chief Executive Officer of the Company, and Mr. Puopolo, Executive Vice President and Chief Financial Officer of the Company, are members of ABP. ABP provided the Company with expertise regarding the consolidation process.

     Expenses paid by the Company prior to the Closing in connection with the Combination and the Offering have been financed with funds advanced to the Company by Messrs. Verrochi and Puopolo. Outstanding advanced amounts bear interest at an annual rate equal to the prime rate of interest as from time to time published in The Wall Street Journal. The Company will repay certain of the advanced amounts plus interest to Messrs. Verrochi and Puopolo at the Closing out of the proceeds of the Offering. See "Use of Proceeds." As of December 31, 1997, Messrs. Verrochi and Puopolo had advanced approximately $1.0 million to the Company for such expenses.

     As partial consideration for their commitment to extend the financing described above, Messrs. Verrochi and Puopolo each received two warrants. The first warrant entitles the holder to purchase 176,368 shares of Common Stock at a per share exercise price equal to the initial public offering price. The second warrant entitles the holder to purchase 220,460 shares of Common Stock which will become exercisable only if the market price of the Common Stock increases to certain threshold levels (except as otherwise described below) (the "Contingent Warrant"). Specifically, 20% of the total number of shares issuable under the Contingent Warrant will become exercisable on each of the three occasions that the market price of the Common Stock increases by 100%, 200%, 300%, respectively, from the initial public offering price, and the remaining 40% of the total number of shares issuable under the Contingent Warrant will become exercisable if the market price of the Common Stock increases by 400%. However, under certain circumstances involving the merger or sale of the Company, the Contingent Warrant will become exercisable to purchase all of the warrant shares. The exercise price of the Contingent Warrant increases on each anniversary of the closing of the Offering. Specifically, the exercise price is equal to the initial public offering price for the first 12 months following the closing of the Offering and, for each 12 month period thereafter, is equal to the initial public offering price plus 10% of the initial public offering price multiplied by the number of full 12 month periods elapsed since the closing of the Offering. However, once a portion of the Contingent Warrant becomes exercisable, that portion's exercise price is fixed as of that date. All four warrants expire on the seventh anniversary of the closing of the Offering. The holders of the warrants have the right to require the Company to register the resale of the shares that may be acquired upon exercise of the warrants under the Securities Act.

     In June 1997, Messrs. Verrochi and Puopolo sold to the Company furniture and equipment for its corporate executive offices for an aggregate purchase price of $150,000. The Company believes that the purchase price approximated the fair market value of the furniture and equipment.

OTHER TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

     Prior to the Offering, Provant had outstanding 2,978,790 shares of Common Stock. All of such shares currently are beneficially owned by the proposed management and directors of and consultants to Provant or members of their families. The holders of all such shares have agreed with the Company that, for a period of two years following the Closing, they will not sell any shares of Common Stock held by them as of the Closing (or that may be purchased by them under options and warrants outstanding as of the Closing) other than pursuant to an effective registration statement under the Securities Act.

     Michael J. Davies, who will become a director of the Company upon the consummation of the Offering, also will become a full-time consultant to the Company. For the performance of his consulting duties, Mr. Davies will be paid an annual fee of $100,000. In addition, in consideration for his agreement to become a consultant, Mr. Davies will receive, prior to the Closing, an option to purchase 50,000 shares of Common Stock, which will become exercisable upon the Closing for all of the shares issuable thereunder at a per share exercise price equal to the initial public offering price. Mr. Davies currently is a consultant to Provant. For information regarding option grants to individuals who will become executive officers of the Company upon the Closing, see
"Management -- Equity Incentive Plan."

     The Company intends to use $750,000 of the net proceeds of the Offering to pay a fee due upon the Closing to Legg Mason Wood Walker, Incorporated for proprietary information relating to the training and development industry developed by Mr. Davies while he served as Managing Director at that company. See "Use of Proceeds."

     As a result of the Combination, the Company will become a party to a six-year lease of administrative offices, effective January 1, 1996, from Paul
C. Green, Ph.D., who will become a director of the Company immediately after the Closing. For the years ended June 30, 1995, 1996 and 1997, rent expense paid to Dr. Green pursuant to the lease was approximately $90,000, $76,000 and $85,000, respectively. The Company believes that the terms of the lease are no less favorable to the Company than could be obtained by the Company from non-affiliated third parties.

     As a result of the Combination, the Company will become a party to a five-year lease of office facilities renewable for an additional five years, effective March 1997, from Novations Partners, L.L.C., a Utah limited liability company (the "LLC") which is controlled by the stockholders of Novations. Joe Hanson, one of the members of the LLC, will become a director of the Company immediately after the Closing. The annual rent expense to be paid to the LLC is $300,000 for the first year of the lease and increases 3% per year thereafter. The Company believes that the terms of the lease are no less favorable to the Company than could be obtained from non-affiliated third parties. In addition, Novations has the right to receive amounts loaned by Novations to the LLC. The balance due totalled approximately $192,000 as of September 30, 1997. All outstanding amounts owed to Novations pursuant to these arrangements will be paid by the LLC at or before the Closing.

     A. Carl von Sternberg was indebted to Star during 1997 under a promissory note. Mr. von Sternberg will become a director of the Company immediately after the Closing. Borrowings by Mr. von Sternberg under the note totalled approximately $344,000 as of September 30, 1997. Outstanding principal amounts owed under the note accrue interest from time to time at the prime rate of interest as reported in The Wall Street Journal. All principal amounts owed under the note, together with accrued interest, will be repaid by Mr. von Sternberg on or before the consummation of the Combination.

     In December 1997, Marc S. Wallace, who will become a director of the Company immediately after the Closing, incurred indebtedness to J. Howard pursuant to two promissory notes in the aggregate principal amount of $75,000. Outstanding principal amounts owed under the notes accrue interest from time to time at an annual rate of 7.0%. The notes mature on May 31, 1998.

COMPANY POLICY

     The Company's policy is that any future transactions with directors, officers, employees or affiliates of the Company be approved in advance by a majority of the Company's Board of Directors, including a majority of the disinterested members of the Board, and be on terms no less favorable to the Company than the Company could obtain from non-affiliated parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 45,000,000 shares of capital stock, par value $.01 per share, consisting of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the "Preferred Stock"). Without giving effect to the issuance of shares in the Offering (but giving effect to the Combination), the Company has outstanding 6,805,605 shares of Common Stock held by 70 stockholders, and no shares of Preferred Stock.

COMMON STOCK

     Immediately following the Combination and the Offering, the Company will have outstanding 9,405,605 shares of Common Stock and options and warrants to purchase an aggregate of 11,042,725 shares of Common Stock. A total of 1,100,000 shares of Common Stock are reserved for issuance under the Equity Incentive Plan, 100,000 shares of Common Stock under the Directors' Plan and 500,000 shares of Common Stock under the Employee Stock Purchase Plan. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and the shares to be issued in the Combination and sold in the Offering when issued and paid for will be, fully paid and nonassessable, and the holders thereof will have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.

PREFERRED STOCK

     The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of Preferred Stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although the Company has no present plans to issue any shares of Preferred Stock following the closing of the Offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock, and could have the effect of delaying, deterring or preventing a change in control of the Company or an unsolicited acquisition proposal.

WARRANTS TO PURCHASE COMMON STOCK

     The Company has issued warrants to Messrs. Verrochi and Puopolo, the terms of which are more fully described in "Certain Transactions."

CERTAIN PROVISIONS

     Special Meetings of the Stockholders of the Company. The Company's By-laws provide that a special meeting of the stockholders of the Company only may be called by the President, the Chairman of the Board or by order of the Board of Directors. The By-laws do not authorize the stockholders to call a special meeting of stockholders, potentially limiting the stockholders' ability to offer proposals between annual meetings if no special meetings are otherwise called by the President, Chairman or the Board.

     No Action by Written Consent. The Company's Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

STATUTORY BUSINESS COMBINATIONS PROVISION

     The Company is subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such a person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the disinterested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company will be selected prior to the closing of the Offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of the Combination and the Offering, the Company will have 9,405,605 shares of Common Stock issued and outstanding, and 1,637,120 shares of Common Stock issuable upon the exercise of outstanding options and warrants. Of these shares, 2,600,000 shares sold pursuant to the Offering (or 2,990,000 shares, if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, except any shares purchased by an "affiliate" (as that term is defined under the rules and regulations of the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 of the Securities Act. The remaining shares outstanding upon completion of the Offering may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) the average weekly reported volume of trading of Common Stock during the four calendar weeks preceding such sale. Any shares of Common Stock issued as Additional Consideration and Star Contingent Consideration will be deemed to have been acquired at the Closing for purposes of Rule 144. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from the affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company and the holders of all shares outstanding prior to the Offering (including the holders of shares issued in connection with the Combination) have agreed with the Representatives of the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Representatives, except for: (i) in the case of the Company, Common Stock issued pursuant to the Company's Equity Incentive Plan, Directors' Plan and Employee Stock Purchase Plan or in connection with acquisitions; and (ii) in the case of all such holders, the exercise of stock options pursuant to the benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the Lock-up Period applying to any shares so issued or transferred. In evaluating any request for a waiver of the Lock-up Period, NationsBanc Montgomery Securities LLC will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Underwriting." In addition, the stockholders of the Founding Companies and all stockholders of the Company prior to the Offering have agreed to certain transfer restrictions for a two-year period on all shares of Common Stock held or to be held by them. See "Certain Transactions -- Organization of the Company" and "-- Other Transactions Involving Officers and Directors."

     In the aggregate, 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan, 1,100,000 shares are reserved for issuance under the Equity Incentive Plan and 500,000 shares are reserved for issuance under the Employee Stock Purchase Plan. The Company presently intends to file a registration statement under the Securities Act to register Common Stock to be issued pursuant to the exercise of options or stock granted or to be granted under the Directors' Plan, Equity Incentive Plan and Employee Stock Purchase Plan. Common Stock issued after the effective date of such registration statement upon the exercise of such options (or the purchase of Common Stock under the Employee Stock Purchase Plan) would be available for immediate resale in the open market, subject to compliance with Rule 144 in the case of affiliates.

     Prior to the Offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the availability of shares for sale or the actual sale of shares will have on market prices prevailing from time to time. Sales or the availability for sale of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

     After the Closing, the Company plans to register an additional 3,000,000 shares of Common Stock under the Securities Act for use as consideration for future acquisitions. Any such shares issued by the Company to affiliates of companies acquired by the Company will be subject for one year after the acquisition to the limitations and restrictions on resale imposed by Rule 145 under the Securities Act.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Salomon Smith Barney and Piper Jaffray Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

        UNDERWRITERS                                                   NUMBER OF SHARES
        -------------------------------------------------------------  ----------------
        NationsBanc Montgomery Securities LLC........................
        Smith Barney Inc.............................................
        Piper Jaffray Inc............................................
                                                                             -------
                  Total..............................................      2,600,000
                                                                             =======

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $          per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 390,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company, its subsidiaries and certain stockholders of the Founding Companies will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's officers and directors and all of the stockholders of the Company prior to the Offering (including the holders of shares issued in connection with the Combination) have agreed that during the Lock-up Period they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company also has agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities during the Lock-up Period without the prior written consent of NationsBanc Montgomery Securities LLC, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the Lock-up Period applying to shares issued or transferred. In evaluating any request for a waiver of the Lock-up Period, NationsBanc Montgomery Securities LLC will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request, and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 390,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the results of operations of the Founding Companies in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts. Certain legal matters related to the Offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Provant, Inc. as of June 30, 1997 and for the period from November 16, 1996 (date of inception) to June 30, 1997, and the financial statements of Behavioral Technology, Inc., Decker Communications, Inc., J. Howard & Associates, Inc., Robert Steinmetz, Ph.D., and Associates, Inc. d/b/a Learning Systems Sciences, MOHR Retail Learning Systems, Inc. and Novations Group, Inc., have been included herein and in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Star Mountain, Inc. and subsidiaries included in this Prospectus, to the extent of and for the periods indicated in the report, have been audited by Friedman & Fuller, P.C., independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including any and all amendments thereto, the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, and reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference. Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from such offices, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm, and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                        HISTORICAL FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
PROVANT, INC. PRO FORMA:
  Basis of Presentation...............................................................  F-3
  Unaudited Pro Forma Combined Balance Sheet..........................................  F-4
  Unaudited Pro Forma Combined Statements of Operations...............................  F-5
  Notes to Unaudited Pro Forma Combined Financial Statements..........................  F-7

PROVANT, INC.:
  Independent Auditors' Report........................................................  F-12
  Balance Sheets......................................................................  F-13
  Statements of Operations............................................................  F-14
  Statements of Stockholders' Equity..................................................  F-15
  Statements of Cash Flows............................................................  F-16
  Notes to Financial Statements.......................................................  F-17

BEHAVIORAL TECHNOLOGY, INC.:
  Independent Auditors' Report........................................................  F-21
  Balance Sheets......................................................................  F-22
  Statements of Operations............................................................  F-23
  Statements of Stockholders' Equity..................................................  F-24
  Statements of Cash Flows............................................................  F-25
  Notes to Financial Statements.......................................................  F-26

DECKER COMMUNICATIONS, INC.:
  Independent Auditors' Report........................................................  F-29
  Balance Sheets......................................................................  F-30
  Statements of Operations............................................................  F-31
  Statements of Stockholders' Equity..................................................  F-32
  Statements of Cash Flows............................................................  F-33
  Notes to Financial Statements.......................................................  F-34

J. HOWARD & ASSOCIATES, INC.:
  Independent Auditors' Report........................................................  F-38
  Balance Sheets......................................................................  F-39
  Statements of Operations............................................................  F-40
  Statements of Stockholders' Equity..................................................  F-41
  Statements of Cash Flows............................................................  F-42
  Notes to Financial Statements.......................................................  F-43

LEARNING SYSTEMS SCIENCES (ROBERT STEINMETZ, PH.D., AND
  ASSOCIATES, INC. ):
  Independent Auditors' Report........................................................  F-47
  Balance Sheets......................................................................  F-48
  Statements of Operations............................................................  F-49
  Statements of Stockholders' Equity..................................................  F-50
  Statements of Cash Flows............................................................  F-51
  Notes to Financial Statements.......................................................  F-52

                                                                                        PAGE
                                                                                        -----
MOHR RETAIL LEARNING SYSTEMS, INC.:
  Independent Auditors' Report........................................................  F-55
  Balance Sheets......................................................................  F-56
  Statements of Operations............................................................  F-57
  Statements of Stockholders' Equity..................................................  F-58
  Statements of Cash Flows............................................................  F-59
  Notes to Financial Statements.......................................................  F-60

NOVATIONS GROUP, INC.:
  Independent Auditors' Report........................................................  F-63
  Balance Sheets......................................................................  F-64
  Statements of Operations............................................................  F-65
  Statements of Stockholders' Equity..................................................  F-66
  Statements of Cash Flows............................................................  F-67
  Notes to Financial Statements.......................................................  F-68

STAR MOUNTAIN, INC.:
  Independent Auditors' Report........................................................  F-71
  Consolidated Balance Sheets.........................................................  F-72
  Consolidated Statements of Operations...............................................  F-73
  Consolidated Statements of Stockholders' Equity.....................................  F-74
  Consolidated Statements of Cash Flows...............................................  F-75
  Notes to Consolidated Financial Statements..........................................  F-77

                      PROVANT, INC. AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the Combination of Provant and the Founding Companies, (ii) the consummation of the Offering and the application of the net proceeds therefrom and (iii) certain other adjustments described below and in the notes to the unaudited pro forma combined financial statements. See "Combination" and "Use of Proceeds" included elsewhere herein. In the Combination, subsidiaries of Provant are merging with the following Founding Companies: Behavioral Technology, Inc., Decker Communications, Inc., J. Howard & Associates, Inc., MOHR Retail Learning Systems, Inc., Novations Group, Inc., Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences and Star Mountain, Inc. The Combination will occur simultaneously with the closing of the Offering and will be accounted for using the purchase method of accounting. Provant has been identified as the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97. These pro forma statements are based on the historical financial statements of the Founding Companies included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

     The unaudited pro forma combined balance sheet gives effect to the Combination and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on July 1, 1996.

     Provant has preliminarily analyzed the benefits that it expects to realize from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent these owners have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential benefits, Provant cannot quantify these benefits until completion of the Combination. It is anticipated that these benefits will be offset by costs related to the Company's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Provant.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations actually would have been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Provant and the Founding Companies and the related notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                      PROVANT, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                             BTI     DECKER   J. HOWARD    LSS     MOHR   NOVATIONS    STAR    PROVANT    TOTAL
                                            ------   ------   ---------   ------   ----   ---------   ------   -------   -------
Assets
Current assets:
  Cash and cash equivalents...............  $1,188   $  526    $   811    $  508   $211    $   446    $  275    $   3    $ 3,968
  Investments.............................      --      932         --        --    --          --        --       --        932
  Accounts receivable, net................   1,655    1,441      1,350       697   441       2,364     4,573       --     12,521
  Inventory...............................      --       --         --        --   132          --       151       --        283
  Due from related parties................      --      290         52        --    --         341       344       --      1,027
  Costs in excess of billings.............      --       --         --       359    --          --        --       --        359
  Prepaid expenses and other current
    assets................................     160      102         50        56    22          50       164      143        747
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total current assets..............   3,003    3,291      2,263     1,620   806       3,201     5,507      146     19,837
Property and equipment, net...............     117      359        290       153    46         456       852      153      2,426
Other assets..............................       9       59         44       105    --          --     1,928       50      2,195
Goodwill..................................      --       --         --        --    --          --        --       --         --
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total assets......................  $3,129   $3,709    $ 2,597    $1,878   $852    $ 3,657    $8,287    $ 349    $24,458
                                            ======   ======     ======    ======   =====    ======      ====     ====    =======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable........................  $  267   $  284    $   116    $   97   $143    $   174    $1,645    $  --    $ 2,726
  Accrued expenses........................     186      459         95       174   304         135       814       --      2,167
  Accrued compensation....................     484      849         97       100    12       1,270        --       --      2,812
  Payable to stockholder/affiliate........      --       --         --        --    --          --        --      560        560
  Billings in excess of costs.............      --       --         --       362    --          --     1,269       --      1,631
  Deferred revenue........................      15      114         24        --    98          --        --       --        251
  State income taxes......................      --       62         38        --    --          --        --       --        100
  Distributions payable...................      --       --        125        --    --          --        --       --        125
  Current portion of long-term debt.......      --      410         --        --    --       1,078     1,492       --      2,980
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total current liabilities.........     952    2,178        495       733   557       2,657     5,220      560     13,352
Long-term debt, net of current portion....      --      615         --        --    --         361       505       --      1,481
Deferred tax liability....................      --       --         --        --    --          --        --       --         --
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total liabilities.................     952    2,793        495       733   557       3,018     5,725      560     14,833
Redeemable common stock...................      --      300         --        --    --          --        --       --        300
Stockholders' equity:
  Common stock............................       1      313        272         3     4           1     2,102       --      2,696
  Additional paid-in capital..............     182       --         --        --    --          --        --        3        185
  Translation adjustments.................      (6)      --         --        --    --          --        --       --         (6)
  Unrealized gain on short-term
    investments...........................      --        9         --        --    --          --        --       --          9
  Note receivable from stock sales........      --     (171)        --        --    --          --        --       --       (171)
  Retained earnings.......................   2,000      465      1,830     1,142   291         638     1,086     (214)     7,238
  Treasury stock..........................      --       --         --        --    --          --      (626)      --       (626)
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total stockholders' equity........   2,177      616      2,102     1,145   295         639     2,562     (211)     9,325
                                            ------   ------     ------    ------   -----    ------      ----     ----    -------
        Total liabilities and
          stockholders' equity............  $3,129   $3,709    $ 2,597    $1,878   $852    $ 3,657    $8,287    $ 349    $24,458
                                            ======   ======     ======    ======   =====    ======      ====     ====    =======

                                            COMBINATION   PRO FORMA    OFFERING
                                            ADJUSTMENTS   COMBINED    ADJUSTMENTS   AS ADJUSTED
                                            -----------   ---------   -----------   -----------
                                             (NOTE 3)                  (NOTE 3)
Assets
Current assets:
  Cash and cash equivalents...............    $  (943)     $ 3,025     $    (357)     $ 2,668
  Investments.............................         --          932            --          932
  Accounts receivable, net................         --       12,521            --       12,521
  Inventory...............................         --          283            --          283
  Due from related parties................      2,564        3,591            --        3,591
  Costs in excess of billings.............         --          359            --          359
  Prepaid expenses and other current
    assets................................         --          747            --          747
                                              -------      -------      --------     --------
        Total current assets..............      1,621       21,458          (357)      21,101
Property and equipment, net...............         --        2,426            --        2,426
Other assets..............................        (34)       2,161            --        2,161
Goodwill..................................     49,050       49,050            --       49,050
                                              -------      -------      --------     --------
        Total assets......................    $50,637      $75,095     $    (357)     $74,738
                                              =======      =======      ========     ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable........................    $    --      $ 2,726     $      --      $ 2,726
  Accrued expenses........................         --        2,167            --        2,167
  Accrued compensation....................         --        2,812            --        2,812
  Payable to stockholder/affiliate........     22,463       23,023       (23,023)          --
  Billings in excess of costs.............         --        1,631            --        1,631
  Deferred revenue........................         --          251            --          251
  State income taxes......................         --          100            --          100
  Distributions payable...................         --          125            --          125
  Current portion of long-term debt.......         --        2,980        (2,900)          80
                                              -------      -------      --------     --------
        Total current liabilities.........     22,463       35,815       (25,923)       9,892
Long-term debt, net of current portion....         --        1,481            --        1,481
Deferred tax liability....................      1,276        1,276            --        1,276
                                              -------      -------      --------     --------
        Total liabilities.................     23,739       38,572       (25,923)      12,649
Redeemable common stock...................       (300)          --            --           --
Stockholders' equity:
  Common stock............................     (2,658)          38            26           64
  Additional paid-in capital..............     36,514       36,699        26,290       62,989
  Translation adjustments.................          6           --            --           --
  Unrealized gain on short-term
    investments...........................         (9)          --            --           --
  Note receivable from stock sales........        171           --            --           --
  Retained earnings.......................     (7,452)        (214)         (750)        (964)
  Treasury stock..........................        626           --            --           --
                                              -------      -------      --------     --------
        Total stockholders' equity........     27,198       36,523        25,566       62,089
                                              -------      -------      --------     --------
        Total liabilities and
          stockholders' equity............    $50,637      $75,095     $    (357)     $74,738
                                              =======      =======      ========     ========

  See accompanying notes to unaudited pro forma combined financial statements.

                      PROVANT, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           BTI     DECKER   J. HOWARD    LSS       MOHR      NOVATIONS     STAR     PROVANT
                                          ------   ------   ---------   ------   ---------   ----------   -------   -------
     Total revenue......................  $7,096   $8,410    $ 7,317    $5,599    $ 3,015      $9,018     $20,790   $    --
     Cost of revenue....................   1,488    2,275      2,160     1,928        825       4,839      12,602        --
                                          -------  ------     ------    ------     ------      ------      ------    ------
               Gross profit.............   5,608    6,135      5,157     3,671      2,190       4,179       8,188        --
     Selling, general and administrative
       expenses.........................   5,111    5,621      4,555     3,061      1,745       3,315       7,061       149
     Goodwill amortization..............      --       --         --        --         --          --          --        --
                                          -------  ------     ------    ------     ------      ------      ------    ------
               Income from operations...     497      514        602       610        445         864       1,127      (149)
     Other income (expense), net........      40       --          4        --         --          --          --        --
     Interest income (expense)..........      31       (9)        26        14          3        (137)        (53)       --
                                          -------  ------     ------    ------     ------      ------      ------    ------
               Income before income
                 taxes..................     568      505        632       624        448         727       1,074      (149)
     Provision (benefit) for income
       taxes............................      --       33          8         9          7          20         429       (60)
                                          -------  ------     ------    ------     ------      ------      ------    ------
               Net income (loss)........  $  568   $  472    $   624    $  615    $   441      $  707     $   645   $   (89)
                                          =======  ======     ======    ======     ======      ======      ======    ======
     Net income per share...............
     Shares used in computing net income
       per share (Note 5)...............

                                                    COMBINATION   PRO FORMA
                                           TOTAL    ADJUSTMENTS    COMBINED
                                          -------   -----------   ----------
                                                     (NOTE 4)
     Total revenue......................  $61,245     $ 7,601     $   68,846
     Cost of revenue....................   26,117       4,850         30,967
                                          -------     -------        -------
               Gross profit.............   35,128       2,751         37,879
     Selling, general and administrative
       expenses.........................   30,618      (1,955)        28,663
     Goodwill amortization..............       --       1,226          1,226
                                          -------     -------        -------
               Income from operations...    4,510       3,480          7,990
     Other income (expense), net........       44          --             44
     Interest income (expense)..........     (125)          8           (117)
                                          -------     -------        -------
               Income before income
                 taxes..................    4,429       3,488          7,917
     Provision (benefit) for income
       taxes............................      446       3,257          3,703
                                          -------     -------        -------
               Net income (loss)........  $ 3,983     $   231     $    4,214
                                          =======     =======        =======
     Net income per share...............                          $     0.45
                                                                     =======
     Shares used in computing net income
       per share (Note 5)...............                           9,405,605
                                                                  ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                      PROVANT, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           BTI      DECKER     J. HOWARD    LSS       MOHR      NOVATIONS    STAR    PROVANT
                                          ------   ---------   ---------   ------   ---------   ---------   ------   -------
     Total revenue......................  $1,977    $ 2,585     $ 1,917    $1,050     $ 556      $ 2,464    $5,770   $    --
     Cost of revenue....................     385        660         661       509       204        1,197     3,384        --
                                          ------     ------      ------    ------    ------       ------     -----    ------
               Gross profit.............   1,592      1,925       1,256       541       352        1,267     2,386        --
     Selling, general and administrative
       expenses.........................   1,306      1,663       1,199       589       562        1,088     1,890       200
     Goodwill amortization..............      --         --          --        --        --           --        --        --
                                          ------     ------      ------    ------    ------       ------     -----    ------
               Income (loss) from
                 operations.............     286        262          57       (48)     (210)         179       496      (200)
     Other income (expense), net........      --         --          (3)       --        --           --        --        --
     Interest income (expense)..........       7         (3)          5         5         3          (83)       56        (8)
                                          ------     ------      ------    ------    ------       ------     -----    ------
               Income (loss) before
                 income taxes...........     293        259          59       (43)     (207)          96       552      (208)
     Provision for income taxes.........      --          2           1         2         1           11       206       (83)
                                          ------     ------      ------    ------    ------       ------     -----    ------
               Net income (loss)........  $  293    $   257     $    58    $  (45)    $(208)     $    85    $  346   $  (125)
                                          ======     ======      ======    ======    ======       ======     =====    ======
     Net income per share...............
     Shares used in computing net income
       per share (Note 5)...............

                                                    COMBINATION   PRO FORMA
                                           TOTAL    ADJUSTMENTS    COMBINED
                                          -------   -----------   ----------
                                                     (NOTE 4)
     Total revenue......................  $16,319     $ 1,419     $   17,738
     Cost of revenue....................    7,000       1,056          8,056
                                          -------      ------      ---------
               Gross profit.............    9,319         363          9,682
     Selling, general and administrative
       expenses.........................    8,497        (178)         8,319
     Goodwill amortization..............       --         307            307
                                          -------      ------      ---------
               Income (loss) from
                 operations.............      822         234          1,056
     Other income (expense), net........       (3)         --             (3)
     Interest income (expense)..........      (18)         44             26
                                          -------      ------      ---------
               Income (loss) before
                 income taxes...........      801         278          1,079
     Provision for income taxes.........      140         418            558
                                          -------      ------      ---------
               Net income (loss)........  $   661     $  (140)    $      521
                                          =======      ======      =========
     Net income per share...............                          $     0.06
                                                                   =========
     Shares used in computing net income
       per share (Note 5)...............                           9,405,605
                                                                   =========

  See accompanying notes to unaudited pro forma combined financial statements.

                      PROVANT, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) GENERAL

     Concurrently with and as a condition to the closing of the Offering, Provant will acquire the seven Founding Companies in the Combination. The acquisitions will be accounted for using the purchase method of accounting with Provant being treated as the accounting acquiror.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as of and for the three months ended September 30, 1997 and for the year ended June 30, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

(2) ACQUISITION OF FOUNDING COMPANIES

     The following table sets forth the consideration to be paid (i) in cash and
(ii) in shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $9.60 per share, which represents a discount of 20% from the assumed initial public offering price of $12.00 due to restrictions on the sale and transferability of the shares issued. The total estimated value of the consideration of $59.2 million for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at the closing.

                                                                          COMMON STOCK
                                                                  -----------------------------
                                                       CASH        SHARES       VALUE OF SHARES
                                                      -------     ---------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
    BTI.............................................  $ 5,000       487,388         $ 4,679
    Decker..........................................    1,550       377,778           3,626
    J. Howard.......................................    1,700       339,337           3,257
    LSS.............................................    2,625       639,785           6,142
    MOHR............................................    1,200       225,806           2,168
    Novations.......................................    4,988       740,592           7,110
    Star............................................    5,400     1,016,129           9,755
                                                      -------     ---------         -------
              Total.................................  $22,463     3,826,815         $36,737
                                                      =======     =========         =======

(3) UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     (a) Records the distributions estimated at $1.4 million which are expected to be paid from cash on hand by certain Founding Companies prior to the Closing of the Combination.

     (b) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Combination.

     (c) Reflects the creation of approximately $49.1 million of goodwill from the payment of the Common Stock and cash consideration for the Founding Companies totaling approximately $59.2 million (see note 2) less net assets of the Founding Companies of approximately $10.2 million.

     (d) Records the deferred income taxes attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S corporations.

     (e) Records the receipt of cash from certain stockholders in satisfaction of certain receivables and transfer of certain assets.

                      PROVANT, INC. AND FOUNDING COMPANIES

     (f) Records the aggregate receivable from the stockholders of the Founding Companies to reflect the difference between guaranteed minimum net worth of each of the Founding Companies and pro forma net worth.

     (g) Records the cash proceeds of $26.3 million from the issuance of shares of Common Stock, net of the estimated underwriting discount and estimated offering costs of $2.8 million (based on an assumed initial public offering price of $12.00 per share). Offering costs primarily consist of accounting fees, legal fees and printing expenses.

     (h) Records the cash portion of the consideration to be paid to stockholders of the Founding Companies in connection with the Combination, the repayment of funds advanced to Provant by two of its executive officers and the repayment of long-term debt of the Founding Companies.

     (i) Records the payment of fees for information provided to the Company related to the training and development industry.

     The following table summarizes the adjustments to the unaudited pro forma combined balance sheet adjustments (in thousands):

                                                 Combination Adjustments                       Total
                                 --------------------------------------------------------   Combination
                                   (a)       (b)        (c)       (d)      (e)      (f)     Adjustments
                                 -------   --------   -------   -------   ------   ------   -----------
ASSETS
Cash and cash equivalents......  $(1,442)  $     --   $    --   $    --   $  499       --     $  (943)
Due from related parties.......       --         --        --        --     (344)   2,908       2,564
                                  ------     ------    ------    ------     ----    -----      ------
  Total current assets.........   (1,442)        --        --        --      155    2,908       1,621
Goodwill, net..................       --         --    49,050        --       --       --      49,050
Other assets...................       --         --        --        76     (110)      --         (34)
                                  ------     ------    ------    ------     ----    -----      ------
          Total assets.........  $(1,442)  $     --   $49,050   $    76   $   45   $2,908     $50,637
                                  ======     ======    ======    ======     ====    =====      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to
  stockholder/affiliate........  $    --   $ 22,463   $    --   $    --   $   --   $   --     $22,463
                                  ------     ------    ------    ------     ----    -----      ------
Long-term debt, net of current
  portion......................       --         --        --        --       --       --          --
Deferred tax liability.........       --         --        --     1,276       --       --       1,276
                                  ------     ------    ------    ------     ----    -----      ------
          Total liabilities....       --     22,463        --     1,276       --       --      23,739
Redeemable common stock........       --         --      (300)       --       --       --        (300)
Stockholders' equity:..........
  Common stock.................       --         --        --        --       --       --          --
  Additional paid-in capital...   (1,442)   (22,463)   49,350    (1,200)      --    2,908      27,153
  Retained earnings............       --         --        --        --       --       --          --
  Treasury stock...............       --         --        --        --       --       --          --
  Note receivable from stock
     sales.....................       --         --        --        --       45       --          45
                                  ------     ------    ------    ------     ----    -----      ------
          Total stockholders'
            equity.............   (1,442)   (22,463)   49,050    (1,200)      45    2,908      27,198
                                  ------     ------    ------    ------     ----    -----      ------
          Total liabilities and
            stockholders'
            equity.............  $(1,442)  $     --   $49,050   $    76   $   45   $2,908     $50,637
                                  ======     ======    ======    ======     ====    =====      ======

                      PROVANT, INC. AND FOUNDING COMPANIES

                                                              Offering
                                                             Adjustments                  Total
                                                   -------------------------------      Offering
                                                     (g)          (h)         (i)      Adjustments
                                                   --------     --------     -----     -----------
ASSETS
Cash and cash equivalents........................  $ 26,316     $(25,923)    $(750)     $    (357)
  Other..........................................        --           --        --             --
                                                   --------     --------     -----       --------
  Total current assets...........................    26,316      (25,923)     (750)          (357)
                                                   --------     --------     -----       --------
          Total assets...........................  $ 26,316     $(25,923)    $(750)     $    (357)
                                                   ========     ========     =====       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt................  $     --     $ (2,900)    $  --      $  (2,900)
Payable to stockholders/affiliate................                (23,023)       --        (23,023)
                                                   --------     --------     -----       --------
          Total current liabilities..............        --      (25,923)       --        (25,923)
                                                   --------     --------     -----       --------
          Total liabilities......................        --      (25,923)       --        (25,923)
                                                   --------     --------     -----       --------
Stockholders' equity:
  Common stock...................................        26           --        --             26
  Additional paid-in capital.....................    26,290           --        --         26,290
  Retained earnings..............................        --           --      (750)          (750)
  Treasury stock.................................        --           --        --             --
                                                   --------     --------     -----       --------
          Total stockholders' equity.............    26,316           --      (750)        25,566
                                                   --------     --------     -----       --------
          Total liabilities and stockholders'
            equity...............................  $ 26,316     $(25,923)    $(750)     $    (357)
                                                   ========     ========     =====       ========

(4) UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

YEAR ENDED JUNE 30, 1997

(a) Reflects the reduction in salaries, bonuses and benefits of $4.8 million to certain of the owners of the Founding Companies to which they have agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of the owners' employment agreements with the Company entered into in connection with the Combination. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance under certain circumstances.

(b) Reflects the amortization of goodwill to be recorded as a result of the Combination over a 40-year estimated life.

(c) Reflects a pro forma provision for income taxes adjusted to reflect the Company's estimated consolidated effective tax rate subsequent to the Combination, after considering nondeductible goodwill amortization.

(d) Reflects the historical results of operations of companies acquired by Star in February 1997 and October 1997.

(e) Reflects the reduction in interest expense net of income tax benefit, related to the current portion of bank debt and notes payable to stockholders that will be repaid with the proceeds of the Offering.

                      PROVANT, INC. AND FOUNDING COMPANIES

     The following table summarizes the adjustments to the unaudited pro forma combined statements of operations (in thousands):

                                                      Adjustments
                                  ---------------------------------------------------        Total
                                    (a)         (b)         (c)        (d)       (e)      Adjustments
                                  -------     -------     -------     ------     ----     -----------
Total revenue...................  $    --     $    --     $    --     $7,601       --       $ 7,601
Cost of revenue.................       --          --          --      4,850       --         4,850
Selling, general and
  administrative expenses.......   (4,782)         --          --      2,827       --        (1,955)
Goodwill amortization...........       --       1,226          --         --       --         1,226
                                  -------     -------     -------     ------     ----     -----------
          Income from
            operations..........    4,782      (1,226)         --        (76)      --         3,480
Interest expense................       --          --          --       (250)     258             8
                                  -------     -------     -------     ------     ----     -----------
          Income before income
            taxes...............    4,782      (1,226)         --       (326)     258         3,488
Provision (benefit) for income
  taxes.........................       --          --       3,284       (130)     103         3,257
                                  -------     -------     -------     ------     ----     -----------
          Net income............  $ 4,782     $(1,226)    $(3,284)    $ (196)    $155       $   231
                                  =======     =======     =======     ======     ====     =========

THREE MONTHS ENDED SEPTEMBER 30, 1997

(a) Reflects the reduction in salaries, bonuses and benefits of $1.3 million to certain of the owners of the Founding Companies to which they have agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of the owners' employment agreements with the Company entered into in connection with the Combination. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance under certain circumstances.

(b) Reflects the amortization of goodwill to be recorded as a result of the Combination over a 40-year estimated life.

(c) Reflects a pro forma provision for income taxes adjusted to reflect the Company's estimated effective tax rate subsequent to the combination after considering nondeductible goodwill amortization.

(d) Reflects the historical results of operations of a company acquired by Star in October 1997.

(e) Reflects the reduction in interest expense, net of income tax benefit, related to the current portion of bank debt and notes payable to stockholders that will be repaid with the proceeds of the Offering.

(f) Reflects the payment of fees for information provided to the Company related to the training and development industry, net of tax.

                      PROVANT, INC. AND FOUNDING COMPANIES

     The following table summarizes the adjustments to the unaudited pro forma combined statements of operations (in thousands):

                                                      Adjustments
                                  ----------------------------------------------------       Total
                                    (a)       (b)      (c)      (d)      (e)      (f)     Adjustments
                                  -------    -----    -----    ------    ----    -----    -----------
Total revenue...................  $    --    $  --    $  --    $1,419    $ --    $  --      $ 1,419
Cost of revenue.................       --       --       --     1,056      --       --        1,056
Selling, general and
  administrative expenses.......   (1,280)      --       --       352      --      750         (178)
Goodwill amortization...........       --      307       --        --      --       --          307
                                    -----     ----     ----     -----     ---    -----      -------
          Income from
            operations..........    1,280     (307)      --        11      --     (750)         234
Other income (expense):
  Interest expense..............       --       --       --       (29)     73       --           44
                                    -----     ----     ----     -----     ---    -----      -------
          Income before income
            taxes...............    1,280     (307)      --       (18)     73     (750)         278
Provision (benefit) for income
  taxes.........................       --       --      696        (7)     29     (300)         418
                                    -----     ----     ----     -----     ---    -----      -------
          Net income............  $ 1,280    $(307)   $(696)   $  (11)   $ 44    $(450)     $  (140)
                                    =====     ====     ====     =====     ===    =====      =======

(5) NET INCOME PER SHARE

     The shares used in computing pro forma net income per share consist of (i) 2,978,790 shares held by the stockholders of Provant prior to the Offering (ii) 3,826,815 shares issued to owners of the Founding Companies (excluding shares issuable as Additional Consideration and pursuant to the Star Contingent Consideration) and (iii) 2,600,000 shares of Common Stock sold in the Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors,
Provant, Inc.:

     We have audited the accompanying balance sheet of Provant, Inc., as of June 30, 1997 and the related statements of operations, stockholders' equity and cash flows for the period from November 16, 1996 (date of inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Provant, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the period from November 16, 1996 (date of inception) to June 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 9, 1998

                                 PROVANT, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        JUNE 30,     SEPTEMBER 30,
                                                                          1997           1997
                                                                        --------     -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Cash and cash equivalents.............................................   $    1          $   3
Deferred income taxes.................................................       60            143
                                                                           ----           ----
          Total current assets........................................       61            146
Property and equipment................................................      150            153
Deferred offering costs...............................................       --             50
                                                                           ----           ----
          Total assets................................................   $  211          $ 349
                                                                           ====           ====
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Notes payable to stockholders.........................................   $  298          $ 560
                                                                           ----           ----
          Total current liabilities...................................      298            560
Stockholders' equity (deficit):
  Common stock, $.01 per value; 10,000 shares authorized; 1,992.3 and
     3,389.6 shares issued and outstanding at June 30, 1997 and
     September 30, 1997, respectively.................................       --             --
  Paid-in capital.....................................................        2              3
  Accumulated deficit.................................................      (89)          (214)
                                                                           ----           ----
          Total stockholders' equity (deficit)........................      (87)          (211)
                                                                           ----           ----
          Total liabilities and stockholders' equity (deficit)........   $  211          $ 349
                                                                           ====           ====

                See accompanying notes to financial statements.

                                 PROVANT, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                PERIOD FROM
                                                             NOVEMBER 16, 1996
                                                                 (DATE OF             THREE MONTHS
                                                               INCEPTION) TO             ENDED
                                                               JUNE 30, 1997       SEPTEMBER 30, 1997
                                                             -----------------     ------------------
                                                                                      (UNAUDITED)
Revenue....................................................      $      --              $     --
                                                                  --------              --------
General and administrative expenses........................            149                   200
                                                                  --------              --------
Interest expense...........................................             --                     8
Loss before income taxes...................................           (149)                 (208)
                                                                  --------              --------
Income tax benefit.........................................             60                    83
                                                                  --------              --------
Net loss...................................................      $     (89)             $   (125)
                                                                  ========              ========

                 See accompanying notes to financial statements

                                 PROVANT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          COMMON STOCK
                                                       ------------------     ACCUMULATED
                                                       SHARES      AMOUNT     DEFICIT      TOTAL
                                                       -------     ------     --------     -----
Initial capitalization...............................  1,992.3       $2       $     --     $   2
          Net (loss).................................                --            (89)      (89)
                                                       -------      ---       --------     -----
Balance at June 30, 1997.............................  1,992.3        2            (89)      (87)
Issuance of management shares........................  1,397.3        1             --         1
          Net (loss).................................       --       --           (125)     (125)
                                                       -------      ---       --------     -----
Balance, September 30, 1997 (Unaudited)..............  3,389.6       $3       $   (214)     (211)
                                                       =======      ===       ========     =====

                See accompanying notes to financial statements.

                                 PROVANT, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                PERIOD FROM
                                                             NOVEMBER 16, 1996
                                                                  (DATE OF               THREE MONTHS
                                                               INCEPTION) TO                ENDED
                                                               JUNE 30, 1997          SEPTEMBER 30, 1997
                                                           ----------------------     ------------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net (loss)...........................................            $  (89)                  $ (125)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
     Changes in assets and liabilities:
       Deferred offering costs.........................                --                      (50)
       Accrued expenses................................                --                        8
       Increase in deferred taxes......................               (60)                     (83)
                                                                     ----                     ----
          Net cash used in operating activities........              (149)                    (250)
                                                                     ----                     ----
Cash flows from investing activities:
  Acquisition of property and equipment................              (150)                      (3)
                                                                     ----                     ----
          Net cash used in investing activities........              (150)                      (3)
                                                                     ----                     ----
Cash flows from financing activities...................
  Issuance of stock....................................                 2                        1
  Increase in notes payable to stockholders............               298                      254
                                                                     ----                     ----
          Net cash provided by financing activities....               300                      255
                                                                     ----                     ----
Net increase in cash and cash equivalents..............                 1                        2
Cash and cash equivalents, beginning of period.........                --                        1
                                                                     ----                     ----
Cash and cash equivalents, end of period...............            $    1                   $    3
                                                                     ====                     ====

                 See accompanying notes to financial statements

                                 PROVANT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

(1) BUSINESS AND ORGANIZATION

     Provant, Inc. (the "Company"), a Delaware corporation, was incorporated on November 16, 1996. Provant intends to acquire seven providers of training and development services and products in separate merger transactions (the "Combination") simultaneously with its initial public offering (the "Offering") of its Common Stock. The consummation of the Combination is conditioned upon the closing of the Offering.

     The Company has not conducted any operations, and all activities to date have related to the Offering and the Combination. The Company's cash balances were generated from the initial capitalization of the Company (see Note 3). All other expenditures to date have been funded by loans from two of the Company's principal stockholders.

     The stockholders have committed to loan the Company the expenses and costs of the Offering and the Combination. As of June 30, 1997 and September 30, 1997, approximately $298 and $560 (unaudited), respectively, have been loaned by the stockholders in connection with the Offering and the Combination. Certain costs have been accounted for as deferred offering costs. There is no assurance that the pending Combination discussed below will be completed or that the Company will be able to generate future operating revenues.

(2) INTERIM FINANCIAL INFORMATION

     The interim financial statements as of September 30, 1997 and for the three months then ended are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) STOCKHOLDERS' EQUITY

     In connection with its organization and initial capitalization, the Company sold 1,992.3 shares of its common stock, $.01 par value per share (the "Common Stock"), at $1.00 per share. During the three months ended September 30, 1997, the Company sold 1,397.3 additional shares for $1.00 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights.

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair

                                 PROVANT, INC.

value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

(4) PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     The following unaudited, pro forma share and per share data is based on the Company's intentions with respect to the Offering.

     In connection with the Offering, the Company will increase the authorized shares of stock to 45 million, consisting of 40 million shares of Common Stock and 5 million shares of Preferred Stock, and will declare a stock split of 871.52633-for-1 in the form of a stock dividend that will result in a total amount of outstanding shares of Common Stock prior to the offering (but giving effect to the Combination) of 6,805,605.

  Preferred Stock

     The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without further stockholder authorization, to issued from time to time shares of Preferred Stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series.

     The following presents stockholders' equity on an actual and pro forma basis (to give effect to the recapitalization and stock split) as of September 30, 1997 (in thousands).

                                                                  ACTUAL      PRO FORMA
                                                                  -----       ---------
        Preferred Stock
          None authorized (5 million shares authorized, none
             issued and outstanding pro forma)..................  $  --         $  --
        Common Stock
          10,000 shares authorized (40 million shares authorized
             pro forma); 3,389.6 shares issued and outstanding,
             (2,954,125 shares issued and outstanding, pro
             forma).............................................     --             3
        Paid-in capital.........................................      3            --
        Accumulated deficit.....................................   (214)         (214)
                                                                  -----       ---------
                  Total.........................................  $(211)        $(211)
                                                                  =====       =======

  Equity Incentive Plan

     The Company will adopt the 1998 Equity Incentive Plan (the "Equity Incentive Plan"), which provides for the award of up to 1.1 million shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock, or stock units (each, an "Award"). All directors and employees of, and all consultants and advisors to, the Company (including its subsidiaries) are eligible to participate in the Equity Incentive Plan.

     The Equity Incentive Plan will be administered by the Compensation Committee (the "Committee"), which determines who shall receive Awards from those individuals eligible to participate in the Equity Incentive Plan, the type of Award to be made, the number of shares of Common Stock that may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. Options that are ISOs may be exercisable for not more than 10 years after the date the option is awarded. The Committee may at any time accelerate the exercisability of all or any portion of an option.

                                 PROVANT, INC.

  Stock Options

     On or prior to the date of the final Prospectus used in connection with the Offering, the Company has agreed to grant options to purchase an aggregate of 833,464 shares of Common Stock having a per-share exercise price equal to the initial offering price. Of this amount, options to purchase 665,280 shares will become exercisable with respect to one-third of the underlying shares of Common Stock on each of the first three anniversaries of the date of grant. The remaining options to purchase 168,184 shares will become exercisable with respect to all of the underlying shares of Common Stock upon the closing of the Offering.

  Stock Warrants

     As partial consideration for the extension to the Company of the financing described in Note 5 below, two of the Company's executive officers each received two warrants. The first warrant is exercisable for 176,368 shares of common stock at a per share exercise price equal to the initial public offering price. The second warrant is a warrant to purchase 220,460 shares of common stock which will become exercisable only if the market price of the Common Stock increases to certain threshold levels except as described below (the "Contingent Warrant"). Specifically, 20% of the total number of shares issuable under the Contingent Warrants will become exercisable on each of the three occasions that the market price of the Common Stock increases by 100%, 200%, 300%, respectively, from the initial public offering price, and the remaining 40% of the total number of shares issuable under the Contingent Warrant will become exercisable if the market price of the Common Stock increases by 400%. However, under certain circumstances involving the merger or sale of the Company, the Contingent Warrant will become exercisable to purchase all of the warrant shares. The exercise price of the Contingent Warrant increases on each anniversary of the closing of the Offering. Specifically, the exercise price is equal to the initial public offering price for the first 12 months following the closing of the Offering and, for each 12-month period thereafter, is equal to the initial public offering price plus 10% of the initial public offering price multiplied by the number of full 12 month periods elapsed since the closing of the Offering. However, once a portion of the Contingent Warrant becomes exercisable, that portion's exercise price is fixed as of that date. All four warrants expire on the seventh anniversary of the closing of the Offering.

     The holders of the warrants have the right to require the Company to register the resale of the shares that may be acquired upon exercise of the warrants under the Securities Act of 1933, as amended.

  Stock Purchase Plan

     The Company will adopt the 1998 Employee Stock Purchase Plan (the "Plan"). The Plan provides for the sale of shares of Common Stock to employees at a purchase price that is 85% of the lesser of the value of the Common Stock at the beginning of a purchase period or at the end of a purchase period. The Company has reserved 500,000 shares of Common Stock for issuance under the Plan.

  Non-Employee Directors' Stock Plan

     The Company's Board of Directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A total of 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan. Pursuant to the Directors' Plan, on the date of the final Prospectus used in connection with the Offering, each director and director nominee who is neither an employee of the Company or one of its subsidiaries (a "non-employee director") will receive an option to purchase 7,500 shares of Common Stock with a per-share exercise price equal to the initial public offering price. Each non-employee director initially elected following the Offering will be granted upon such election an option to purchase 7,500 shares of Common Stock. Following his or her initial election, each non-employee director will be granted, immediately following each annual meeting of stockholders at which he or she is re-elected (and provided he or she is still is a non-employee director at such time), an option to acquire an additional 2,500 shares of Common Stock. The per

                                 PROVANT, INC.

share exercise price of options granted following the Offering will be the fair market value of the Common Stock on the date of grant. Each option will be non-transferable except upon death (unless otherwise approved by the Board), will expire 10 years after the date of grant will become exercisable with respect to all of the shares of Common Stock issuable thereunder on the date that is six months following the date of grant if the individual is a director at such time. If the director dies or otherwise ceases to be a director prior to the expiration of an option, the option (if exercisable) will remain exercisable for a period of one year following death or three months following other termination of the individual's status as a director, but in no event beyond the tenth anniversary of the date of grant. The Board of Directors may at any time or times amend the Directors' Plan for any purpose that at the time may be permitted by law.

(5) RELATED PARTY TRANSACTION

     Expenses paid by the Company prior to the closing of the Offering have been advanced under a $3 million line of credit issued on October 6, 1997 by two of the Company's stockholders.

     Amounts payable to stockholders under the line of credit are due on the earlier of October 6, 2000 or the successful completion of the Offering and bear interest at the prime rate as from time to time published in the Wall Street Journal (8.5% at June 30, 1997).

     The acquisition Company's property and equipment at June 30, 1997, obtained from stockholders of the Company, was financed under the line of credit.

(6) SUBSEQUENT EVENT (UNAUDITED)

     The Company and wholly-owned subsidiaries of the Company have signed definitive agreements to acquire by merger seven companies ("the Founding Companies") to be effective contemporaneously with the Offering. The companies to be acquired are Behavioral Technology, Inc., Decker Communications, Inc., J. Howard and Associates, Inc., Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a, Learning Systems Sciences, MOHR Retail Learning Systems, Inc., Novations Group, Inc. and Star Mountain, Inc. The aggregate consideration that will be paid by Provant, Inc. to acquire the Founding Companies is approximately $59.2 million, consisting of $22.5 million in cash and 3,826,815 shares of Common Stock (assuming an initial public offering price of $12.00 per share).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Behavioral Technology, Inc.:

     We have audited the accompanying balance sheets of Behavioral Technology, Inc., as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Behavioral Technology, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 9, 1998

                          BEHAVIORAL TECHNOLOGY, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JUNE 30,
                                                               -----------------     SEPTEMBER 30,
                                                                1996       1997          1997
                                                               ------     ------     -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..................................  $  652     $1,254        $ 1,188
  Accounts receivable, net of allowance for doubtful accounts of $89 at June 30, 1996 and 1997 and September 30,
     1997....................................................     940      1,055          1,655
  Prepaid expenses...........................................      67        143            160
                                                               ------     ------         ------
          Total current assets...............................   1,659      2,452          3,003
                                                               ------     ------         ------
Property and equipment, net..................................     194        135            117
Other assets.................................................       8          7              9
                                                               ------     ------         ------
          Total assets.......................................  $1,861     $2,594        $ 3,129
                                                               ======     ======         ======

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................  $  270     $  268        $   267
  Accrued expenses...........................................     123        148            186
  Accrued compensation.......................................     316        433            484
  Deferred revenue...........................................      12         43             15
                                                               ------     ------         ------
          Total current liabilities..........................     721        892            952
                                                               ------     ------         ------
Commitments and contingencies
Stockholders' equity:
  Common stock, $10 par value; 1,000 shares authorized; 100,
     99 and 104 shares issued and outstanding at June 30,
     1996, June 30, 1997 and September 30, 1997,
     respectively............................................       1          1              1
  Additional paid-in capital.................................      --         --            182
  Translation adjustment.....................................      --         (6)            (6)
  Retained earnings..........................................   1,139      1,707          2,000
                                                               ------     ------         ------
          Total stockholders' equity.........................   1,140      1,702          2,177
                                                               ------     ------         ------
          Total liabilities and stockholders' equity.........  $1,861     $2,594        $ 3,129
                                                               ======     ======         ======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                ----------------------------     -----------------
                                                 1995       1996       1997       1996       1997
                                                ------     ------     ------     ------     ------
                                                                                    (UNAUDITED)
Revenue.......................................  $3,803     $5,685     $7,096     $1,712     $1,977
Cost of revenue...............................   1,049      1,495      1,488        387        385
                                                ------     ------     ------     ------     ------
          Gross profit........................   2,754      4,190      5,608      1,325      1,592
Selling, general and administrative
  expenses....................................   2,315      4,048      5,111        969      1,306
                                                ------     ------     ------     ------     ------
          Income from operations..............     439        142        497        356        286
                                                ------     ------     ------     ------     ------
Other income:
  Royalties...................................      83         82         30         --         --
  Interest....................................      13         27         31          6          7
  Other income, net...........................      43         --         10         --         --
                                                ------     ------     ------     ------     ------
          Total other income..................     139        109         71          6          7
                                                ------     ------     ------     ------     ------
          Net income..........................  $  578     $  251     $  568     $  362     $  293
                                                ======     ======     ======     ======     ======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     COMMON STOCK        ADDITIONAL
                                   -----------------      PAID-IN       TRANSLATION     RETAINED
                                   SHARES     AMOUNT      CAPITAL       ADJUSTMENT      EARNINGS     TOTAL
                                   ------     ------     ----------     -----------     --------     ------
Balance, June 30, 1994...........    100        $1          $ --            $--          $  310      $  311
  Net income.....................     --        --            --             --             578         578
                                                --
                                     ---                    ----           ----          ------      ------
Balance, June 30, 1995...........    100         1            --             --             888         889
  Net income.....................     --        --            --             --             251         251
                                                --
                                     ---                    ----           ----          ------      ------
Balance, June 30, 1996...........    100         1            --             --           1,139       1,140
  Net income.....................     --        --            --             --             568         568
  Translation adjustment.........     --        --            --             (6)             --          (6)
  Stock surrender................     (1)       --            --             --              --          --
                                                --
                                     ---                    ----           ----          ------      ------
Balance, June 30, 1997...........     99         1            --             (6)          1,707       1,702
  Net income.....................     --        --            --             --             293         293
  Stock grant....................      5        --           182             --              --         182
                                                --
                                     ---                    ----           ----          ------      ------
Balance, September 30, 1997
  (Unaudited)....................    104        $1          $182            $(6)         $2,000      $2,177
                                     ===        ==          ====           ====          ======      ======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                        YEAR ENDED JUNE 30,        SEPTEMBER 30,
                                                      ------------------------    ---------------
                                                      1995     1996      1997     1996      1997
                                                      -----    -----    ------    -----    ------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $ 578    $ 251    $  568    $ 362    $  293
                                                      -----    -----    ------    -----    ------
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization................     57       46        92       65        21
       Non-cash compensation........................     --       --        --       --       182
       Changes in operating assets and liabilities:
          Increase in accounts receivable...........   (176)    (195)     (115)    (205)     (600)
          Increase in prepaid expenses..............     --      (67)      (76)      (1)      (17)
          Decrease in other assets..................     --       --         1        1        (2)
          Increase (decrease) in accounts payable...     90       47        (2)     (66)       (1)
          Increase in accrued expenses..............     19      172       142        4        89
          Increase (decrease) in deferred revenue...     22      (48)       31       --       (28)
                                                      -----    -----    ------    -----    ------
            Total adjustments.......................     12      (45)       73     (202)     (356)
                                                      -----    -----    ------    -----    ------
            Net cash provided by (used in) operating
               activities...........................    590      206       641      160       (63)
                                                      -----    -----    ------    -----    ------
Cash flows from investing activities:
  Purchases of property and equipment...............   (157)    (122)      (42)     (20)       (3)
  Proceeds from sale of property and equipment......     --        5         9       --        --
  Purchase of trademark.............................     --       (7)       --       --        --
                                                      -----    -----    ------    -----    ------
            Net cash used in investing activities...   (157)    (124)      (33)     (20)       (3)
                                                      -----    -----    ------    -----    ------
Cash flows from financing activities:
  Proceeds received on line of credit...............     --       --       200       --        --
  Principal payments on line of credit..............     --       --      (200)      --        --
                                                      -----    -----    ------    -----    ------
            Net cash used in financing activities...     --       --        --       --        --
                                                      -----    -----    ------    -----    ------
Net increase (decrease) in cash and cash
  equivalents.......................................    433       82       608      140       (66)
Effect of exchange rate changes on cash.............     --       --        (6)      (1)       --
Cash and cash equivalents, beginning of period......    137      570       652      652     1,254
                                                      -----    -----    ------    -----    ------
Cash and cash equivalents, end of period............  $ 570    $ 652     1,254    $ 791    $1,188
                                                      =====    =====    ======    =====    ======
Supplemental disclosure:
  Cash paid for interest............................  $  --    $  --    $    2    $  --    $   --
                                                      =====    =====    ======    =====    ======

                See accompanying notes to financial statements.

                          BEHAVIORAL TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Behavioral Technology, Inc. (the "Company") was founded in 1978. The Company primarily provides train-the-trainer programs designed to help its clients improve employee selection and to provide managers with a methodology for assessing strengths and weaknesses of current employees. BTI's revenue is derived primarily from the licensing to clients of the right to use its training materials.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed. The Company also licenses to its clients the use of the Company's behavioral interviewing techniques. The entire sale price is recognized when the noncancellable contract is signed and the right to use the intellectual property is transferred. Deferred revenue is recognized for payments received prior to services being performed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Prepaid Expenses

     Prepaid expenses consist of costs incurred in developing videos and publishing books. The costs of the videos are being amortized over five years and the costs of the books are expensed as books are sold.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

                          BEHAVIORAL TECHNOLOGY, INC.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, short-term certificates of deposit, accounts receivable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value due to the short maturity of these instruments.

  Foreign Currency Translation

     The Company operates a branch in Canada. Assets and liabilities for the branch are translated into U.S. Dollars at the end of the year using year-end exchange rates. Income and expenses are translated using the average exchange rates for the year. Translation gains and losses are reported as a separate component of stockholders' equity.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company will terminate its S corporation status concurrently with the combination described in note 8.

(3)  RELATED PARTY TRANSACTIONS

     The Company conducts its administrative operations in a facility leased from the principal stockholder of the Company. Lease expense for the years ended June 30, 1995, 1996 and 1997 was $90, $76 and $85, respectively.

     Future minimum lease payments under all noncancelable operating leases are as follows:

                                 YEAR ENDING JUNE 30,
        ----------------------------------------------------------------------
              1998............................................................  $ 83
              1999............................................................    86
              2000............................................................    89
              2001............................................................    89
              2002............................................................    45
                                                                                ----
                                                                                $392
                                                                                ====

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                          JUNE 30,
                                                                        -------------
                                                                        1996     1997
                                                                        ----     ----
        Machinery and equipment.......................................  $272     $307
        Furniture and fixtures........................................    97       95
        Leasehold improvements........................................    18       18
                                                                        ----     ----
                                                                         387      420
        Accumulated depreciation and amortization.....................   193      285
                                                                        ----     ----
                  Property and equipment, net.........................  $194     $135
                                                                        ====     ====

     Depreciation and amortization expense related to property and equipment for the years ended June 30, 1995, 1996 and 1997 was $57, $46 and $92, respectively.

                          BEHAVIORAL TECHNOLOGY, INC.

(5)  LINE OF CREDIT

     The Company entered into a line of credit agreement on October 15, 1996 for borrowings up to $500. The line bears interest at prime plus 1%, is secured by the accounts receivable of the Company, and is personally guaranteed by the principal stockholder. The line of credit had a maturity date of October 15, 1997 and was renewed until October 15, 1998. There were no amounts outstanding under this agreement at June 30, 1997.

(6)  EMPLOYEE BENEFITS

     The Company adopted a 401(k) profit sharing plan on January 1, 1996 that covers all employees above the age of twenty-one who have completed one year of service. Company contributions are made each year at the discretion of the Board of Directors. The Company contributed $66 to the plan for the year ended June 30, 1996. No contribution was made for the year ended June 30, 1997.

(7)  CONCENTRATION OF CREDIT RISK

     The Company's credit risks primarily relate to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts. Cash deposits in excess of FDIC insurance limits approximated $1,040 at June 30, 1997. The Company has not incurred losses related to these balances to date.

(8)  SUBSEQUENT EVENT (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Decker Communications, Inc.:

     We have audited the accompanying balance sheets of Decker Communications, Inc., as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decker Communications, Inc., as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 9, 1998

                          DECKER COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JUNE 30,
                                                               -----------------     SEPTEMBER 30,
                                                                1996       1997          1997
                                                               ------     ------     -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..................................  $  314     $  508        $   526
  Investments................................................     565        533            932
  Accounts receivable, net of allowance for doubtful accounts of $142 at June 30, 1996 and $150 at June 30, 1997 and
     September 30, 1997......................................   1,123      1,489          1,441
  Receivables from related parties...........................      --         --            290
  Prepaid expenses and other current assets..................     170        140            102
                                                               ------     ------         ------
          Total current assets...............................   2,172      2,670          3,291
                                                               ------     ------         ------
Property and equipment, net..................................     497        338            359
Other assets.................................................      47         59             59
                                                               ------     ------         ------
          Total assets.......................................  $2,716     $3,067        $ 3,709
                                                               ======     ======         ======

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................  $  251     $  111        $   284
  Accrued expenses...........................................     368        466            459
  Accrued compensation.......................................     498        668            849
  Taxes payable..............................................      44         35             62
  Current portion of note payable............................      --        416            410
  Deferred revenue...........................................      92         89            114
                                                               ------     ------         ------
          Total current liabilities..........................   1,253      1,785          2,178
                                                               ------     ------         ------
Note payable, net of current portion.........................      --        623            615
Redeemable common stock......................................      --        300            300
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 750,000 shares authorized;
     176,972, 138,027 and 143,417 shares issued and
     outstanding at June 30, 1996, June 30, 1997 and
     September 30, 1997, respectively........................     397        269            313
  Unrealized gain on investments.............................       5          9              9
  Note receivable from stock sales...........................     (92)      (127)          (171)
  Retained earnings..........................................   1,153        208            465
                                                               ------     ------         ------
          Total stockholders' equity.........................   1,463        359            616
                                                               ------     ------         ------
          Total liabilities and stockholders' equity.........  $2,716     $3,067        $ 3,709
                                                               ======     ======         ======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                ----------------------------     -----------------
                                                 1995       1996       1997       1996       1997
                                                ------     ------     ------     ------     ------
                                                                                    (UNAUDITED)
Revenue.......................................  $8,550     $8,620     $8,410     $1,930     $2,585
Cost of revenue...............................   2,419      2,655      2,275        549        660
                                                ------     ------     ------     ------     ------
  Gross profit................................   6,131      5,965      6,135      1,381      1,925
Selling, general and administrative
  expenses....................................   5,670      5,716      5,621      1,261      1,663
                                                ------     ------     ------     ------     ------
  Income from operations......................     461        249        514        120        262
Other (income) expense........................     (54)       (74)         9        (15)         3
                                                ------     ------     ------     ------     ------
  Income before income taxes..................     515        323        505        135        259
State income taxes............................      67         30         33          2          2
                                                ------     ------     ------     ------     ------
  Net income..................................  $  448     $  293     $  472     $  133     $  257
                                                ======     ======     ======     ======     ======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             NOTE
                                           COMMON STOCK     UNREALIZED    RECEIVABLE
                                         ----------------     GAIN ON     FROM STOCK   RETAINED
                                         SHARES    AMOUNT   INVESTMENTS     SALES      EARNINGS    TOTAL
                                         -------   ------   -----------   ----------   --------   -------
Balance, June 30, 1994.................  174,000   $ 314        $--         $   --      $  986    $ 1,300
  Sale of stock........................    5,500      49         --            (50)         --         (1)
  Net income...........................       --      --         --             --         448        448
  Dividends............................       --      --         --             --        (300)      (300)
                                         -------   -----        ---          -----      ------    -------
Balance, June 30, 1995.................  179,500     363         --            (50)      1,134      1,447
  Sale of stock........................    4,000      42         --            (42)         --         --
  Repurchase of stock..................   (6,528)     (8)        --             --         (59)       (67)
  Unrealized gain on investments.......       --      --          5             --          --          5
  Net income...........................       --      --         --             --         293        293
  Dividends............................       --      --         --             --        (215)      (215)
                                         -------   -----        ---          -----      ------    -------
Balance, June 30, 1996.................  176,972     397          5            (92)      1,153      1,463
  Sale of stock........................    8,080      35         --            (35)         --         --
  Repurchase of stock..................  (37,850)   (163)        --             --        (963)    (1,126)
  Unrealized gain on investments.......       --      --          4             --          --          4
  Redeemable common stock..............   (9,175)     --         --             --        (300)      (300)
  Net income...........................       --      --         --             --         472        472
  Dividends............................       --      --         --             --        (154)      (154)
                                         -------   -----        ---          -----      ------    -------
Balance, June 30, 1997.................  138,027     269          9           (127)        208        359
  Sale of stock........................    5,390      44         --            (44)         --         --
  Net income...........................       --      --         --             --         257        257
                                         -------   -----        ---          -----      ------    -------
Balance, September 30, 1997
  (Unaudited)..........................  143,417   $ 313        $ 9         $ (171)     $  465    $   616
                                         =======   =====        ===          =====      ======    =======

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                                ENDED SEPTEMBER
                                                     YEAR ENDED JUNE 30,              30,
                                                  -------------------------     ----------------
                                                  1995      1996      1997      1996       1997
                                                  -----     -----     -----     -----      -----
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income..................................... $ 448     $ 293     $ 472     $ 133      $ 257
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization.............   127       223       194        55         44
       (Gain) loss on disposal of property and
          equipment..............................    --        (3)       12        --         --
       Changes in operating assets and
          liabilities:...........................    --        --        --        --         --
          (Increase) decrease in accounts
            receivable, trade....................  (184)       62      (366)      (11)        48
          (Increase) decrease in prepaid expenses
            and other current assets.............   (38)      (22)       30        (8)      (252)
          (Increase) decrease in other assets....   (18)        7       (12)       --         --
          Increase (decrease) in accounts payable
            and accrued expenses.................   221       (28)      119      (135)       374
          Increase (decrease) in deferred
            revenue..............................   (40)      (61)       (3)       17         25
                                                  -----     -----     -----     -----      -----
            Total adjustments....................    68       178       (26)      (82)       239
                                                  -----     -----     -----     -----      -----
            Net cash provided by operating
               activities........................   516       471       446        51        496
                                                  -----     -----     -----     -----      -----
Cash flows from investing activities:
  Net change in investments......................  (344)      131        36        --       (399)
  Purchases of property and equipment............  (136)     (443)      (56)       (6)       (65)
  Proceeds from sale of property and equipment...    --         6         9        --         --
                                                  -----     -----     -----     -----      -----
            Net cash used in investing
               activities........................  (480)     (306)      (11)       (6)      (464)
                                                  -----     -----     -----     -----      -----
Cash flows from financing activities:
  Dividends......................................  (300)     (215)     (154)       --         --
  Sale (repurchase) of stock.....................    50       (25)      (35)       --         --
  Payments of notes payable......................    (6)       --       (52)      (13)       (14)
                                                  -----     -----     -----     -----      -----
            Net cash used in financing
               activities........................  (256)     (240)     (241)      (13)       (14)
                                                  -----     -----     -----     -----      -----
Net (decrease) increase in cash and cash
  equivalents....................................  (220)      (75)      194        32         18
Cash and cash equivalents, beginning of period...   609       389       314       314        508
                                                  -----     -----     -----     -----      -----
Cash and cash equivalents, end of period......... $ 389     $ 314     $ 508     $ 346      $ 526
                                                  =====     =====     =====     =====      =====
Supplemental disclosure:
  Cash paid for interest......................... $  --     $  --     $  80     $  --      $  19
                                                  =====     =====     =====     =====      =====
Supplemental disclosure of non-cash item:
  Increase (decrease) in market value of
     investments................................. $  19     $ (11)    $   4     $  --      $  --
                                                  =====     =====     =====     =====      =====

                See accompanying notes to financial statements.

                          DECKER COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Decker Communications, Inc. (the "Company") was founded in 1979. The Company provides instructor-led training to businesses to improve employees' business communication skills and communication between management and employees. Revenue is derived primarily from fees charged to participants in its instructor-led training programs.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenues are recognized as products and services are provided.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 are unaudited, and certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Marketable Securities

     Marketable investment securities consist of U.S. treasury bills and equity securities in various mutual funds. The investments are stated at fair market value and are accounted for as available for sale securities under the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized gains are included as a separate component of stockholders' equity.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the lease term.

  Fair Value of Financial instruments

     Financial instruments of the Company consist of cash and cash equivalents, investments, accounts and notes receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments

                          DECKER COMMUNICATIONS, INC.

approximates their fair value because of the short maturity of these instruments. Based upon borrowing rates currently available to the Company for issuance of similar debt with similar terms and remaining maturities, the estimated fair value of the long-term debt approximates its carrying amount.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company will terminate its S corporation status concurrently with the combination described in note 10.

  Library of Copyrighted Materials

     The Company derives a substantial portion of its revenue from training programs which are based on its library of copyrighted materials and other materials developed within the Company. Costs associated with the development of these materials have been expensed as incurred.

(3)  RELATED PARTY TRANSACTIONS

     The Company has a note receivable from a stockholder and officer of the Company for the purchase of stock. The balance of this note was $92 and $127 at June 30, 1996 and 1997, respectively. The note bears interest at the prevailing rate and is secured by shares of Company stock and may be repaid by cash or redemption of the stock to the Company. The note is reflected as a reduction of stockholders' equity in the accompanying balance sheets.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                         JUNE 30,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Equipment..................................................  $  665        591
        Furniture and fixtures.....................................     336        334
        Software...................................................     129        143
        Leasehold improvements.....................................      17         19
                                                                     ------     ------
                                                                      1,147      1,087
        Accumulated depreciation and amortization..................     650        749
                                                                     ------     ------
                  Property and equipment, net......................  $  497        338
                                                                     ======     ======

     Depreciation and amortization expense related to property and equipment for the years ended June 30, 1995, 1996 and 1997 was $127, $223 and $194, respectively.

(5)  NOTE PAYABLE

     The note payable consists of a secured promissory note to a stockholder in connection with a stock repurchase agreement. The note bears interest at 7.5%, with principal and interest due monthly through June 30, 2009. The note is secured by all tangible and intangible assets of the Company.

     In connection with the stock repurchase agreement, the stockholder has the option to accelerate the payment of a portion of the outstanding balance upon the occurrence of certain events. One such event has occurred, as discussed in note 10 (unaudited), giving the stockholder the right to accelerate approximately

                          DECKER COMMUNICATIONS, INC.

$416 of the principal balance. This amount has been classified as current in the accompanying balance sheet at June 30, 1997. The stockholder has not yet chosen to accelerate the note.

     Also in connection with the stock repurchase agreement, the Company issued a put option to the stockholder which gave him the right, upon occurrence of a triggering event, to sell his remaining shares of common stock to the Company at an arbitrated value per share. Payment pursuant to this put option would be made by amending the principal balance of the note payable by the amount of the purchase price, effective July 1, 1999. The stockholder has not yet chosen to exercise the put option. Common shares held under this option have been reflected as redeemable common stock in the June 30, 1997 balance sheet.

     Principal payments on long-term debt are as follows:

                                YEAR ENDING JUNE 30,
                ----------------------------------------------------
                      1998..........................................  $  410
                      1999..........................................      60
                      2000..........................................      64
                      2001..........................................      69
                      2002..........................................      75
                      Thereafter....................................     347
                                                                      ------
                          Total.....................................  $1,025
                                                                      ======

(6)  LINE OF CREDIT

     The Company has a $250 line of credit agreement with a bank, with interest payable at prime plus 1.5%. The line of credit is secured by substantially all of the Company's assets and is guaranteed by the principal stockholder of the Company. At June 30, 1996 and 1997, there were no amounts outstanding under the agreement.

(7)  OPERATING LEASES

     The Company leases all of its facilities under cancelable and noncancelable operating leases that expire on various dates through fiscal 2002. Most of these leases generally provide for rent escalation based upon changes in real estate taxes and operating expenses.

     Future minimum lease payments under all noncancelable operating leases are as follows:

                                YEAR ENDING JUNE 30,
                ----------------------------------------------------
                      1998..........................................  $  494
                      1999..........................................     502
                      2000..........................................     382
                      2001..........................................     374
                      2002..........................................     108
                                                                      ------
                          Total                                       $1,860
                                                                      ======

     Rent expense for the years ended June 30, 1995, 1996 and 1997 was $505, $561 and $510, respectively.

(8)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee annual contributions up to $1 per employee. The Company contributed $29, $20 and $28 to the plan for the years ended June 30, 1995, 1996 and 1997, respectively.

                          DECKER COMMUNICATIONS, INC.

(9)  CONCENTRATION OF CREDIT RISK

     The Company's three largest customers accounted for approximately 16%, 30%, and 16% of total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. Accounts receivable from these customers represented approximately 13% and 16% of the total accounts receivable balance at June 30, 1996 and 1997, respectively.

(10)  SUBSEQUENT EVENT (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
J. Howard & Associates, Inc.:

     We have audited the accompanying balance sheets of J. Howard & Associates, Inc., as of June 30, 1997 and December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1997 and each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. Howard & Associates, Inc., as of June 30, 1997 and December 31, 1996 and 1995, and the results of its operations and its cash flows for the six months ended June 30, 1997 and each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
January 9, 1998

                          J. HOWARD & ASSOCIATES, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,
                                                     -----------------     JUNE 30,     SEPTEMBER 30,
                                                      1995       1996        1997           1997
                                                     ------     ------     --------     -------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................  $  466     $  201      $  280         $   811
  Accounts receivable, net of allowance for
     doubtful accounts of $34 at December 31, 1995,
     $84 at December 31, 1996, $108 at June 30,
     1997 and $84 at September 30, 1997............     761        724       1,688           1,350
  Due from employees and related parties...........      68         17           6              52
  Prepaid expenses.................................       4         14          85              50
                                                      -----      -----       -----          ------
          Total current assets.....................   1,299        956       2,059           2,263
                                                      -----      -----       -----          ------
Property and equipment, net........................     170        365         299             290
Other assets.......................................      53         44          44              44
                                                      -----      -----       -----          ------
          Total assets.............................  $1,522     $1,365      $2,402         $ 2,597
                                                      =====      =====       =====          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $   23     $   12      $  151         $   116
  Accrued expenses.................................      37        106          87              95
  Accrued compensation.............................     372         32          34              97
  Deferred revenue.................................     117        135          48              24
  Accrued state income taxes.......................      27         38          38              38
  Distributions payable............................     138         --          --             125
                                                      -----      -----       -----          ------
          Total current liabilities................     714        323         358             495
                                                      -----      -----       -----          ------
Commitments and contingencies
Stockholders' equity:
  Class A voting common stock, no par value;
     authorized 100,000 shares; issued and
     outstanding 66,667 shares at December 31, 1995
     and 72,533 shares at December 31, 1996, June
     30, 1997 and September 30, 1997...............      64        175         175             175
  Class B non-voting common stock, no par value;
     authorized 25,000 shares; issued and
     outstanding 13,333 shares at December 31, 1995
     and 16,267 shares at December 31, 1996, June
     30, 1997 and September 30, 1997...............      42         97          97              97
  Retained earnings................................     702        770       1,772           1,830
                                                      -----      -----       -----          ------
          Total stockholders' equity...............     808      1,042       2,044           2,102
                                                      -----      -----       -----          ------
          Total liabilities and stockholders'
            equity.................................  $1,522     $1,365      $2,402         $ 2,597
                                                      =====      =====       =====          ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                     SIX MONTHS      NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,           ENDED          SEPTEMBER 30,
                                    ----------------------------      JUNE 30,       -----------------
                                     1994       1995       1996         1997          1996       1997
                                    ------     ------     ------     -----------     ------     ------
                                                                                        (UNAUDITED)
Revenue...........................  $5,087     $6,251     $7,110       $ 4,160       $5,814     $6,077
Cost of revenue...................   1,713      1,964      2,166         1,190        1,782      1,851
                                    ------     ------     ------        ------       ------     ------
  Gross profit....................   3,374      4,287      4,944         2,970        4,032      4,226
Selling, general, and
  administrative expenses.........   3,087      4,158      4,559         1,971        2,791      3,170
                                    ------     ------     ------        ------       ------     ------
  Income from operations..........     287        129        385           999        1,241      1,056
                                    ------     ------     ------        ------       ------     ------
Other income (expense):
  Interest and dividend income....       4          6         31             4           18          9
  Interest expense................     (12)        (9)        --            --           --         --
  Other income....................      --         --          3             3            1         --
                                    ------     ------     ------        ------       ------     ------
          Total other income
            (expense).............      (8)        (3)        34             7           19          9
                                    ------     ------     ------        ------       ------     ------
          Income before income
            taxes.................     279        126        419         1,006        1,260      1,065
State income taxes................      --         10          8             4            4          5
                                    ------     ------     ------        ------       ------     ------
          Net income..............  $  279     $  116     $  411       $ 1,002       $1,256     $1,060
                                    ======     ======     ======        ======       ======     ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 CLASS B
                                       CLASS A VOTING          NON-VOTING
                                        COMMON STOCK          COMMON STOCK
                                      -----------------     -----------------     RETAINED
                                      SHARES     AMOUNT     SHARES     AMOUNT     EARNINGS     TOTAL
                                      ------     ------     ------     ------     --------     ------
Balance, December 31, 1993..........  66,667      $ 64      13,333      $ 42       $  861      $  967
  Net income........................      --        --          --        --          279         279
  Distributions to stockholders.....      --        --          --        --          (81)        (81)
                                      ------      ----      ------      ----       ------      ------
Balance, December 31, 1994..........  66,667        64      13,333        42        1,059       1,165
  Net income........................      --        --          --        --          116         116
  Distributions to stockholders.....      --        --          --        --         (473)       (473)
                                      ------      ----      ------      ----       ------      ------
Balance, December 31, 1995..........  66,667        64      13,333        42          702         808
  Net income........................      --        --          --        --          411         411
  Distributions to stockholders.....      --        --          --        --         (343)       (343)
  Stock grant.......................   5,866       111       2,934        55           --         166
                                      ------      ----      ------      ----       ------      ------
Balance, December 31, 1996..........  72,533       175      16,267        97          770       1,042
  Net income........................      --        --          --        --        1,002       1,002
                                      ------      ----      ------      ----       ------      ------
Balance, June 30, 1997..............  72,533       175      16,267        97        1,772       2,044
  Net income........................      --        --          --        --           58          58
                                      ------      ----      ------      ----       ------      ------
Balance, September 30, 1997
  (Unaudited).......................  72,533      $175      16,267      $ 97       $1,830      $2,102
                                      ======      ====      ======      ====       ======      ======

                See accompanying notes to financial statements.

                          J. HOWARD & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEAR ENDED                            NINE MONTHS ENDED
                                             DECEMBER 31,        SIX MONTHS ENDED     SEPTEMBER 30,
                                         ---------------------       JUNE 30,       -----------------
                                         1994    1995    1996          1997          1996       1997
                                         -----   -----   -----   ----------------   ------     ------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income............................ $ 279   $ 116   $ 411        $1,002        $1,256     $1,060
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
       Depreciation and amortization....    83      95     104            75            69        130
       Non-cash compensation............    --      --     166            --            --         --
       Loss on sale of property and
          equipment.....................    --      --      --            15            --         15
       Changes in operating assets and
          liabilities:
          (Increase) decrease in
            accounts receivable.........   181    (116)     37          (964)         (344)      (626)
          (Increase) decrease in prepaid
            expenses....................     7      10     (10)          (71)           --        (36)
          (Increase) decrease in other
            assets......................   (12)     12       9            --            11         --
          Increase (decrease) in
            accounts payable and accrued
            expenses....................    21     153    (282)          122          (199)       158
          Increase (decrease) in state
            income taxes................    --       8      11            --            --         --
          Increase (decrease) in
            deferred revenue............   (17)     91      18           (87)           28         14
                                         -----   -----   -----        ------        ------     ------
            Total adjustments...........   263     253      53          (910)         (435)      (345)
                                         -----   -----   -----        ------        ------     ------
            Net cash provided by
               operating activities.....   542     369     464            92           821        715
                                         -----   -----   -----        ------        ------     ------
Cash flows from investing activities:
  Purchases of property and equipment...  (133)    (50)   (299)          (52)         (224)       (98)
  Proceeds from sale of property and
     equipment..........................    --      --      --            28            --         28
  Net (increase) decrease in amounts due
     from employees and related
     parties............................    41      (8)     51            11            22        (35)
                                         -----   -----   -----        ------        ------     ------
            Net cash used in investing
               activities...............   (92)    (58)   (248)          (13)         (202)      (105)
                                         -----   -----   -----        ------        ------     ------
Cash flows from financing activities:
  Payments on long-term debt............   (50)    (42)     --            --            --         --
  Distributions to stockholders.........   (81)   (335)   (481)           --          (449)        --
                                         -----   -----   -----        ------        ------     ------
            Net cash used in financing
               activities...............  (131)   (377)   (481)           --          (449)        --
                                         -----   -----   -----        ------        ------     ------
Net increase (decrease) in cash and cash
  equivalents...........................   319     (66)   (265)           79           170        610
Cash and cash equivalents, beginning of
  period................................   213     532     466           201           466        201
                                         -----   -----   -----        ------        ------     ------
Cash and cash equivalents, end of
  period................................ $ 532   $ 466   $ 201        $  280        $  636     $  811
                                         =====   =====   =====        ======        ======     ======
Supplemental disclosure:
  Cash paid for interest................ $  11   $   9   $  --        $   --        $   --     $   --
                                         =====   =====   =====        ======        ======     ======

                          J. HOWARD & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     J. Howard & Associates, Inc. (the "Company") was founded in 1977. The Company provides instructor-led training to individual managers and client companies to identify and address potential obstacles to improving workplace productivity, including race and gender issues, sexual harassment and failure of employees to take measured risks. Revenue is derived primarily from instructor-led seminars and, to a lesser extent, from rendering consulting services.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as products and services are provided.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using accelerated and straight-line methods over periods ranging from three to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the

                          J. HOWARD & ASSOCIATES, INC.

financial statements. Only certain state taxes are paid by its Company. The Company will terminate its S corporation status concurrently with the combination described in note 11.

(3)  RELATED PARTY TRANSACTIONS

     Due from employees and related parties consists of the following at:

                                                                DECEMBER 31,
                                                                -------------     JUNE 30,
                                                                1995     1996       1997
                                                                ----     ----     --------
        Due from The Efficacy Institute, Inc..................  $ 9      $14        $  7
        Due from (to) stockholders............................   47       (9)        (12)
        Due from employees....................................   12       12          11
                                                                ---      ---        ----
                                                                 68       17           6
                                                                ===      ===        ====

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                             DECEMBER 31,
                                                            ---------------     JUNE 30,
                                                            1995      1996        1997
                                                            ----     ------     --------
        Equipment.........................................  $512     $  677      $  631
        Furniture and fixtures............................   255        255         255
        Leasehold improvements............................    49         49          49
        Investment art....................................    21         21          21
        Computer software.................................    16        113         156
        Vehicles..........................................    --         38          38
                                                            ----     ------      ------
                                                             853      1,153       1,150
        Accumulated depreciation and amortization.........   683        788         851
                                                            ----     ------      ------
                  Property and equipment, net.............  $170     $  365      $  299
                                                            ====     ======      ======

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1994, 1995 and 1996 was $83, $95 and $104, respectively, and $75 for the six months ended June 30, 1997.

(5)  LINE OF CREDIT

     The Company has a secured revolving line of credit agreement which permits borrowings of up to $500 at the bank's base rate plus one percent. No amounts were outstanding under this agreement at December 31, 1995, 1996 and June 30, 1997. Substantially all assets of the Company are pledged as collateral under this agreement.

(6)  DISTRIBUTIONS TO STOCKHOLDERS

     As discussed in note 2, the stockholders are taxed on their proportionate share of the Company's taxable income. It has been the Company's policy to make distributions to the stockholders for the purpose of funding these income tax obligations.

                          J. HOWARD & ASSOCIATES, INC.

(7)  LEASE COMMITMENTS

     The Company is committed under various noncancelable operating leases for office space and equipment through January 2002. Lease expense charged to operations was $239 in 1994, $256 in 1995, $247 in 1996 and $72 for the six months ended June 30, 1997.

     Future minimum lease payments under all noncancelable operating leases are as follows:

                                 YEAR ENDING JUNE 30,
                ------------------------------------------------------
                1998..................................................  $102
                1999..................................................    71
                2000..................................................    69
                2001..................................................    55
                2002..................................................    35
                                                                        ----
                                                                        $332
                                                                        ====

(8)  STOCKHOLDERS' EQUITY

     During the year ended December 31, 1996, 5,866 shares of Class A common stock (voting) no par value and 2,934 shares of Class B common stock (non-voting) no par value were issued 50% each to two new shareholders in recognition of compensation expense of $111 and $55, respectively.

     On June 30, 1995, the Company approved an increase in the authorized common stock Class A (voting) from 12,500 shares to 100,000 shares and common stock Class B (non-voting) from 1,000 shares to 25,000 shares. Additionally, the Company approved an exchange of 40 shares of the newly authorized shares for each share of the previously authorized shares (or a 40 for 1 stock split). All share data has been retroactively adjusted to reflect the stock split.

(9)  EMPLOYEE BENEFITS

     The Company maintains a defined contribution retirement plan for all eligible employees. Company contributions are at the discretion of the Board of Directors, but cannot exceed the maximum amount deductible under applicable provisions of the Internal Revenue Code.

     Contributions to the plan during the years ended December 31, 1994, 1995 and 1996 amounted to $23, $34 and $34, respectively. Contributions to the plan during the six months ended June 30, 1997 totaled $19.

(10)  CONCENTRATION OF CREDIT RISK

     The Company's three largest customers accounted for approximately 38%, 30%, 63% and 43% of net program revenues for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively. Accounts receivable from these customers approximated $319, $514 and $532 at December 31, 1995 and 1996 and June 30, 1997, respectively.

     The Company maintains cash deposits in two banks located in eastern Massachusetts and in a money market mutual fund account sponsored by a registered broker-dealer. Cash deposits in excess of FDIC insurance limits approximated $140 and $46 at December 31, 1996 and June 30, 1997, respectively.

                          J. HOWARD & ASSOCIATES, INC.

(11)  SUBSEQUENT EVENTS (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

     In December 1997, the Company entered into a five-year lease of office space in Burlington, Massachusetts, commencing on April 1, 1998. At that time, the Company will move its Lexington headquarters to Burlington.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Robert Steinmetz, Ph.D., and Associates, Inc.
d/b/a Learning Systems Sciences:

     We have audited the accompanying balance sheets of Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences as of June 30, 1997 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1997 and for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences as of June 30, 1997 and December 31, 1996 and the results of its operations and its cash flows for the six months ended June 30, 1997 and for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 9, 1998

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           DECEMBER 31,     JUNE 30,     SEPTEMBER 30,
                                                               1996           1997           1997
                                                           ------------     --------     -------------
                                                                                          (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents..............................     $  274         $  599         $   508
  Accounts receivable, net of allowance for doubtful
     accounts of $88.....................................        703            729             697
  Costs in excess of billings............................        267            276             359
  Prepaid expenses and other current assets..............         53             81              56
                                                              ------         ------          ------
          Total current assets...........................      1,297          1,685           1,620
                                                              ------         ------          ------
Property and equipment, net..............................        129            144             153
Other assets.............................................        103            105             105
                                                              ------         ------          ------
          Total assets...................................     $1,529         $1,934         $ 1,878
                                                              ======         ======          ======
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................     $   64         $   91         $    97
  Accrued expenses.......................................        166            191             174
  Accrued compensation...................................        124            109             100
  Billings in excess of costs............................        710            353             362
                                                              ------         ------          ------
          Total current liabilities......................      1,064            744             733
                                                              ------         ------          ------
Commitments and contingencies
Stockholders' equity:
  Common stock, $3 par value; 1,000 shares authorized,
     issued and outstanding..............................          3              3               3
  Retained earnings......................................        462          1,187           1,142
                                                              ------         ------          ------
          Total stockholders' equity.....................        465          1,190           1,145
                                                              ------         ------          ------
          Total liabilities and stockholders' equity.....     $1,529         $1,934         $ 1,878
                                                              ======         ======          ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS
                                                 YEAR ENDED         SIX MONTHS           ENDED
                                                DECEMBER 31,          ENDED          SEPTEMBER 30,
                                              -----------------      JUNE 30,      -----------------
                                               1995       1996         1997         1996       1997
                                              ------     ------     ----------     ------     ------
                                                                                      (UNAUDITED)
Revenue.....................................  $3,332     $5,123       $2,910       $3,570     $3,960
Cost of revenue.............................   1,390      1,696        1,081        1,230      1,590
                                              ------     ------       ------       ------     ------
  Gross profit..............................   1,942      3,427        1,829        2,340      2,370
Selling, general and administrative
  expenses..................................   1,767      3,079        1,108        1,713      1,697
                                              ------     ------       ------       ------     ------
          Income from operations............     175        348          721          627        673
                                              ------     ------       ------       ------     ------
Other income (expense):
  Other.....................................     (49)        --           --           --         --
  Interest income, net......................       2          9            7            4         12
                                              ------     ------       ------       ------     ------
          Total other income (expense)......     (47)         9            7            4         12
                                              ------     ------       ------       ------     ------
          Income before income taxes........     128        357          728          631        685
Income taxes................................      86          7            3            1          5
                                              ------     ------       ------       ------     ------
          Net income........................  $   42     $  350       $  725       $  630     $  680
                                              ======     ======       ======       ======     ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            COMMON STOCK
                                                          ----------------     RETAINED
                                                          SHARES    AMOUNT     EARNINGS     TOTAL
                                                          -----     ------     --------     ------
Balance, December 31, 1994..............................  1,000       $3        $   70      $   73
  Net income............................................     --       --            42          42
                                                          -----      ---        ------      ------
Balance, December 31, 1995..............................  1,000        3           112         115
  Net income............................................     --       --           350         350
                                                          -----      ---        ------      ------
Balance, December 31, 1996..............................  1,000        3           462         465
  Net income............................................     --       --           725         725
                                                          -----      ---        ------      ------
Balance, June 30, 1997..................................  1,000        3         1,187       1,190
  Net loss..............................................     --       --           (45)        (45)
                                                          -----      ---        ------      ------
Balance, September 30, 1997 (Unaudited).................  1,000       $3        $1,142      $1,145
                                                          =====      ===        ======      ======

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     NINE MONTHS
                                               YEAR ENDED                               ENDED
                                              DECEMBER 31,     SIX MONTHS ENDED     SEPTEMBER 30,
                                             --------------        JUNE 30,        ----------------
                                             1995     1996           1997          1996       1997
                                             -----    -----    ----------------    ----       -----
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income...............................  $  42    $ 350         $  725         $630       $ 680
                                             -----    -----          -----         ----       -----
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
       Depreciation and amortization.......     48       43             25           38          37
       Changes in operating assets and
          liabilities:
          (Increase) decrease in accounts
            receivable.....................   (467)    (195)           (26)          44           6
          (Increase) decrease in prepaid
            expenses and other current
            assets.........................     12      (30)           (28)         (55)         (3)
          (Increase) decrease in costs in
            excess of billings.............   (184)      14             (9)         229         (92)
          (Increase) decrease in other
            assets.........................    (17)     (19)            (2)         (19)         (2)
          Increase (decrease) in accounts
            payable and accrued expenses...     50      115             37          (39)         17
          Increase (decrease) in billings
            in excess of costs.............    560       37           (357)         (59)       (348)
                                             -----    -----          -----         ----       -----
            Total adjustments..............      2      (35)          (360)         139        (385)
                                             -----    -----          -----         ----       -----
            Net cash provided by operating
               activities..................     44      315            365          769         295
                                             -----    -----          -----         ----       -----
Cash flows from investing activities:
  Purchases of property and equipment......    (84)     (85)           (40)         (59)        (61)
                                             -----    -----          -----         ----       -----
            Net (decrease) increase in cash
               and cash equivalents........    (40)     230            325          710         234
Cash and cash equivalents, beginning of
  period...................................     84       44            274           44         274
                                             -----    -----          -----         ----       -----
Cash and cash equivalents, end of period...  $  44    $ 274         $  599         $754       $ 508
                                             =====    =====          =====         ====       =====

                See accompanying notes to financial statements.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Robert Steinmetz, Ph.D., and Associates, Inc., d/b/a Learning Systems Sciences, was founded in 1979. The Company creates customized training products that generally are designed to facilitate faster learning of customer interface devices and higher productivity of retail associates. Revenue is derived primarily from the design, development and delivery of its products.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company follows the percentage-of-completion method of accounting for contracts. Accordingly, income is recognized in the ratio that costs incurred bear to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated using an accelerated method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     Effective August 31, 1995, the Company elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements for the periods subsequent to that date. Only certain state income taxes are paid by the Company. The Company will terminate its S corporation status concurrently with the combination described in note 8.

(3)  RELATED PARTY TRANSACTIONS

     At June 30, 1997, the Company has unsecured, non-interest bearing loans receivable from its stockholders in the amount of $22. This amount is included in prepaid expenses and other current assets.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                 DECEMBER 31,     JUNE 30,
                                                                     1996           1997
                                                                 ------------     --------
        Machinery and equipment................................      $248           $283
        Furniture and fixtures.................................        48             53
        Automobiles............................................        10             10
        Leasehold improvements.................................        12             12
                                                                     ----           ----
                                                                      318            358
        Less accumulated depreciation and amortization.........       189            214
                                                                     ----           ----
                  Property and equipment, net..................      $129            144
                                                                     ====           ====

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was $48, $43 and $25, respectively.

(5)  OPERATING LEASES

     Operating lease commitments consist of facility and automobile rentals. Future minimum lease payments under all noncancelable operating leases are as follows:

                                YEAR ENDING JUNE 30,
                1998................................................    $135
                1999................................................     103
                                                                        ----
                                                                        $238
                                                                        ====

     Lease expense for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 totaled $93, $112 and $57, respectively.

                 ROBERT STEINMETZ, PH.D., AND ASSOCIATES, INC.
                        D/B/A LEARNING SYSTEMS SCIENCES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

(6)  EMPLOYEE BENEFITS

     The Company has established a profit sharing plan for the benefit of its employees. Company contributions are made at the discretion of the Board of Directors. The Company contributed $83 to the plan in 1995. No contribution was made for the year ended December 31, 1996 or the six months ended June 30, 1997.

(7)  CONCENTRATION OF CREDIT RISK

     The Company had three customers that accounted for 41% of total revenue and one customer that accounted for 15% of total revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. Accounts receivable from these customers represented approximately 50% and 41% of the total accounts receivable balance at December 31, 1996 and June 30, 1997, respectively.

(8)  SUBSEQUENT EVENT (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MOHR Retail Learning Systems, Inc.:

     We have audited the accompanying balance sheets of MOHR Retail Learning Systems, Inc., as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997. These financial statements are the responsibility of MOHR Retail Learning Systems, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MOHR Retail Learning Systems, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 9, 1998

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    JUNE 30,
                                                                  -------------     SEPTEMBER 30,
                                                                  1996     1997         1997
                                                                  ----     ----     -------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.....................................  $221     $260         $ 211
  Accounts receivable, net of allowance for doubtful accounts of
     $46 at June 30, 1996 and 1997 and September 30, 1997.......   211      548           441
  Inventory.....................................................    99      133           132
  Prepaid expenses..............................................    11       14            22
                                                                  ----     ----          ----
          Total current assets..................................   542      955           806
Property and equipment, net.....................................    18       44            46
                                                                  ----     ----          ----
          Total assets..........................................  $560     $999         $ 852
                                                                  ====     ====          ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $118     $ 74         $ 143
  Accrued expenses..............................................   320      295           304
  Accrued compensation..........................................    12       54            12
  Deferred revenue..............................................    48       73            98
                                                                  ----     ----          ----
          Total current liabilities.............................   498      496           557
                                                                  ----     ----          ----
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 2,500 shares authorized; 100
     shares issued and outstanding..............................     4        4             4
  Retained earnings.............................................    58      499           291
                                                                  ----     ----          ----
          Total stockholders' equity............................    62      503           295
                                                                  ----     ----          ----
          Total liabilities and stockholders' equity............  $560     $999         $ 852
                                                                  ====     ====          ====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                               YEAR ENDED             ENDED
                                                                JUNE 30,          SEPTEMBER 30,
                                                            -----------------     --------------
                                                             1996       1997      1996     1997
                                                            ------     ------     ----     -----
                                                                                   (UNAUDITED)
Revenue...................................................  $2,171     $3,015     $554     $ 556
Cost of revenue...........................................     677        825      187       204
                                                            ------     ------     ----     -----
  Gross profit............................................   1,494      2,190      367       352
Selling, general and administrative expenses..............   1,151      1,745      383       562
                                                            ------     ------     ----     -----
  Income (loss) from operations...........................     343        445      (16)     (210)
Interest income (expense).................................      (3)         3       --         3
                                                            ------     ------     ----     -----
  Income (loss) before income taxes.......................     340        448      (16)     (207)
State income taxes........................................       1          7       --         1
                                                            ------     ------     ----     -----
          Net income (loss)...............................  $  339     $  441     $(16)    $(208)
                                                            ======     ======     ====     =====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK
                                                 -----------------       RETAINED EARNINGS
                                                 SHARES     AMOUNT     (ACCUMULATED DEFICIT)     TOTAL
                                                 ------     ------     ---------------------     -----
Balance, June 30, 1995.........................    100       $  4              $(281)            $(277)
  Net income...................................     --         --                339               339
                                                   ---        ---              -----             -----
Balance, June 30, 1996.........................    100          4                 58                62
  Net income...................................     --         --                441               441
                                                   ---        ---              -----             -----
Balance, June 30, 1997.........................    100          4                499               503
  Net loss.....................................     --         --               (208)             (208)
                                                   ---        ---              -----             -----
Balance, September 30, 1997 (Unaudited)........    100       $  4              $ 291             $ 295
                                                   ===        ===              =====             =====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 THREE MONTHS
                                                              YEAR ENDED             ENDED
                                                               JUNE 30,          SEPTEMBER 30,
                                                            ---------------     ---------------
                                                            1996      1997      1996      1997
                                                            -----     -----     -----     -----
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................................  $ 339     $ 441     $ (16)    $(208)
                                                            -----     -----     -----     -----
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization......................     10        15         2         4
       Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable......    (99)     (337)     (107)      107
          (Increase) decrease in inventory................      4       (34)      (12)        1
          (Increase) decrease in prepaid expenses.........      3        (3)       (9)       (8)
          Increase (decrease) in accounts payable.........     (1)      (44)      (23)       69
          Increase in accrued expenses....................    (15)       17        (6)      (33)
          Increase (decrease) in deferred revenue.........    (29)       25        46        25
                                                            -----     -----     -----     -----
            Total adjustments.............................   (127)     (361)     (109)      165
                                                            -----     -----     -----     -----
            Net cash provided by (used in) operating
               activities.................................    212        80      (125)      (43)
                                                            -----     -----     -----     -----
Cash flows from investing activities:
  Purchases of property and equipment.....................     (8)      (41)       (8)       (6)
                                                            -----     -----     -----     -----
            Net cash used in investing activities.........     (8)      (41)       (8)       (6)
                                                            -----     -----     -----     -----
Net increase (decrease) in cash and cash equivalents......    204        39      (133)      (49)
Cash and cash equivalents, beginning of period............     17       221       221       260
                                                            -----     -----     -----     -----
Cash and cash equivalents, end of period..................  $ 221     $ 260     $  88     $ 211
                                                            =====     =====     =====     =====
Supplemental disclosure:
  Cash paid for interest..................................  $  --     $   3     $  --     $   3
                                                            =====     =====     =====     =====

                See accompanying notes to financial statements.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     MOHR Retail Learning Systems, Inc. (the "Company") was founded in 1991. The Company offers train-the-trainer seminars to help clients in the retail industry to improve productivity by fostering a customer oriented focus at the sales management and associate levels. In some of its programs, the Company trains employees directly through instructor-led seminars. Revenue is derived primarily from the licensing to clients of the right to use the Company's training programs. Revenue is received on a participant or site basis.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed. The Company contracts with customers to provide materials and training seminars. Deferred revenue is recognized for payments received prior to services being performed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Inventory

     The Company owns training supplies and manuals which are accounted for using the lower of cost first-in, first-out (FIFO) or market basis of accounting.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using an accelerated method over five years. Leasehold improvements are amortized over the term of the lease.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value because of the short maturity of those instruments.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company will terminate its S corporation status concurrently with the combination discussed in note 8.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                           JUNE 30,
                                                                         -------------
                                                                         1996     1997
                                                                         ----     ----
        Equipment......................................................  $34       61
        Furniture......................................................    9       19
        Leasehold improvements.........................................   --        4
                                                                         ---      ---
                                                                          43       84
        Accumulated depreciation and amortization......................   25       40
                                                                         ---      ---
                  Property and equipment, net..........................  $18       44
                                                                         ===      ===

     Depreciation and amortization expense related to property and equipment was $10 and $15 in the years ended June 30, 1996 and 1997, respectively.

(4)  LEASE COMMITMENTS

     The Company is committed under various noncancelable operating leases for office space and equipment through February 2000. Lease expense for the years ended June 30, 1996 and 1997 was $18 and $34, respectively. Future minimum lease payments under all noncancelable operating leases are as follows:

                                 YEAR ENDING JUNE 30,
                      1998.............................................  $41
                      1999.............................................   40
                      2000.............................................    1
                                                                         ---
                           Total.......................................  $82
                                                                         ===

(5)  EMPLOYEE BENEFITS

     Eligible employees of the Company participate in a profit sharing plan sponsored by the Company. The Plan provides that the Company make discretionary contributions to the Plan. The Company made contributions of $145 and $104 for the years ended June 30, 1996 and 1997, respectively.

                       MOHR RETAIL LEARNING SYSTEMS, INC.

(6)  CONCENTRATION OF CREDIT RISK

     The Company's credit risks primarily relate to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts. Cash deposits in excess of FDIC insurance limits approximated $108 at June 30, 1997. The Company has not incurred losses related to these balances to date.

     For the year ended June 30, 1996, the Company had one customer that accounted for 11 percent of total revenue. For the year ended June 30, 1997, no customer represented greater than 10 percent of total revenue.

(7)  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management believes that adequate provision has been made for any liabilities which may result from such matters.

(8)  SUBSEQUENT EVENT (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Novations Group, Inc.:

     We have audited the accompanying balance sheets of Novations Group, Inc., as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. The audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novations Group, Inc., as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
January 9, 1998

                             NOVATIONS GROUP, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JUNE 30,
                                                               -----------------  SEPTEMBER 30,
                                                                1996       1997       1997
                                                               ------     ------  -------------
                                                                                   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents..................................  $   17     $   88     $   446
  Accounts receivable, net of allowance for doubtful accounts
     of $158.................................................   1,976      2,202       2,364
  Receivable from related parties............................     179        414         341
  Prepaid expenses...........................................      63        115          50
                                                               ------     ------      ------
          Total current assets...............................   2,235      2,819       3,201
Property and equipment, net..................................     552        492         456
                                                               ------     ------      ------
          Total assets.......................................  $2,787     $3,311     $ 3,657
                                                               ======     ======      ======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable...........................   1,079      1,298       1,078
  Accounts payable...........................................     225        118         174
  Accrued compensation.......................................     836        803       1,270
  Accrued expenses...........................................     275        177         135
                                                               ------     ------      ------
          Total current liabilities..........................   2,415      2,396       2,657
                                                               ------     ------      ------
Notes payable................................................     459        361         361
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value; 1,000,000 shares authorized;
     922, 1,000 and 1,000 shares issued and outstanding at
     June 30, 1996, 1997 and September 30, 1997,
     respectively............................................       1          1           1
  Retained earnings..........................................     (88)       553         638
                                                               ------     ------      ------
          Total stockholders' equity.........................     (87)       554         639
                                                               ------     ------      ------
          Total liabilities and stockholders' equity.........  $2,787     $3,311     $ 3,657
                                                               ======     ======      ======

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                ----------------------------     -----------------
                                                 1995       1996       1997       1996       1997
                                                ------     ------     ------     ------     ------
                                                                                    (UNAUDITED)
Revenue.......................................  $7,175     $9,039     $9,018     $2,167     $2,464
Cost of revenue...............................   3,885      4,733      4,839      1,117      1,197
                                                ------     ------     ------     ------     ------
          Gross profit........................   3,290      4,306      4,179      1,050      1,267
Selling, general, and administrative
  expenses....................................   3,167      4,094      3,315        823      1,088
                                                ------     ------     ------     ------     ------
          Income from operations..............     123        212        864        227        179
                                                ------     ------     ------     ------     ------
Interest expense, net.........................      98         98        137         43         83
          Income before income taxes..........      25        114        727        184         96
Income taxes..................................      22         40         20         --         11
                                                ------     ------     ------     ------     ------
          Net income..........................  $    3     $   74     $  707     $  184     $   85
                                                ======     ======     ======     ======     ======

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               RETAINED
                                                         COMMON STOCK          EARNINGS
                                                       -----------------     (ACCUMULATED
                                                       SHARES     AMOUNT       DEFICIT)       TOTAL
                                                       ------     ------     ------------     -----
Balance, June 30, 1994...............................     896      $  1         $  (45)       $ (44)
  Net income.........................................      --        --              3            3
  Distributions to stockholders......................      --        --            (79)         (79)
                                                        -----       ---          -----        -----
Balance, June 1995...................................     896         1           (121)        (120)
  Net income.........................................      --        --             74           74
  Distributions to stockholders......................      --        --            (26)         (26)
  Stock issued.......................................      63        --             --           --
  Stock buy back.....................................     (37)       --            (15)         (15)
                                                        -----       ---          -----        -----
Balance, June 30, 1996...............................     922         1            (88)         (87)
  Net income.........................................      --        --            707          707
  Distributions to stockholders......................      --        --            (66)         (66)
  Stock issued.......................................      78        --             --           --
                                                        -----       ---          -----        -----
Balance, June 30, 1997...............................   1,000         1            553          554
  Net income.........................................      --        --             85           85
                                                        -----       ---          -----        -----
Balance, September 30, 1997 (Unaudited)..............   1,000      $  1         $  638        $ 639
                                                        =====       ===          =====        =====

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                            YEAR ENDED JUNE 30,    SEPTEMBER 30,
                                                           ---------------------   -------------
                                                           1995    1996    1997    1996    1997
                                                           -----   -----   -----   -----   -----
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................  $   3   $  74   $ 707   $ 184   $  85
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................    203     167     197      45      45
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable........   (670)   (357)   (226)    (92)   (162)
       (Increase) decrease in prepaid expenses and other
          current assets.................................   (250)     86    (287)    (45)    138
       Increase (decrease) in accounts payable and
          accrued expenses...............................    358     (88)   (238)    165     481
                                                            ----    ----    ----    ----    ----
          Total adjustments..............................   (359)   (192)   (554)     73     502
                                                            ----    ----    ----    ----    ----
          Net cash (used by) provided by operating
            activities...................................   (356)   (118)    153     257     587
                                                            ----    ----    ----    ----    ----
Cash flows from investing activities:
  Purchases of property and equipment....................   (217)   (427)   (137)   (143)     (9)
                                                            ----    ----    ----    ----    ----
Cash flows from financing activities:
  Net repayments/proceeds from long-term debt............    340     117     121       2    (220)
  Capital distribution...................................    (40)    (41)    (66)     --      --
                                                            ----    ----    ----    ----    ----
          Net cash provided by financing activities......    300      76      55       2    (220)
                                                            ----    ----    ----    ----    ----
Net (decrease) increase in cash and cash equivalents.....   (273)   (469)     71     116     358
Cash and cash equivalents, beginning of period...........    759     486      17      17      88
                                                            ----    ----    ----    ----    ----
Cash and cash equivalents, end of period.................  $ 486   $  17   $  88   $ 133   $ 446
                                                            ====    ====    ====    ====    ====
Supplemental disclosure:
  Cash paid for interest.................................  $ 120   $ 120   $ 151   $  47   $  87
                                                            ====    ====    ====    ====    ====

                See accompanying notes to financial statements.

                             NOVATIONS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Novations Group, Inc. (the "Company") was founded in 1986. The Company assists clients in, among other things, clarifying and communicating their business strategies and re-designing their organizations and work systems. Revenue is derived primarily from fees for professional services and, to a lesser extent, from the sale of services and products to support human resources management.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as services are performed and products are provided.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over periods ranging from five to seven years. Leasehold improvements are amortized over the term of the lease.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist of cash, marketable securities, accounts receivable, accounts payable and accrued liabilities and debt. The carrying value of these financial instruments approximates their fair value due to the short maturity of these instruments. The carrying value of debt approximates fair value because the interest rates on the debt approximate the rates currently available to the Company.

                             NOVATIONS GROUP, INC.

  Income Taxes

     The Company has elected to be treated as an S corporation. Therefore, the net income of the Company is reported by the stockholders. Accordingly, no provision for federal income taxes has been included in the financial statements. Only certain state taxes are paid by the Company. The Company will terminate its S corporation status concurrently with the combination described in note 10.

(3)  RELATED PARTY TRANSACTIONS

     The Company advanced cash to an entity controlled by the stockholders of the Company. The balance due to the Company as of June 30, 1996, 1997 and September 30, 1997 was $140, $332 and $192, respectively. Also included in receivables from related parties are employee advances of $39, $82 and 149 at June 30, 1996, 1997 and September 30, 1997, respectively.

     The Company leases certain office facilities from a partnership controlled by the Company's stockholders.

     The terms of the lease require annual payments of $300,000, increasing by 3% per year, through March 2002. The Company has an option to renew the lease for an additional five-year term. The Company has guaranteed a $1.2 million note payable to a financial institution by the partnership.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                                                         JUNE 30,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Computer equipment and software............................  $  922        945
        Leasehold improvements.....................................     167        198
        Office equipment...........................................     108        170
        Furniture and fixtures.....................................      94        115
                                                                     ------     ------
                                                                      1,291      1,428
        Accumulated depreciation and amortization..................     739        936
                                                                     ------     ------
             Property and equipment, net...........................  $  552        492
                                                                     ======     ======

     Depreciation and amortization expense related to property and equipment for the years ended June 1995, 1996 and 1997, was $203, $167 and $197, respectively.

(5)  NOTES PAYABLE

     Notes payable consist of notes to former stockholders, with interest imputed at 8.75%. Payments are due monthly or annually through March 2002.

     Aggregate maturities required on these notes at June 30, are as follows:

                  1998....................................................  $ 59
                  1999....................................................    97
                  2000....................................................    98
                  2001....................................................    98
                  2002....................................................    68
                                                                            -----
                                                                               -
                       Total..............................................  $420
                                                                            ======

                             NOVATIONS GROUP, INC.

(6)  OPERATING LEASES

     The Company leases all of its facilities and certain office equipment under cancelable and noncancelable operating leases that expire on various dates through 2003.

     Future minimum lease payments under all noncancelable operating leases, including leases to related parties, are as follows:

                                YEAR ENDING JUNE 30:
            ------------------------------------------------------------
                  1998..................................................  $  585
                  1999..................................................     654
                  2000..................................................     632
                  2001..................................................     534
                  2002..................................................     334
                  Thereafter............................................      48
                                                                          ------
                       Total............................................  $2,787
                                                                          ======

     Lease expense for the years ended June 30, 1995, 1996 and 1997 was $71, $211 and $385, respectively.

(7)  LINE OF CREDIT

     The Company has a $1,500 line of credit agreement with a bank, with interest payable at the bank's prime rate. The interest rate at June 30, 1996 and 1997 was 10 percent. The line of credit is secured by substantially all of the Company's assets and is guaranteed by the principal stockholders of the Company.

     The Company had $1,000 and $1,239 at June 30, 1996 and 1997, respectively, outstanding under the agreement.

(8)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee contributions up to a maximum of 4%. The Company contributed $44, $60 and $75 to the plan for the years ended June 30, 1995, 1996 and 1997, respectively.

(9)  CONCENTRATION OF CREDIT RISK

     For the year ended June 30, 1995, the Company had two customers that each accounted for greater than 10 percent of revenue. For each of the years ended June 30, 1996 and 1997, the Company had one customer that accounted for greater than 10 percent of revenue.

(10)  SUBSEQUENT EVENT (UNAUDITED)

     In February 1998, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Star Mountain, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Star Mountain, Inc. and Subsidiaries as of December 31, 1995 and 1996, and June 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the six month period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Star Mountain, Inc. and Subsidiaries as of December 31, 1995 and 1996, and June 30, 1997, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, and the six month period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          Friedman & Fuller, P.C.

Rockville, Maryland
December 5, 1997

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                          DECEMBER 31,
                                                  -----------------------------     JUNE 30,     SEPTEMBER 30,
                                                      1995             1996           1997           1997
                                                  ------------     ------------     --------     -------------
                                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash..........................................     $    4           $   39         $  233         $   275
  Accounts receivable...........................      3,758            4,395          5,240           4,573
  Current portion of notes receivable, related
     parties....................................         60              181            307             344
  Inventory.....................................         --              100            161             151
  Other current assets..........................         36               71            170             122
  Deferred income taxes.........................         --               29             42              42
                                                     ------           ------         ------          ------
          Total current assets..................      3,858            4,815          6,153           5,507
                                                     ------           ------         ------          ------
Property and equipment:
  Furniture and fixtures........................         69               65            531             672
  Office equipment..............................        611              746          1,406           1,444
  Computer software.............................         69               69             75              91
  Leasehold improvements........................         15               16             81              86
  Automobiles...................................         21               31             31              41
                                                     ------           ------         ------          ------
                                                        785              927          2,124           2,334
  Less accumulated depreciation and
     amortization...............................        385              423          1,416           1,482
                                                     ------           ------         ------          ------
                                                        400              504            708             852
                                                     ------           ------         ------          ------
Other assets:
  Notes receivable, related parties, net of
     current portion............................        292              267            317             317
  Other assets..................................         71              140            318             604
  Land held for investment......................         --              110            110             110
  Goodwill, net of accumulated amortization of
     $16, $23, $40, and $51.....................        154              147            918             897
                                                     ------           ------         ------          ------
                                                        517              664          1,663           1,928
                                                     ------           ------         ------          ------
                                                     $4,775           $5,983         $8,524         $ 8,287
                                                     ======           ======         ======          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable, bank............................     $  991           $  905         $1,144         $ 1,360
  Current portion of notes payable..............         35               95            222             132
  Accounts payable..............................      1,127            1,295          2,028           1,645
  Accrued expenses..............................        439              573            732             814
  Billings in excess of costs and earnings......        324            1,076          1,681           1,269
                                                     ------           ------         ------          ------
          Total current liabilities.............      2,916            3,944          5,807           5,220
                                                     ------           ------         ------          ------
Long-term liabilities:
  Notes payable, net of current portion.........         --               --            379             379
  Deferred income taxes.........................         --               29            126             126
                                                                      ------         ------          ------
          Total long-term liabilities...........         --               29            505             505
                                                                      ------         ------          ------
          Total liabilities.....................      2,916            3,973          6,312           5,725
                                                     ------           ------         ------          ------
Commitments and contingencies
Stockholders' equity:
  Common stock..................................          8                8          2,098           2,102
  Additional paid-in capital....................      1,991            2,058             --              --
  Retained earnings (deficit)...................        (75)             529            740           1,086
                                                     ------           ------         ------          ------
                                                      1,924            2,595          2,838           3,188
  Less common stock held in treasury at cost....        (65)            (585)          (626)           (626)
                                                     ------           ------         ------          ------
                                                      1,859            2,010          2,212           2,562
                                                     ------           ------         ------          ------
                                                     $4,775           $5,983         $8,524         $ 8,287
                                                     ======           ======         ======          ======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                       SIX MONTHS         NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,               ENDED              SEPTEMBER 30,
                          ------------------------------------------    JUNE 30,    -----------------------------
                              1994           1995           1996          1997          1996            1997
                          ------------   ------------   ------------   ----------   -------------   -------------
                                                                                             (UNAUDITED)
Revenue.................     $9,731        $ 14,306       $ 16,313      $ 11,331       $11,785         $17,101
Direct costs............      6,350           8,668          9,457         7,204         6,559          10,588
                             ------         -------        -------       -------       -------         -------
  Gross profit..........      3,381           5,638          6,856         4,127         5,226           6,513
Operating expenses......      2,973           4,411          5,476         3,674         4,085           5,647
                             ------         -------        -------       -------       -------         -------
Income from
  operations............        408           1,227          1,380           453         1,141             866
                             ------         -------        -------       -------       -------         -------
Other income (expense):
  Interest income.......         25              19             25            37             7             100
  Interest expense......        (86)            (54)           (65)          (80)          (45)            (87)
  Other, net............       (133)           (200)          (339)          (74)         (137)              9
                             ------         -------        -------       -------       -------         -------
                               (194)           (235)          (379)         (117)         (175)             22
                             ------         -------        -------       -------       -------         -------
Income before income
  taxes.................        214             992          1,001           336           966             888
Income taxes............          0               0            397           125           360             331
                             ------         -------        -------       -------       -------         -------
Net income..............     $  214        $    992       $    604      $    211       $   606         $   557
                             ======         =======        =======       =======       =======         =======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    COMMON STOCK      ADDITIONAL   RETAINED     TREASURY STOCK
                                 ------------------    PAID-IN     EARNINGS   -------------------
                                  SHARES     AMOUNT    CAPITAL     (DEFICIT)    SHARES     AMOUNT   TOTAL
                                 ---------   ------   ----------   --------   ----------   ------   ------
Balance, December 31, 1993.....    729,257   $    7    $  1,916     $ (902)           --   $  --    $1,021
Issuance of common stock upon
  exercise of options..........     11,595        1          39         --            --      --        40
Net income.....................         --       --          --        214            --      --       214
                                 ---------   ------     -------     ------    ----------   -----    ------
Balance, December 31, 1994.....    740,852        8       1,955       (688)           --      --     1,275
Issuance of common stock upon
  exercise of options..........     11,827       --          36         --            --      --        36
Distributions to
  shareholders.................         --       --          --       (379)           --      --      (379)
Purchase of treasury stock.....         --       --          --         --        22,700     (65)      (65)
Net income.....................         --       --          --        992            --      --       992
                                 ---------   ------     -------     ------    ----------   -----    ------
Balance, December 31, 1995.....    752,679        8       1,991        (75)       22,700     (65)    1,859
Issuance of common stock upon
  exercise of options..........      9,414       --          67         --            --      --        67
Purchase of treasury stock.....         --       --          --         --        65,671    (520)     (520)
Net income.....................         --       --          --        604            --      --       604
                                 ---------   ------     -------     ------    ----------   -----    ------
Balance, December 31, 1996.....    762,093        8       2,058        529        88,371    (585)    2,010
Issuance of common stock upon
  exercise of options..........     87,621       32          --         --            --      --        32
Purchase of treasury stock.....         --       --          --         --        12,584     (41)      (41)
Stock split, conversion to no
  par stock....................  7,272,518    2,058      (2,058)        --     1,110,505      --        --
Net income.....................         --       --          --        211            --      --       211
                                 ---------   ------     -------     ------    ----------   -----    ------
Balance, June 30, 1997.........  8,122,232    2,098           0        740     1,211,460    (626)    2,212
Issuance of common stock upon
  exercise of options..........      5,100        4          --         --            --      --         4
Net income (unaudited).........         --       --          --        346            --      --       346
                                 ---------   ------     -------     ------    ----------   -----    ------
Balance, September 30, 1997
  (unaudited)..................  8,127,332   $2,102    $      0     $1,086     1,211,460   $(626)   $2,562
                                 =========   ======     =======     ======    ==========   =====    ======

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            SIX MONTHS      NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,        ENDED           SEPTEMBER 30,
                                            -----------------------------    JUNE 30,    ------------------------
                                             1994       1995       1996        1997        1996         1997
                                            -------   --------   --------   ----------   --------   -------------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Cash received from customers............  $ 9,381   $ 13,419   $ 16,428    $ 11,189    $ 12,742     $  17,626
  Cash paid to suppliers and employees....   (9,401)   (12,620)   (14,890)    (10,210)    (10,862)      (16,354)
  Interest received.......................       25         19         25          37           7           100
  Interest paid...........................      (86)       (54)       (65)        (80)        (45)          (87)
  Income taxes paid.......................       --         --       (420)        (96)       (358)         (286)
                                            -------   --------   --------    --------    --------      --------
          Net cash provided by (used in)
            operating activities..........      (81)       764      1,078         840       1,484           999
                                            -------   --------   --------    --------    --------      --------
Cash flows from investing activities:
  Issuance of notes receivable............     (113)       (64)       (96)       (176)       (247)         (213)
  Acquisition of property and equipment...      (60)      (159)       (61)        (79)        (41)         (289)
  Business acquisitions...................       --       (100)      (300)       (621)       (300)         (621)
  Purchase of land held for investment....       --         --       (110)         --        (110)           --
  Other...................................      174         (8)         2          --          15            --
                                            -------   --------   --------    --------    --------      --------
          Net cash provided by (used in)
            investing activities..........        1       (331)      (565)       (876)       (683)       (1,123)
                                            -------   --------   --------    --------    --------      --------
Cash flows from financing activities:
  Net borrowings (payments) on
     line-of-credit.......................      122        (15)       (86)        239        (241)          455
  Principal payments on long-term debt....     (178)        --         --          --          --           (90)
  Proceeds from other notes payable.......      100         25         95          --          --            --
  Payments on other notes payable.........       (3)       (34)       (35)         --         (35)           --
  Proceeds from issuance of common
     stock................................       39         35         68          32          33            36
  Purchase of treasury stock..............       --        (65)      (520)        (41)       (520)          (41)
  Distributions to shareholders...........       --       (378)        --          --          --            --
                                            -------   --------   --------    --------    --------      --------
          Net cash provided by (used in)
            financing activities..........       80       (432)      (478)        230        (763)          360
                                            -------   --------   --------    --------    --------      --------
Net increase (decrease) in cash...........        0          1         35         194          38           236
Cash, beginning of year...................        3          3          4          39           4            39
                                            -------   --------   --------    --------    --------      --------
Cash, end of year.........................  $     3   $      4   $     39    $    233    $     42     $     275
                                            =======   ========   ========    ========    ========      ========

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                              SIX MONTHS     NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,      ENDED          SEPTEMBER 30,
                                                   ------------------------    JUNE 30,    ----------------------
                                                   1994     1995      1996       1997       1996        1997
                                                   -----   -------   ------   ----------   ------   -------------
                                                                                                (UNAUDITED)
Reconciliation of net income to net cash provided
  by (used in) operating activities:
  Net income.....................................  $ 214   $   992   $  604     $  211     $  606       $ 557
                                                   -----   -------    -----      -----     ------       -----
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................     72        96      139        110         92         197
  Loss on sale of assets.........................     --        --        4         12          4          12
  Deferred income taxes..........................     --        --       --         17         --          17
  Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts receivable.........................   (344)   (1,053)    (637)      (142)       372         525
     Inventory...................................     --        --       18        (61)       (45)        (51)
     Other current assets........................     (3)       47      (34)       (62)         5         (14)
     Other assets................................     (2)      (25)     (69)      (105)      (275)       (391)
  Increase (decrease) in:
     Accounts payable............................    (45)      425      168        474         50          86
     Accrued expenses............................     33       116      133       (219)        90        (132)
     Billings in excess of costs and anticipated
       profits...................................     (6)      166      752        605        585         193
                                                   -----   -------    -----      -----     ------       -----
  Total adjustments..............................   (295)     (228)     474        629        878         442
                                                   -----   -------    -----      -----     ------       -----
  Net cash provided by (used in) operating
     activities..................................  $ (81)  $   764   $1,078     $  840     $1,484       $ 999
                                                   =====   =======    =====      =====     ======       =====

Non cash investing and financing activities: During the period ended June 30, 1997, the Company issued a note payable for $506,000 for a portion of the purchase price of ORA.

          See accompanying notes to consolidated financial statements

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(1)  NATURE OF OPERATIONS

     Star Mountain, Inc. (the "Company") was founded in 1987. The Company is primarily engaged in contracting with the U.S. Government to provide technical and professional services in the form of computer-based training, software development and computer applications support. In August 1996, the Company formed a wholly-owned subsidiary, Star Digital, Inc. ("Star") to acquire the assets of Computer Visions, Inc. Star is primarily a value added distributor of computer equipment. In February 1997, the Company acquired the stock of Odyssey Research Associates, Inc. ("ORA"). ORA is primarily engaged in contracting with the U.S. Government to perform research relating to computer access and security. ORA includes the accounts of 168004 Canada, Inc. ("ORA Canada"), a wholly-owned subsidiary. ORA Canada performs similar contracts for the Canadian Government.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     A major portion of the Company's revenue results from services performed under U.S. government contracts, either directly or through subcontracts. The majority of the Company's contracts are fixed-price contracts. Revenue on fixed price contracts is recognized using the percentage of completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-materials contracts is recognized to the extent of fixed billable rates for hours delivered plus reimbursable costs. Revenue on cost-plus-fee contracts is recognized based on reimbursable costs incurred plus estimated fees earned thereon. At the time it is recognized that it is probable that a contract will result in a loss and the loss can be reasonably estimated, the entire estimated loss is included in the determination of net income. In accordance with industry practice, amounts relating to long-term contracts are classified as current assets although an indeterminable portion of these amounts is not expected to be realized within one year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Credit Risk

     The Company's accounts receivable consist principally of unsecured amounts due from the U.S. Government.

  Cash Equivalents

     Cash equivalents are defined as highly liquid short-term investments whose maturity dates do not extend past three months from the original date of purchase. The Company has held no such instruments.

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are stated at cost and include additions and major replacements or betterments. Depreciation and amortization are provided for in amounts which amortize the cost of properties utilizing the straight-line method over estimated useful lives of three to seven years. Maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition is included in the determination of net income.

  Goodwill

     Goodwill represents the excess of the cost of business acquisitions, accounted for by the purchase method, over the fair value of the net assets thereof. Goodwill is being amortized on a straight-line basis principally over 14 years.

  Fair Value of Financial Instruments

     Financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, note payable, bank, accounts payable and accrued expenses. The carrying value of these financial instrument approximates their fair value because of the short maturity of these instruments.

  Income Taxes

     Through December 31, 1995, the Company had elected to be taxed as an S Corporation and, accordingly, the financial statements for 1994 and 1995 do not reflect any provision for income taxes since elements of income and deduction passed through directly to the shareholders. Effective January 1, 1996, the Company terminated its election to be taxed as an S corporation.

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. Future tax benefits recognized as deferred tax assets must be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized.

(3)  ACQUISITIONS

     On June 19, 1995, the Company acquired all of the assets of BZ Academy, Inc. (BZ). The acquisition has been accounted for as a purchase and has operated as the AIT division of the Company. Tangible assets were recorded at their book value at the date of purchase, which approximated their fair value. The difference between the purchase price and the assets' book value was recorded as goodwill.

     On August 1, 1996, the Company formed a new corporation, Star Digital, Inc., to acquire the assets of Computer Visions, Inc. The acquisition has been accounted for as a purchase. Computer Visions' tangible assets were recorded at their fair value, which approximated the purchase price. No goodwill was recorded.

     On February 21, 1997, the Company acquired the outstanding stock of ORA. The acquisition has been accounted for as a purchase. The excess of the purchase price over the book value of the net assets of ORA at the purchase date has been recorded as goodwill.

     On September 30, 1997, the Company acquired certain assets of Simms Industries. The assets acquired consisted primarily of accounts receivable and fixed assets.

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

     See Note 13 regarding an additional acquisition after September 30, 1997, and the pro forma acquisition information.

(4)  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                   DECEMBER 31,
                                                 -----------------     JUNE 30,     SEPTEMBER 30,
                                                  1995       1996        1997           1997
                                                 ------     ------     --------     -------------
                                                                                     (UNAUDITED)
    Government contracts:
      Billed...................................  $2,304     $3,333      $3,961         $ 3,268
      Unbilled.................................     958        698         833             896
    Other......................................     496        364         446             409
                                                 ------     ------      ------          ------
                                                 $3,758     $4,395      $5,240         $ 4,573
                                                 ======     ======      ======          ======

     Included in unbilled accounts receivable are retainages due upon completion of the contracts of approximately $54, $65, $70, and $55.

(5)  NOTES RECEIVABLE

     Notes receivable consist of the following:

                                                    DECEMBER 31,
                                                    -------------     JUNE 30,     SEPTEMBER 30,
                                                    1995     1996       1997           1997
                                                    ----     ----     --------     -------------
                                                                                    (UNAUDITED)
    Due to/from majority shareholder, unsecured
      interest at prime, due December 1997........  $ 10     $131       $307           $ 344
    Due from former employee, secured, interest at
      10 percent, due December 31, 1998...........   342      317        317             317
                                                    ----     ----       ----            ----
                                                     352      448        624             661
    Less current portion..........................    60      181        307             344
                                                    ----     ----       ----            ----
                                                    $292     $267       $317           $ 317
                                                    ====     ====       ====            ====

(6)  NOTE PAYABLE, BANK

     The Company maintains a bank line of credit arrangement that provides for borrowings of 90% of billed accounts receivable less than 90 days old, not to exceed $3,500 in total. Advances bear interest at LIBOR plus 250 basis points. The line is collateralized by substantially all of the Company's assets. The agreement requires the Company to meet certain covenants including limitations on dividends, and maintenance of adjusted tangible net worth, as defined. The Company has been in compliance with the lender's covenants during each of the periods presented. At December 31, 1995 and 1996, June 30, 1997, and September 30, 1997, overdrafts in the payroll and operating bank accounts amounting to $722, $236, $346, and $217, respectively, have been included in the outstanding balance on the line since such overdrafts are automatically covered by the bank as checks are presented for payment.

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

(7)  OTHER NOTES PAYABLE

                                                             DECEMBER
                                                                31,
                                                            -----------   JUNE 30,   SEPTEMBER 30,
                                                            1995   1996     1997         1997
                                                            ----   ----   --------   -------------
                                                                                      (UNAUDITED)
    Note payable, shareholder, representing temporary
      advances of working capital, interest at LIBOR plus
      250 basis points, due on demand. Unsecured..........  $35    $95      $ 95         $   5
    Note payable, purchase of subsidiary, ORA, interest at
      9%, payable in four annual installments of $126,500
      beginning February 1998. ...........................   --     --       506           506
                                                            ---    ---      ----          ----
    Total.................................................   35     95       601           511
    Less current portion..................................   35     95       222           132
                                                            ---    ---      ----          ----
    Long-term portion.....................................  $ 0    $ 0      $379         $ 379
                                                            ===    ===      ====          ====

(8)  EMPLOYEE BENEFITS

     The Company has a 401(k) plan in which it matches 50% of employee contributions, up to a maximum of 3% of each employee's gross annual compensation. In addition, the Company may contribute a discretionary amount annually. Total expense under the plan for the years ended December 31, 1994, 1995 and 1996, was $97, $121, and $123, respectively. Expense for the periods ended June 30, 1997, September 30, 1996, and September 30, 1997, was $47, $91 and $75, respectively.

(9)  COMMITMENTS AND CONTINGENCIES

     Substantially all of the Company's revenue and costs for all periods since December 31, 1995, are subject to audit by agencies of the U.S. Government. Management does not expect the results of these audits to have a material impact on the financial position or future results of operations of the Company.

     The Company leases equipment and office space under various noncancellable operating leases. The office leases provide for future rental increases based on the Company's pro-rata share of increases in building operating expenses and real estate taxes, and for inflation adjustments based on increases in the Consumer Price Index. Rent expense, including month-to-month leases, for the years ended December 31, 1994, 1995, and 1996, totalled $372, $557 and $595, respectively. Rent expense for the periods ended June 30, 1997, September 30, 1996, and September 30, 1997, were $399, $558 and $653, respectively. Future minimum lease commitments under non-cancellable operating leases for years ending June 30, are as follows:

                                                                OFFICE/
                                                               WAREHOUSE   EQUIPMENT   TOTAL
                                                               ---------   ---------   ------
    1998.....................................................   $   604      $ 166     $  770
    1999.....................................................       496         88        584
    2000.....................................................       492         26        518
    2001.....................................................       469         14        483
    2002.....................................................       403         --        403
                                                                 ------       ----     ------
                                                                $ 2,464      $ 294     $2,758
                                                                 ======       ====     ======

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

(10)  COMMON STOCK

     Common stock consists of the following:

                                                   DECEMBER 31,
                                            ---------------------------    JUNE 30,    SEPTEMBER 30,
                                                1995           1996          1997          1997
                                            ------------   ------------   ----------   -------------
                                                                                        (UNAUDITED)
    Par value.............................   $      .01            .01           N/A            N/A
    Shares:
      Authorized..........................    1,000,000      1,000,000    15,000,000     15,000,000
      Issued..............................      752,679        762,093     8,122,232      8,127,332

     Effective February 14, 1997, the Company's voting common stock was increased from 800,000 shares of $.01 par value to 12,000,000 shares of no par value, and the non-voting stock was increased from 200,000 shares of $.01 par value to 3,000,000 shares of no par value.

(11)  STOCK OPTIONS

     The Company offers key employees the opportunity to purchase stock through the Star Mountain Key Person Stock Option Plan (the "Plan"). Under the Plan, the Company issues options to eligible employees who must have one year of service with the Company. The exercise price for the options is at or above the current market price of the Company's shares, as determined by management. Management has applied a consistent formula which includes gross revenue and net income in determining the Company's share price. Options are exercisable upon issuance for periods of 3 to 5 years from the date of the grant.

     The activity in the Plan since 1994 is presented below. All options and option prices have been restated to reflect the 12:1 stock split in February 1997.

                                                            NUMBER OF OPTIONS        WEIGHTED
                                                             OUTSTANDING AND         AVERAGE
                                                               EXERCISABLE        EXERCISE PRICE
                                                            -----------------     --------------
    Balance, December 31, 1993............................        828,000             $ 0.26
      Granted.............................................        264,000               0.42
      Exercised...........................................       (127,356)              0.23
      Forfeited...........................................        (52,644)              0.23
                                                                ---------
    Balance, December 31, 1994............................        912,000               0.31
      Granted.............................................        384,000               0.47
      Forfeited...........................................       (360,000)              0.21
                                                                ---------
    Balance, December 31, 1995............................        936,000               0.42
      Granted.............................................        936,000               0.49
      Forfeited...........................................       (348,000)              0.46
                                                                ---------
    Balance, December 31, 1996............................      1,524,000               0.45
      Granted.............................................        123,000               1.00
      Exercised...........................................        (73,200)              0.24
      Forfeited...........................................       (120,000)              0.49
                                                                ---------
    Balance, June 30, 1997................................      1,453,800               0.50
      Granted.............................................         60,000               1.00
                                                                ---------
    Balance, September 30, 1997...........................      1,513,800               0.52
                                                                =========

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

     The weighted average price for options outstanding and exercisable at June 30, 1997, was $.50 and at September 30, 1997, was $.52. The weighted average remaining term of the outstanding options is 3.2 years.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company has historically accounted for employee stock options under the "intrinsic value method" as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. The Company's Plan, accounted for under APB Opinion No. 25, does not result in any compensation cost.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method and management has elected to do so. However, entities electing to remain on the intrinsic value method must make pro forma disclosures of net income, as if the fair value based method of accounting had been applied. Because the method of accounting in SFAS No. 123 has not been applied to options granted prior to January 1, 1994, the resulting pro forma compensation costs may not be representative of the cost to be expected in future years.

     Under SFAS No. 123, net income would have been as follows:

                                                                                    SEPTEMBER
                                                   DECEMBER 31,                        30,
                                               --------------------    JUNE 30,    ------------
                                               1994    1995    1996      1997      1996    1997
                                               ----    ----    ----    --------    ----    ----
                                                                                   (UNAUDITED)
    Net income, as reported................... $214    $992    $604      $211      $606    $557
    Pro forma net income...................... $211    $984    $586      $200      $593    $539

     The fair value of each option is estimated on the date of grant using the following assumptions: no dividend yield, no volatility, risk-free interest rates approximating 6% and expected lives of 3 to 5 years. The weighted average grant date fair value of the options was as follows:

                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    JUNE 30,    SEPTEMBER 30,    SEPTEMBER 30,
                        1994            1995            1996          1997          1996             1997
                    ------------    ------------    ------------    --------    -------------    -------------
                                                                                         (UNAUDITED)
    Weighted
      average fair
      value........     $.11            $.11            $.13          $.16          $ .13            $ .16

(12)  INCOME TAXES

     Income tax expense consists of the following amounts:

                                                                                   SEPTEMBER 30,
                                                     DECEMBER 31,     JUNE 30,     -------------
                                                         1996           1997       1996     1997
                                                     ------------     --------     ----     ----
                                                                                    (UNAUDITED)
    Current:
      Federal......................................      $313           $139       $302     $322
      State........................................        84             30         58       53
    Deferred:
      Federal......................................        --            (41)        --      (41)
      State........................................        --             (3)        --       (3)
                                                         ----           ----       ----     ----
                                                         $397           $125       $360     $331
                                                         ====           ====       ====     ====

                      STAR MOUNTAIN, INC. AND SUBSIDIARIES

     The differences between the effective income tax rate and the statutory federal income tax rates are as follows:

                                                                                SEPTEMBER 30,
                                         DECEMBER 31,     JUNE 30,     -------------------------------
                                             1996           1997           1996              1997
                                         ------------     --------     -------------     -------------
                                                                                 (UNAUDITED)
    Computed "expected" tax on
      income...........................       34.0%          34.0%          34.0%             34.0%
    State taxes, net of federal
      benefit..........................        4.1            4.1            4.1               4.1
         Other, net....................        1.6           (0.9)          (0.8)             (0.8)
                                              ----           ----           ----              ----
    Taxes on income....................       39.7%          37.2%          37.3%             37.3%
                                              ====           ====           ====              ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                       DECEMBER 31,     JUNE 30,     SEPTEMBER 30,
                                                           1996           1997           1997
                                                       ------------     --------     -------------
                                                                                      (UNAUDITED)
    Deferred tax assets result from
      accrued employee benefits,
      principally vacation...........................      $ 29           $ 42           $  42
                                                           ====           ====            ====
    Deferred tax liabilities result from:
      Differences in depreciation methods............      $ 29           $ 27           $  27
      Change in accounting method from cash to
         accrual for ORA.............................        --             99              99
                                                           ----           ----            ----
                                                           $ 29           $126           $ 126
                                                           ====           ====            ====

(13)  SUBSEQUENT EVENT (UNAUDITED)

     On October 1, 1997, the Company acquired the net assets of the Systems Effectiveness Division (SED) of Essex Corporation for a total price of $1,475. The net assets represent substantially all of the operating assets of the division. The excess of the purchase price over the book value of the tangible assets acquired of approximately $930 has been recorded as goodwill.

     The following table sets forth the pro forma information assuming that all acquisitions had occurred on January 1, 1995 (the earliest date information is available). The pro forma information takes into account amortization of goodwill and additional interest costs, net of tax benefits.

                                                      YEAR ENDED DECEMBER 31,         SIX MONTHS
                                                   -----------------------------         ENDED
                                                       1995             1996         JUNE 30, 1997
                                                   ------------     ------------     -------------
    Gross revenue................................    $ 22,668         $ 24,818          $14,520
    Operating income.............................       1,081            1,524            1,087
    Net income...................................         723              529              121

     In November 1997, the Company entered into a definitive merger agreement with Provant, Inc. ("Provant") and one of its subsidiaries, whereby Provant will acquire the Company upon completion of the proposed initial public offering.

======================================================

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.
                          ----------------------------
                               TABLE OF CONTENTS
                          ----------------------------

                                            Page
                                            ----
Prospectus Summary.......................     3
Risk Factors.............................     9
Combination..............................    15
Use of Proceeds..........................    18
Dividend Policy..........................    18
Capitalization...........................    19
Dilution.................................    20
Selected Financial Data..................    21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    23
Business.................................    37
Management...............................    47
Principal Stockholders...................    53
Certain Transactions.....................    54
Description of Capital Stock.............    58
Shares Eligible for Future Sale..........    59
Underwriting.............................    61
Legal Matters............................    62
Experts..................................    62
Additional Information...................    63
Index to Financial Statements............   F-1

  Until           , 1998 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

======================================================
======================================================
                                2,600,000 SHARES

                                 PROVANT, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             NationsBanc Montgomery

                                 Securities LLC

                              Salomon Smith Barney

                               Piper Jaffray Inc.

                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

    SEC registration fee.....................................................  $   11,467
    NASD filing fee..........................................................       4,387
    Blue Sky fees and expenses...............................................       1,500
    New York Stock Exchange listing fee......................................     100,000
    Printing and engraving expenses..........................................     275,000
    Legal fees and expenses..................................................     950,000
    Accounting fees and expenses.............................................     900,000
    Transfer agent and registrar fees........................................       5,000
    Premium for directors' and officers' insurance...........................     100,000
    Miscellaneous............................................................     402,646
                                                                               ----------
              Total..........................................................  $2,750,000
                                                                               ==========

     To the extent the foregoing fees and expenses are incurred prior to the Closing, certain of the Company's executive officers will advance to the Company the funds required to pay such fees and expenses, and the Company will reimburse those individuals for such fees and expenses out of the proceeds of the Offering.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Reference is made to Section 145 of the DGCL, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

     The Certificate of Incorporation and By-laws also provide that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director or officer of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. The Company's By-laws allow for similar rights of indemnification to be afforded, in the Company's discretion, to its employees and agents.

     The rights to indemnification and the payment of expenses provided by the Certificate of Incorporation and By-laws do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Certificate of Incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In December 1996, the Company issued (i) 298.8, 762 and 762.1 shares of Common Stock, respectively, at a purchase price of $1.00 per share, to the Company's initial stockholders and (ii) 169.4 shares of Common Stock at a purchase price of $1.00 per share to a consultant. In July 1997, the Company issued 80.5, 260.4 and 351.6 shares of Common Stock, respectively, at a purchase price of $1.00 per share, to additional consultants. In September 1997, the Company issued (i) 134.2 and 201.4 shares of Common Stock, respectively, at a purchase price of $1.00 per share, to two of the Company's initial stockholders and (ii) 67.1, 100.7 and 201.4 shares of Common Stock, respectively, at a purchase price of $1.00 per share, to consultants. In November 1997, the Company issued 27.3 shares and one share of Common Stock, respectively, at a purchase price of $1.00 per share, to two consultants.

     In September 1997, the Company issued to a consultant an option to purchase 10,000 shares of Common Stock of the Company at a purchase price of $5.00 per share, exercisable immediately upon the Closing. The option shall terminate three years following the Closing.

     As partial consideration for an agreement to extend financing to the Company in connection with the Offering and the Combination, on October 6, 1997, the Company issued two warrants to each of Paul M. Verrochi and Dominic J. Puopolo. The first warrant entitles the holder to purchase (i) 68 shares of Common Stock at $1.00 per share prior to the Offering or (ii) following the Offering 2.0% of the Common Stock outstanding immediately prior to the Offering (but giving effect to the Combination) at a per share exercise price equal to the initial public offering price. The second warrant entitles the holder following the Offering to purchase 2.5% of the Common Stock immediately prior to the Offering (but giving effect to the Combination). The second warrant will be exercisable only if the market price of the Common Stock increases to certain threshold levels, or earlier under certain circumstances involving the merger or sale of the Company.

     All such issuances of Common Stock have been made in reliance upon the exemption from registration afforded by Section 4(2) under the Securities Act.

     The foregoing amounts (except with respect to the option granted in September 1997) have not been adjusted for the stock dividend that will be declared by the Board of Directors of Provant prior to the consummation of the Offering.

ITEM 16.  EXHIBITS

                                                                                       SEQUENTIAL
EXHIBIT                                   DESCRIPTION                                   PAGE NO.
-------   ---------------------------------------------------------------------------  ----------
  +1      Form of Underwriting Agreement.............................................
  *2.1    Agreement and Plan of Merger by and among Provant, Inc., Behavioral
          Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Behavioral
          Technology, Inc. and Paul C. Green, Ph.D. .................................
  *2.2    Agreement and Plan of Merger by and among Provant, Inc., Decker Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, Decker Communications, Inc.,
          Bert Decker and Kenneth Taylor.............................................
  *2.3    Agreement and Plan of Merger by and among Provant, Inc., Howard Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, J. Howard & Associates, Inc.,
          Jeffrey P. Howard and Marc S. Wallace......................................
  *2.4    Agreement and Plan of Merger by and among Provant, Inc., LSS Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, Robert Steinmetz, Ph.D., and
          Associates, Inc., Edwin Bauch as Trustee of the Steinmetz Children's Trust
          u/d/t dated December 31, 1996, Edwin Bauch as Trustee of the King
          Children's Trust u/d/t dated December 31, 1996, John F. King and Robert A.
          Steinmetz, Ph.D. ..........................................................
  *2.5    Agreement and Plan of Merger by and among Provant, Inc., MOHR Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, MOHR Retail Learning Systems,
          Inc., Herbert Cohen, Judith Cohen and Michael Patrick......................
  *2.6    Agreement and Plan of Merger by and among Provant, Inc., Paul M. Verrochi,
          Dominic J. Puopolo, Star Mountain, Inc., Star Acquisition Corp. and Carl
          von Sternberg..............................................................
  *2.7    Agreement and Plan of Merger by and among Provant, Inc., Novations
          Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Novations Group,
          Inc., Joseph Folkman, Joseph Hanson, Kurt Sandholtz, Norman Smallwood,
          Randy Stott and Jonathan Younger...........................................
  *3.1    Certificate of Incorporation of the Company................................
  *3.2    By-laws of the Company.....................................................
  *4.1    Form of Specimen Stock Certificate.........................................
  *5      Opinion of Nutter, McClennen & Fish, LLP...................................
 *10.1    1998 Equity Incentive Plan.................................................
 *10.2    Stock Plan for Non-Employee Directors......................................
 *10.3    1998 Employee Stock Purchase Plan..........................................
 *10.4    Form of Warrants to Messrs. Verrochi and Puopolo...........................
 *10.5    Form of Contingent Warrants to Messrs. Verrochi and Puopolo................
 *10.6    Form of Employment Agreement between Rajiv Bhatt and Provant, Inc. ........
 *10.7    Form of Employment Agreement between MOHR Acquisition Corp., Herbert A.
          Cohen, and Provant, Inc. ..................................................
 *10.8    Form of Employment Agreement between Decker Acquisition Corp., Bert Decker, and Provant, Inc. .........................................................
 *10.9    Form of Employment Agreement between Philip Gardner and Provant, Inc. .....
 *10.10   Form of Employment Agreement between Behavioral Acquisition Corp., Paul C.
          Green, and Provant, Inc. ..................................................
 *10.11   Form of Employment Agreement between Novations Acquisition Corp., Joe
          Hanson, and Provant, Inc. .................................................
 *10.12   Form of Employment Agreement between LSS Acquisition Corp., John F. King, and Provant, Inc. .........................................................

                                                                                       SEQUENTIAL
EXHIBIT                                   DESCRIPTION                                   PAGE NO.
-------   ---------------------------------------------------------------------------  ----------
 *10.13   Form of Employment Agreement between Dominic J. Puopolo and Provant,
          Inc. ......................................................................
 *10.14   Form of Employment Agreement between A. Carl von Sternberg and Provant,
          Inc. ......................................................................
 *10.15   Form of Employment Agreement between Paul M. Verrochi and Provant, Inc. ...
 *10.16   Form of Employment Agreement between Howard Acquisition Corp., Marc S.
          Wallace, and Provant, Inc. ................................................
 *10.17   Form of Employment Agreement between John H. Zenger and Provant, Inc. .....
 *10.18   Form of Consulting Agreement between Michael J. Davies and Provant, Inc....
 *10.19   Lease Agreement between Behavioral Technology, Inc. and Paul C. Green,
          Ph.D.......................................................................
 *10.20   Lease Agreement between Novations Group, Inc. and Novations Partners,
          L.L.C. ....................................................................
 *10.21   Promissory note of A. Carl von Sternberg...................................
 *10.22   Form of Consulting Agreement between Donald W. Glazer and Provant, Inc.....
 +21      Subsidiaries of the Registrant.............................................
 +23.1    Consent of KPMG Peat Marwick LLP...........................................
 +23.2    Consent of Friedman & Fuller, P.C..........................................
 *23.3    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)..........
 +24      Power of Attorney (contained in the signature page to this Registration
          Statement).................................................................
 +27      Financial Data Schedule....................................................
 +99.1    Consent of Rajiv Bhatt.....................................................
 +99.2    Consent of Herbert A. Cohen................................................
 +99.3    Consent of Michael J. Davies...............................................
 +99.4    Consent of Bert Decker.....................................................
 +99.5    Consent of Philip Gardner..................................................
 +99.6    Consent of Paul C. Green...................................................
 +99.7    Consent of Joe Hanson......................................................
 +99.8    Consent of John F. King....................................................
 +99.9    Consent of Dominic J. Puopolo..............................................
 +99.10   Consent of A. Carl von Sternberg...........................................
 +99.11   Consent of Paul M. Verrochi................................................
 +99.12   Consent of Marc S. Wallace.................................................
 +99.13   Consent of John H. Zenger..................................................

---------------
* To be filed by amendment.

+ Filed herewith.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 12th day of February 1998.

                                          PROVANT, INC.

                                          By: /s/   PAUL M. VERROCHI
                                            ------------------------------------
                                            Paul M. Verrochi
                                            President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Paul M. Verrochi, Dominic J. Puopolo, Constantine Alexander and James E. Dawson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-1 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  ------------------

           /s/ PAUL M. VERROCHI             Chief Executive Officer and       February 12, 1998
------------------------------------------    Director
             Paul M. Verrochi

          /s/ DOMINIC J. PUOPOLO            Chief Financial Officer and       February 12, 1998
------------------------------------------    Director
            Dominic J. Puopolo

             /s/ RAJIV BHATT                Chief Accounting Officer          February 12, 1998
------------------------------------------
               Rajiv Bhatt

                                 EXHIBIT INDEX

                                                                                       SEQUENTIAL
EXHIBIT                                   DESCRIPTION                                   PAGE NO.
-------   ---------------------------------------------------------------------------  ----------
  +1      Form of Underwriting Agreement.............................................
  *2.1    Agreement and Plan of Merger by and among Provant, Inc., Behavioral
          Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Behavioral
          Technology, Inc. and Paul C. Green, Ph.D. .................................
  *2.2    Agreement and Plan of Merger by and among Provant, Inc., Decker Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, Decker Communications, Inc.,
          Bert Decker and Kenneth Taylor.............................................
  *2.3    Agreement and Plan of Merger by and among Provant, Inc., Howard Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, J. Howard & Associates, Inc.,
          Jeffrey P. Howard and Marc S. Wallace......................................
  *2.4    Agreement and Plan of Merger by and among Provant, Inc., LSS Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, Robert Steinmetz, Ph.D., and
          Associates, Inc., Edwin Bauch as Trustee of the Steinmetz Children's Trust
          u/d/t dated December 31, 1996, Edwin Bauch as Trustee of the King
          Children's Trust u/d/t dated December 31, 1996, John F. King and Robert A.
          Steinmetz, Ph.D. ..........................................................
  *2.5    Agreement and Plan of Merger by and among Provant, Inc., MOHR Acquisition
          Corp., Paul M. Verrochi, Dominic J. Puopolo, MOHR Retail Learning Systems,
          Inc., Herbert Cohen, Judith Cohen and Michael Patrick......................
  *2.6    Agreement and Plan of Merger by and among Provant, Inc., Paul M. Verrochi,
          Dominic J. Puopolo, Star Mountain, Inc., Star Acquisitions Corp. and Carl
          von Sternberg..............................................................
  *2.7    Agreement and Plan of Merger by and among Provant, Inc., Novations
          Acquisition Corp., Paul M. Verrochi, Dominic J. Puopolo, Novations Group,
          Inc., Joseph Folkman, Joseph Hanson, Kurt Sandholtz, Norman Smallwood,
          Randy Stott and Jonathan Younger...........................................
  *3.1    Certificate of Incorporation of the Company................................
  *3.2    By-laws of the Company.....................................................
  *4.1    Form of Specimen Stock Certificate.........................................
  *5      Opinion of Nutter, McClennen & Fish, LLP...................................
 *10.1    1998 Equity Incentive Plan.................................................
 *10.2    Stock Plan for Non-Employee Directors......................................
 *10.3    1998 Employee Stock Purchase Plan..........................................
 *10.4    Form of Warrants to Messrs. Verrochi and Puopolo...........................
 *10.5    Form of Contingent Warrants to Messrs. Verrochi and Puopolo................
 *10.6    Form of Employment Agreement between Rajiv Bhatt and Provant, Inc. ........
 *10.7    Form of Employment Agreement between MOHR Acquisition Corp., Herbert A.
          Cohen, and Provant, Inc. ..................................................
 *10.8    Form of Employment Agreement between Decker Acquisition Corp., Bert Decker, and Provant, Inc. .........................................................
 *10.9    Form of Employment Agreement between Philip Gardner and Provant, Inc. .....
 *10.10   Form of Employment Agreement between Behavioral Acquisition Corp., Paul C.
          Green, and Provant, Inc. ..................................................
 *10.11   Form of Employment Agreement between Novations Acquisition Corp., Joe
          Hanson, and Provant, Inc. .................................................
 *10.12   Form of Employment Agreement between LSS Acquisition Corp., John F. King, and Provant, Inc. .........................................................
 *10.13   Form of Employment Agreement between Dominic J. Puopolo and Provant,
          Inc. ......................................................................
 *10.14   Form of Employment Agreement between A. Carl von Sternberg and Provant,
          Inc. ......................................................................
 *10.15   Form of Employment Agreement between Paul M. Verrochi and Provant, Inc. ...

                                                                                       SEQUENTIAL
EXHIBIT                                   DESCRIPTION                                   PAGE NO.
-------   ---------------------------------------------------------------------------  ----------
 *10.16   Form of Employment Agreement between Howard Acquisition Corp., Marc S.
          Wallace, and Provant, Inc. ................................................
 *10.17   Form of Employment Agreement between John H. Zenger and Provant, Inc. .....
 *10.18   Form of Consulting Agreement between Michael J. Davies and Provant, Inc....
 *10.19   Lease Agreement between Behavioral Technology, Inc. and Paul C. Green,
          Ph.D.......................................................................
 *10.20   Lease Agreement between Novations Group, Inc. and Novations Partners,
          L.L.C. ....................................................................
 *10.21   Promissory note of A. Carl von Sternberg...................................
 *10.22   Form of Consulting Agreement between Donald W. Glazer and Provant, Inc.....
 +21      Subsidiaries of the Registrant.............................................
 +23.1    Consent of KPMG Peat Marwick LLP...........................................
 +23.2    Consent of Friedman & Fuller, P.C..........................................
 *23.3    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)..........
 +24      Power of Attorney (contained in the signature page to this Registration
          Statement).................................................................
 +27      Financial Data Schedule....................................................
 +99.1    Consent of Rajiv Bhatt.....................................................
 +99.2    Consent of Herbert A. Cohen................................................
 +99.3    Consent of Michael J. Davies...............................................
 +99.4    Consent of Bert Decker.....................................................
 +99.5    Consent of Philip Gardner..................................................
 +99.6    Consent of Paul C. Green...................................................
 +99.7    Consent of Joe Hanson......................................................
 +99.8    Consent of John F. King....................................................
 +99.9    Consent of Dominic J. Puopolo..............................................
 +99.10   Consent of A. Carl von Sternberg...........................................
 +99.11   Consent of Paul M. Verrochi................................................
 +99.12   Consent of Marc S. Wallace.................................................
 +99.13   Consent of John H. Zenger..................................................

---------------
* To be filed by amendment.

+ Filed herewith.